UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The NASDAQ OMX Group, Inc.

(Name of Registrant as Specified In its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 27, 2014

Dear Fellow NASDAQ OMX Stockholder:

We are pleased to enclose this year’s proxy statement and to invite you to attend our 2014 annual meeting of stockholders. For your convenience, you may attend the annual meeting in person in Stockholm or New York or via a live webcast on our website at http://ir.nasdaqomx.com/events.cfm. While we look forward to sharing information about NASDAQ OMX with you at the annual meeting, below is a brief summary of some of the company’s recent significant achievements.

Business and Financial Highlights

The company’s 2013 financial results were impressive as we ended the year with several record numbers in the fourth quarter, including net revenues, non-GAAP net income and non-GAAP earnings per share (EPS).(1) While our transaction business grew, we continued to diversify our business. Non-transaction based revenues now constitute over 70% of net revenues, and the company saw organic revenue growth in 2013 in the majority of our businesses, including Market Data Products, Index Licensing and Services, Market Technology and Corporate Solutions. In addition, we are pleased that the company is able to deliver record results even after making very significant investments in our future. Recent new initiatives include NLX, a London-based market offering a range of both short-term and long-term interest rate derivative products, NASDAQ Private Market, a marketplace for private growth companies, and significant infrastructure investments that will be critical in realizing the full potential of our Corporate Solutions business.

We also are proud of the company’s numerous business accomplishments during 2013. Index Licensing and Services launched the second phase of the NASDAQ Global Index Family, which includes approximately 21,000 indexes, and the company is now one of few providers to have licensed products covering every major asset class. Market Technology announced several very significant new partnerships during the year, including Boerse Stuttgart and Borsa Istanbul, contributing to a record new order intake, and ended the year with a record backlog. Finally, in 2013 we welcomed 126 initial public offerings on The NASDAQ Stock Market and 273 new listings across our global markets, a five-year high.

2013 was also a transformative year for NASDAQ OMX as the company closed the strategic acquisitions of Thomson Reuters’ Investor Relations, Public Relations and Multimedia Solutions businesses and eSpeed, an electronic platform for trading U.S. Treasuries. Both acquisitions were accretive to EPS in 2013, and added to the organic earnings growth the company experienced. More importantly the progress continues on delivering the synergy potential of both transactions, and we are excited about the company’s broadening of its product suite, customer base and cross-selling opportunities as a result of these acquisitions.

Focus on Capital

As a function of NASDAQ OMX’s strong competitive position, focus on results and moderate capital requirements, our businesses generate substantial cash flow. We recognize the importance to stockholders of appropriate allocation of this capital to the best return opportunities, and the board dedicates substantial time and energy to reviewing the alternatives for capital deployment, including reinvestment internally, potential acquisitions and capital return alternatives. The board reviews potential returns on proposed opportunities and monitors actual returns on invested capital by project. The board also strives to determine the best capital structure to support our business and strategies and to optimize stockholder returns. In 2013, the company increased its investment in internal initiatives and made two significant acquisitions that represented attractive return on capital opportunities relative to the cost of capital. We remain committed to effective capital management at NASDAQ OMX.

Continued Emphasis on Technology

The company has continued to improve its infrastructure, particularly in the technology area. NASDAQ OMX is a leading technology solutions provider that powers more than 70 marketplaces in 50 countries around the world. As a technology leader, the company continuously focuses on improving its technology for its customers and internally with its own systems. Recently, the company has taken a number of concrete steps in the technology area to advance its goal of technological excellence. At the board level, we are proposing to add a new director, Ms. Charlene T. Begley, a highly respected leader who previously served as the chief information officer at General Electric Company. Over the past several years, the board has increased its focus on technology issues, and we believe that Ms. Begley’s expertise will enhance the discussions in this area.

Consistent with our pay for performance culture, the management compensation committee and board of directors also are working to expand our executive compensation program’s emphasis on systems resiliency in 2014.

Commitment to Corporate Sustainability and Compliance

In 2013 and early 2014, NASDAQ OMX continued its commitment to corporate sustainability and compliance. The board supports these efforts and notes that efficiency and transparency have long been guiding principles at NASDAQ OMX. In particular, the company uses its leadership position to promote best practices in the sustainability area to fellow exchanges, listed companies and other stakeholders. The company is leading a working group of other exchanges under the auspices of the World Federation of Exchanges and hosts regular events for listed companies and others on environmental, social and corporate governance (ESG) topics. Beyond sustainability, in 2013 the company created a global compliance council, under the leadership of the chief regulatory officer, that manages an overarching program relating to regulatory and corporate compliance. NASDAQ OMX also continues its mandatory education for all employees on ethics and compliance issues, with emphasis on anti-bribery statutes, securities trading policies and conflicts of interest.

Leadership Role on Corporate Governance and Other Policy Issues

Over the past year, NASDAQ OMX played a leadership role in the global financial community by advocating on behalf of both public and private companies on wide ranging policy issues. In the corporate governance area, NASDAQ OMX led efforts to increase the transparency of proxy advisory firms on their voting methodologies and potential conflicts of interest. Notably, NASDAQ OMX filed a petition with the U.S. Securities and Exchange Commission (SEC) to seek action on this topic in October 2013. NASDAQ OMX’s recent public policy agenda also has focused on immigration reform, job growth, capital formation and other issues that affect a wide variety of companies and their stockholders. In the year ahead, we expect to continue to play a role in these and other important policy matters.

Both the board and management value strong, ongoing communication with our stockholders. In particular, we listen and respond to feedback from our own stockholders on corporate governance issues. With the full support of the board, NASDAQ OMX amended its governance documents in early 2014, following SEC approval, in response to such feedback. The amendments replaced the supermajority voting standards in NASDAQ OMX’s governance documents with voting standards requiring the approval of a majority of the outstanding shares of NASDAQ OMX’s common stock. In addition, the amendments implemented the ability for stockholders holding at least 15% of NASDAQ OMX’s voting power to call a special meeting under certain circumstances. NASDAQ OMX also has adopted a prohibition on hedging and pledging by directors and Section 16 officers.

We continue to be optimistic about NASDAQ OMX’s strategy and long-term success. We encourage you to vote your proxy as soon as possible so that your shares will be represented in the voting results.

The Board of Directors of The NASDAQ OMX Group, Inc.

(1)	Net revenues represent revenues less transaction rebates, brokerage, clearance and exchange fees.

THE NASDAQ OMX GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2014

To the Stockholders of The NASDAQ OMX Group, Inc.:

Please take notice that the annual meeting of stockholders of The NASDAQ OMX Group, Inc., a Delaware corporation, will be held at NASDAQ OMX’s offices located at Tullvaktsvägen 15, 115 56 Stockholm, Sweden, on May 7, 2014, at 4:00 p.m. (CEST). Alternately, stockholders may join the meeting by live videoconference from NASDAQ MarketSite, Four Times Square, New York, New York 10036, at 10:00 a.m. (EDT). We also will offer a live webcast of the annual meeting on our website at http://ir.nasdaqomx.com/events.cfm.

The annual meeting will be held for the following purposes, all as described in the attached proxy statement:

1.	to elect 11 directors for a one-year term;

2.	to ratify the appointment of Ernst & Young LLP as NASDAQ OMX’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	to approve the company’s executive compensation on an advisory basis;

4.	to approve the NASDAQ OMX Equity Incentive Plan (Equity Plan), as amended and restated;

5.	to approve an amendment of NASDAQ OMX’s Amended and Restated Certificate of Incorporation (Charter) to conform a provision to an analogous provision in NASDAQ OMX’s By-Laws (By-Laws); and

6.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

We urge you to read carefully the attached proxy statement for additional information concerning the matters to be considered at this meeting.

Our board of directors has fixed the close of business on March 17, 2014 as the record date for the determination of stockholders entitled to vote at the annual meeting. Only holders of record at the close of business on the record date will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment of the meeting. A list of these holders will be available at the annual meeting, and for at least 10 days prior to the annual meeting, at our principal executive offices at One Liberty Plaza, 50th Floor, New York, New York 10006.

To ensure your representation at the 2014 annual meeting of stockholders, you are urged to vote, whether or not you plan to attend the meeting, by proxy by one of the following methods as promptly as possible:

1.	submit a proxy via the Internet or telephone pursuant to the instructions provided in the notice of Internet availability of proxy materials that we will mail no later than March 27, 2014 to stockholders as of the record date; or

2.	request printed copies of the proxy materials by mail pursuant to the instructions provided in the notice of Internet availability of proxy materials and complete, sign, date and return the proxy card that you will receive in response to your request.

If you wish to attend the meeting in Stockholm or the live videoconference in New York, you will need to request an admission ticket in advance. You can request a ticket by following the instructions set forth on page 7 of the proxy statement under the heading “What do I need to do to attend the annual meeting or live videoconference?”. If you attend the meeting or live videoconference, you may revoke your proxy and vote in person, even if you have previously submitted a proxy for your NASDAQ OMX shares.

By Order of the Board of Directors,

Robert Greifeld

Chief Executive Officer

New York, New York

March 27, 2014

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and we invite you to read the entire proxy statement, as well as our annual report on Form 10-K, as filed with the SEC on February 24, 2014 (Form 10-K), carefully before voting.

ANNUAL MEETING INFORMATION

Time and Date:	4:00 p.m. (CEST)/10:00 a.m. (EDT) on Wednesday, May 7, 2014
Place:	In-person: NASDAQ OMX Tullvaktsvägen 15 115 56 Stockholm Sweden		Live videoconference at: NASDAQ MarketSite Four Times Square New York, New York 10036
Record Date:	March 17, 2014

Voting Methods:	Attending the meeting or live videoconference and voting in person	Submitting your proxy by Internet (http://www.proxyvote.com) or telephone	If you request a printed copy of the proxy materials, completing, signing, dating and returning the proxy card in the envelope provided	Scanning this QR code to access the voting site from your mobile device
Attending the Meeting or Live Videoconference:	If you wish to attend the meeting in Stockholm or the live videoconference in New York, you will need to request an admission ticket in advance. You can request a ticket by following the instructions set forth on page 7 of the proxy statement under the heading “What do I need to do to attend the annual meeting or live videoconference?”.

ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS

Proposal	Voting Standard	Effect of Abstentions and Broker Non- Votes	Board Voting Recommendation	Page Reference

Election of 11 directors	Majority of votes cast	Not counted as votes cast and therefore have no effect	FOR EACH NOMINEE	10
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014	Majority of votes present in person or represented by proxy	Abstentions have the effect of a vote against the proposal; there will not be broker non-votes	FOR	31
Advisory vote to approve the company’s executive compensation on an advisory basis	Majority of votes present in person or represented by proxy	Abstentions have the effect of a vote against the proposal; broker non-votes have no effect	FOR	34
Approval of the Equity Plan, as amended and restated	Majority of votes present in person or represented by proxy	Abstentions have the effect of a vote against the proposal; broker non-votes have no effect	FOR	77
Approval of an amendment of NASDAQ OMX’s Charter to conform a provision to an analogous provision in NASDAQ OMX’s By-Laws	Majority of the outstanding shares of NASDAQ OMX’s common stock	Have the effect of a vote against the proposal	FOR	90

THE NASDAQ OMX GROUP, INC.    1

BOARD NOMINEES

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Name	Age	Classification	Director Since
Charlene T. Begley	47	Non-Industry; Public	—
Steven D. Black	61	Non-Industry; Public	2011
Börje E. Ekholm	51	Non-Industry	2011
Robert Greifeld	56	Staff	2003
Glenn H. Hutchins	58	Industry	2005
Essa Kazim	55	Non-Industry	2008
John D. Markese	68	Non-Industry; Public	1996
Ellyn A. McColgan	60	Non-Industry; Public	2012
Thomas F. O’Neill	67	Non-Industry	2003
Michael R. Splinter	63	Non-Industry; Issuer	2008
Lars R. Wedenborn	55	Non-Industry	2008

FINANCIAL HIGHLIGHTS

2013 was a transformative year for NASDAQ OMX as we continued to diversify our revenue stream, achieved many business successes and closed two strategic acquisitions. The chart below summarizes key NASDAQ OMX financial results for the fiscal year ended December 31, 2013 when compared with the same period in 2012. For additional information, see “Compensation Discussion and Analysis – Executive Summary – 2013 Business Highlights” on page 35.

	Year Ended December 31,

	2013	2012	Percentage Change

	(in millions, except per share amounts)
Revenues less transaction rebates, brokerage, clearance and exchange fees	$ 1,895	$ 1,674	13.2%
Diluted EPS	$ 2.25	$ 2.04	10.3%
Stock price per share(1)	$ 39.80	$ 24.99	59.3%

(1)	Represents the closing market price of our common stock on the last trading day of each year.

THE NASDAQ OMX GROUP, INC.    2

EXECUTIVE COMPENSATION HIGHLIGHTS

In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to the named executive officers generally increased in 2013 as compared to 2012. The following table shows each named executive officer’s total cash compensation, including salary and cash incentive awards, for 2013. Total cash compensation does not include all of the elements of compensation that comprise total compensation as reported in the Summary Compensation Table. For additional information, see “Compensation Discussion and Analysis” on page 35 and “Executive Compensation” on page 57.

Named Executive Officer	Salary ($)	Cash Incentive Award ($)	2013 Total Cash Compensation ($)

Robert Greifeld	$1,000,000	$2,794,050	$ 3,794,050
Chief Executive Officer
Lee Shavel	$500,000	$1,135,500	$1,635,500
Chief Financial Officer and Executive Vice President, Corporate Strategy
Hans-Ole Jochumsen(1)	$516,096	$1,383,168	$1,899,264
Executive Vice President, Global Market Services
Edward S. Knight	$500,000	$1,106,625	$1,606,625
Executive Vice President, General Counsel and Chief Regulatory Officer
Bradley J. Peterson	$412,885	$915,300	$1,728,185(2)
Executive Vice President and Chief Information Officer

(1)	For Mr. Jochumsen, certain amounts reported in this proxy statement were paid in Swedish krona. These amounts are converted to U.S. dollars from krona at an exchange rate of $0.1536 per krona, which was the average exchange rate for 2013.

(2)	Mr. Peterson’s 2013 total cash compensation also includes a one-time cash payment of $400,000 in connection with his hiring in February 2013.

THE NASDAQ OMX GROUP, INC.    3

EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE BEST PRACTICES

We regularly engage with our stockholders to discuss executive compensation, corporate governance and other issues. As detailed further in this proxy statement, the following executive compensation and corporate governance best practices are key aspects of our programs.

Executive Compensation Best Practices	Corporate Governance Best Practices
Pay for Performance Philosophy	Replacement of Supermajority Voting Requirements
Prohibition on Hedging and Pledging	Stockholder Ability to Call a Special Meeting
Stock Ownership Guidelines	Majority Voting for Directors in Uncontested Elections
Stock Holding Requirement	Annual Election of Directors
Limited Share Recycling Provision	Separation of Board Chairman and CEO
Frozen Pension Plan, Frozen SERP and Discontinued Supplemental Employer Retirement Contributions (ERCs)	Board Meets Regularly in Executive Session
Limited Severance Arrangements	No Director Attended Fewer Than 75% of Board and Committee Meetings
“Double Trigger” Change in Control Agreements	Annual Board and Committee Evaluations
Elimination of Tax Gross-Up Payments on Severance Arrangements	Corporate Governance Guidelines
Limited Perquisites	Global Ethics and Compliance Program and Confidential Whistleblower Process
Incentive Recoupment Policy	No “Poison Pill”
Limited Employment Agreements	Comprehensive Succession Planning Program
Engagement of Independent Compensation Consultant	Strong Risk Management Program
Extensive Risk Assessment of Compensation Program	Corporate Sustainability Program

THE NASDAQ OMX GROUP, INC.    4

THE NASDAQ OMX GROUP, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2014

We are furnishing this proxy statement to the stockholders of The NASDAQ OMX Group, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use in voting at the annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice of annual meeting, and at any and all adjournments or postponements of this meeting.

In accordance with rules of the SEC, instead of mailing printed copies of our proxy materials to each stockholder of record, we are furnishing the proxy materials for the 2014 annual meeting by providing access to these documents on the Internet. A notice of Internet availability of proxy materials is being mailed to our stockholders. We first mailed or delivered this notice on or about March 27, 2014. The notice of Internet availability contains instructions for accessing and reviewing our proxy materials and submitting a proxy over the Internet. Our proxy materials were made available at www.proxyvote.com on the date that we first mailed or delivered the notice of Internet availability. The notice also will tell you how to request our proxy materials in printed form or by e-mail, at no charge. The notice contains a control number that you will need to submit a proxy for your shares.

THE ANNUAL MEETING

When and where is the meeting? The annual meeting is scheduled to be held at NASDAQ OMX’s offices located at Tullvaktsvägen 15, 115 56 Stockholm, Sweden, on May 7, 2014, at 4:00 p.m. (CEST). Alternately, stockholders may join the meeting by live videoconference from NASDAQ MarketSite, Four Times Square, New York, New York 10036, at 10:00 a.m. (EDT). We also will offer a live webcast of the annual meeting on our website at http://ir.nasdaqomx.com/events.cfm.

Why is the meeting being held in Stockholm? NASDAQ OMX is a global company with stockholders, customers and employees all over the world. Many of our European businesses are located in Stockholm, which is the site of our largest office in terms of headcount. We are pleased to announce that on this basis our 2014 annual meeting will take place in Stockholm. If it is more convenient, stockholders may join the meeting by live videoconference from NASDAQ MarketSite, Four Times Square, New York, New York 10036. Stockholders joining the meeting by live videoconference will have the same opportunity to ask questions as stockholders joining in person in Stockholm. Additionally, stockholders are invited to join the meeting via live webcast.

What is the purpose of the meeting? At the annual meeting, NASDAQ OMX’s stockholders will be asked to consider and vote upon each of the following matters:

1.	to elect 11 directors for a one-year term;

2.	to ratify the appointment of Ernst & Young LLP as NASDAQ OMX’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	to approve the company’s executive compensation on an advisory basis;

4.	to approve the Equity Plan, as amended and restated;

THE NASDAQ OMX GROUP, INC.    5

5.	to approve an amendment of NASDAQ OMX’s Charter to conform a provision to an analogous provision in NASDAQ OMX’s By-Laws; and

6.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Who is entitled to vote? Only holders of record listed on the books of NASDAQ OMX at the close of business on March 17, 2014 (record date) of NASDAQ OMX’s common stock, par value $0.01 per share, will be entitled to notice of, and to vote at, the annual meeting. As of the record date, there were outstanding 170,178,388 shares of common stock.

A list of holders entitled to vote at the annual meeting will be available at the annual meeting and for at least 10 days prior to the annual meeting, between the hours of 9:00 a.m. and 5:00 p.m. (EDT), at our principal executive offices, One Liberty Plaza, 50th Floor, New York, New York 10006. You may arrange to review this list by contacting NASDAQ OMX’s corporate secretary, Joan C. Conley (corporatesecretary@nasdaqomx.com).

How many votes do I have? Each share of common stock has one vote, subject to the voting limitation in our Charter that generally prohibits a stockholder from voting in excess of 5% of the total voting power of NASDAQ OMX.

Is my vote confidential? Your individual vote is confidential and will not be disclosed to third parties. Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be displayed except as required by law.

What constitutes a quorum? The presence of the holders of a majority (greater than 50%) of the votes entitled to be cast at the meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you submit a proxy by Internet, by telephone or by returning a signed and dated proxy card (if proxy materials are requested in printed form) or if you vote in person at the annual meeting or live videoconference. Abstentions and broker non-votes are counted as present and entitled to vote at the meeting for purposes of determining a quorum.

Who counts the votes? Broadridge Financial Solutions, Inc. tabulates the votes and acts as inspector of elections.

How do I vote? You can ensure that your NASDAQ OMX shares are voted at the meeting by:

•	attending the meeting or live videoconference and voting in person, as discussed below;

•	submitting your proxy by Internet (www.proxyvote.com) or telephone; or

•	if you request a printed copy of proxy materials, completing, signing, dating and returning the proxy card in the envelope provided.

Proxy Submission by Internet. You have the option to submit a proxy for your shares through the Internet. The notice of Internet availability of proxy materials contains the website address (www.proxyvote.com) for Internet proxy submission. Internet proxy submission is available 24 hours a day until 11:59 p.m. (EDT) on May 6, 2014. You must enter your control number, which is printed in the lower right hand corner of the notice of Internet availability, and you will be given the opportunity to confirm that your instructions have been properly recorded.

Proxy Submission by Telephone. You have the option to submit a proxy for your shares by telephone. The notice of Internet availability of proxy materials will have information about Internet proxy submission, but is not permitted to include a telephone number for submitting a proxy by phone because that would enable a stockholder to submit a proxy without first accessing the proxy materials.

The instructions for telephonic proxy submission are provided on the website where the proxy materials can be viewed. You will be provided with a telephone number for submitting your proxy at this site.

THE NASDAQ OMX GROUP, INC.    6

Alternatively, if you request paper copies of the proxy materials, your proxy card will list a toll-free telephone number that you may use to submit a proxy for your shares. Telephone proxy submission is available 24 hours a day until 11:59 p.m. (EDT) on May 6, 2014. When you submit a proxy by telephone, you will be required to enter your control number. You will then receive easy-to-follow voice prompts allowing you to instruct the proxy holders how to vote your shares and to confirm that your instructions have been properly recorded. If you are located outside the United States or Canada, you should instruct the proxy holders how to vote your shares by Internet or by mail.

Proxy Submission by Mail. If you choose to submit a proxy by mail after requesting and receiving printed proxy materials, simply complete, sign and date your proxy card and return it in the postage-paid envelope provided.

How do I complete the proxy? The proxy provides that each stockholder may vote his or her NASDAQ OMX shares “For” or “Against” or “Abstain” for individual nominees and for each of the other proposals. Whichever method you select to transmit your instructions, the proxy holders will vote your shares as provided by those instructions. IF YOU PROVIDE A PROXY WITHOUT SPECIFIC VOTING INSTRUCTIONS, YOUR NASDAQ OMX SHARES WILL BE VOTED BY THE PROXY HOLDERS “FOR” THE ELECTION OF THE DIRECTORS NAMED IN THIS PROXY STATEMENT AND “FOR” PROPOSALS II, III, IV and V.

If your NASDAQ OMX shares are held by a broker, bank or other nominee that does not have express authority to vote on a particular matter, you will receive instructions from your nominee, which you must follow to have your NASDAQ OMX shares voted. The broker, bank or other nominee may vote only the NASDAQ OMX shares that it holds for you as provided by your instructions, subject to certain exceptions described below.

What do I need to do to attend the annual meeting or live videoconference? If you wish to attend the annual meeting or live videoconference, you must be a stockholder on the record date and request an admission ticket in advance by visiting www.proxyvote.com and following the instructions provided (you will need the 12 digit number included on your proxy card, voter instruction form or notice). Tickets will be issued only to stockholders. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 11:59 p.m. (EDT) on May 6, 2014. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis.

At the meeting and live videoconference, each stockholder will be required to present a valid picture identification such as a driver’s license or passport with their admission ticket. If you are a beneficial owner of NASDAQ OMX shares held by a bank, broker or other nominee, you also will need proof of ownership to be admitted to the meeting or live videoconference. A recent brokerage statement or letter from the bank, broker or other nominee is an example of proof of ownership. If you want to vote in person and your NASDAQ OMX shares are held by a bank, broker or other nominee, you will have to obtain a proxy, executed in your favor, from the holder of record.

Directions to the annual meeting and live videoconference are available at http://ir.nasdaqomx.com/annuals.cfm. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting or live videoconference. You may be required to enter through a security check point before being granted access to the meeting or live videoconference.

How is the meeting conducted? We intend to conduct the meeting in an orderly and timely manner. Rules of conduct for stockholders who wish to address the meeting will be distributed at the meeting. We cannot assure that every stockholder who wishes to speak on an item of business will have the opportunity to do so. The chair of the meeting may rely upon the rules of conduct, applicable law and his best judgment regarding disruptions or disorderly conduct to ensure that the meeting is conducted in an orderly manner.

THE NASDAQ OMX GROUP, INC.    7

This year, stockholders will have the opportunity to submit questions in advance of the meeting. Please visit our stockholder forum located at www.proxyvote.com to provide your questions in advance of the meeting.

What are the board’s recommendations? The NASDAQ OMX board recommends that you vote “FOR” each of the nominees for director named in Proposal I and “FOR” Proposals II, III, IV and V.

What vote is required to elect each director? Our directors are elected by the holders of a majority of votes cast at any meeting for the election of directors at which a quorum is present and there is an uncontested election. Each of the 11 nominees must receive the affirmative vote of the holders of a majority of the votes cast for the election of directors to be duly elected to the board of directors in an uncontested election. Any shares not voted, for example by abstention or, if applicable, broker non-vote, will not impact the vote. Our By-Laws and corporate governance guidelines require that, in an uncontested election, an incumbent director must submit an irrevocable resignation as a condition to his or her nomination for election. If an incumbent director fails to receive the requisite number of votes in an uncontested election, the irrevocable resignation becomes effective and such resignation will be considered by the nominating & governance committee. This committee will recommend to the full board whether or not to accept the resignation. The board is required to act on the recommendation and to disclose publicly its decision-making process with respect to the resignation. See “Proposal I: Election of Directors” and “NASDAQ OMX’s Corporate Governance” for full details of this policy. The 2014 election of directors is an uncontested election.

What vote is required to approve the other proposals? The following proposals require an affirmative vote of the holders of a majority of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions have the effect of a vote against these proposals. Broker non-votes, if applicable, have no effect on these proposals:

•	ratification of appointment of Ernst & Young LLP;

•	approval of the company’s executive compensation on an advisory basis; and

•	approval of the Equity Plan, as amended and restated.

The stockholder vote to approve executive compensation is an advisory vote only and, therefore, the result of that vote will not be binding on our board of directors or management compensation committee. Our board and management compensation committee will, however, consider the outcome of the vote when evaluating our executive compensation program in the future.

The proposed amendment to NASDAQ OMX’s Charter requires the affirmative vote of a majority of NASDAQ OMX’s outstanding shares of common stock entitled to vote generally in the election of directors, voting together as a single class. Abstentions and broker non-votes have the effect of a vote against this proposal. The proposed amendment to NASDAQ OMX’s Charter will not become effective until it is filed and effective with the SEC and the state of Delaware.

What is a broker non-vote? If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” The ratification of the appointment of Ernst & Young LLP as our registered independent public accounting firm is considered a “routine” matter. Accordingly, brokers may vote shares on this proposal without your instructions, and there will be no broker non-votes with respect to this proposal. The other proposals are considered “non-routine,” and brokers cannot vote shares on these proposals without your instructions.

THE NASDAQ OMX GROUP, INC.    8

If you hold your shares through a broker, it is important that you cast your vote if you want it to count on all of the matters to be considered at the annual meeting other than the ratification of the appointment of our independent registered public accounting firm. Thus, if you hold your shares in street name and you do not instruct your broker how to vote on these matters, no votes will be cast on your behalf.

What if other items come up at the annual meeting and I am not there to vote? We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you provide your voting instructions by Internet or telephone, or return a signed and dated proxy card, you give the proxy holders the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting. If the meeting is adjourned or postponed, your NASDAQ OMX shares may be voted by the proxy holders on the new meeting date, unless you have revoked your proxy instructions before that date.

Can I change my vote? You can change your vote by revoking your proxy at any time before it is exercised in one of three ways:

•	submit a later dated proxy (including a proxy submitted through the Internet, by telephone or by proxy card);

•	notify NASDAQ OMX’s corporate secretary, Joan C. Conley (corporatesecretary@nasdaqomx.com), that you are revoking your proxy; or

•	vote in person at the annual meeting or live videoconference.

If you are a beneficial owner of NASDAQ OMX shares held by a bank, broker or other nominee, you will need to contact the bank, broker or other nominee to revoke your proxy.

When will the results of the voting be available? Votes will be tabulated by Broadridge Financial Solutions, Inc., the independent inspector of elections appointed for the meeting. Preliminary results will be announced at the meeting and, thereafter, final results will be reported in a current report on Form 8-K, which is expected to be filed with the SEC within four business days after the meeting.

Who is paying the costs of this proxy solicitation? We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (who will not receive any additional compensation for these solicitations), in person or by telephone, electronic transmission and facsimile transmission. NASDAQ OMX will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their beneficial owners/customers and obtaining their proxies. We have hired AST Phoenix Advisors to assist in soliciting proxies at a fee of $7,500 plus costs and expenses for these services. Your cooperation in promptly submitting your proxy through the Internet or by telephone, or, if proxy materials are requested by mail, by completing, signing, dating and returning the enclosed proxy card will help to avoid additional expense.

Does NASDAQ OMX have a practice of householding? In a further effort to reduce printing and postage fees for the meeting notice, NASDAQ OMX has adopted a practice approved by the SEC known as “householding.” Under our practice, stockholders who have the same last name and address will receive one notice of Internet availability of proxy materials, unless one or more of these stockholders notifies us that he or she desires to continue to receive a separate copy of the notice. Beneficial owners can request information about householding from their bank, broker or other nominee of record. If you would like to receive a separate copy of the notice or, if you are a stockholder at a shared address to which we delivered multiple copies of the notice and you desire to receive one copy of the notice in the future, please contact the NASDAQ OMX Investor Relations Department in writing (Attention: Edward Ditmire, One Liberty Plaza, 49th Floor, New York, New York 10006), by email (investor.relations@nasdaqomx.com) or by telephone (+1 212 401 8737).

THE NASDAQ OMX GROUP, INC.    9

PROPOSAL I

ELECTION OF DIRECTORS

The business and affairs of NASDAQ OMX are managed under the direction of our board of directors. Our directors have diverse backgrounds and experience and represent a broad spectrum of viewpoints.

Pursuant to our Charter and By-Laws and based on our governance needs, the board may determine the total number of directors. Currently, the board is authorized to have 11 directors.

Each of the 11 nominees identified in this proxy statement has been nominated by our nominating & governance committee and board of directors for election to a one-year term. All nominees have consented to be named in this proxy statement and to serve on the NASDAQ OMX board, if elected.

In an uncontested election, our directors are elected by a majority of votes cast at any meeting for the election of directors at which a quorum is present. This election is an uncontested election, and therefore, each of the 11 nominees must receive the affirmative vote of a majority of the votes cast to be duly elected to the board of directors. Any shares not voted by abstention and broker non-votes will not impact the vote.

Our corporate governance guidelines require that, in an uncontested election, an incumbent director must submit an irrevocable resignation as a condition to his or her nomination for election. If an incumbent director fails to receive the requisite number of votes in an uncontested election, the irrevocable resignation becomes effective and such resignation will be considered by the nominating & governance committee. This committee will recommend to the full board whether or not to accept the resignation. The board is required to act on the recommendation and to disclose publicly its decision-making process with respect to the resignation. All the incumbent directors have submitted the irrevocable resignation.

BOARD RESPONSIBILITIES

In addition to its general oversight of management, the board also performs a number of specific functions, including:

•	reviewing, approving and overseeing our corporate strategies and corporate actions including long-term strategic plans and evaluating the results;

•	reviewing, approving and overseeing fundamental financial information and reporting;

•	assessing major risks and reviewing options for their mitigation;

•	overseeing management’s efforts to establish and maintain the highest legal, regulatory and ethical conduct of all businesses, including conformity with applicable global laws and regulations;

•	selecting, evaluating and approving the compensation of the Chief Executive Officer and other senior officers and overseeing succession planning for these executives;

•	evaluating the overall structure and effectiveness of the board, board members and committees and overseeing effective corporate governance;

•	providing advice and counsel to senior management; and

•	evaluating, selecting and recommending an appropriate slate of candidates to stockholders for election as directors.

SEPARATION OF ROLES OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

NASDAQ OMX separates the roles of chairman of the board and Chief Executive Officer. NASDAQ OMX believes that this separation of roles promotes more effective communication channels for the board to express its views on management. NASDAQ OMX’s Chief Executive Officer, Robert Greifeld,

THE NASDAQ OMX GROUP, INC.    10

who has over twenty years’ experience in the securities industry, is responsible for the strategic direction, day-to-day leadership and performance of NASDAQ OMX. The chairman of NASDAQ OMX’s board, Börje E. Ekholm, who brings to the board the perspective of a large stockholder, provides guidance to the Chief Executive Officer, presides over meetings and executive sessions of the board of directors and serves as the primary liaison between the Chief Executive Officer and the other directors. We believe that this separation of roles and allocation of distinct responsibilities to each role facilitates communication between senior management and the full board of directors about issues such as corporate governance, management development, succession planning, executive compensation and company performance.

DIRECTOR CLASSIFICATIONS

In accordance with SEC requirements to ensure that balanced viewpoints are represented on our board of directors, NASDAQ OMX’s By-Laws require that all directors be classified as:

•	Industry Directors;

•	Non-Industry Directors, which are further classified as either Issuer Directors or Public Directors; or

•	Staff Directors.

The number of Non-Industry Directors shall equal or exceed the number of Industry Directors. The board shall include at least two Public Directors and at least one, but no more than two, Issuer Directors. The board shall include no more than one Staff Director, unless the board consists of ten or more directors. In that case, the board shall include no more than two Staff Directors.

We establish the classification of each director based on a questionnaire with specific questions relating to the classifications. NASDAQ OMX’s corporate secretary annually certifies to the nominating & governance committee the classification of each director. The following is a general description of NASDAQ OMX’s director classifications, which are detailed in our By-Laws:

•

Industry Director means a director who is not a Staff Director and who (i) is, or within the last year was, or has an immediate family member who is, or within the last year was, a member of any of NASDAQ OMX’s self-regulatory subsidiaries; (ii) is, or within the last year was, employed by a member or a member organization of any of NASDAQ OMX’s self-regulatory subsidiaries; (iii) has an immediate family member who is, or within the last year was, an executive officer of a member or a member organization of any of NASDAQ OMX’s self-regulatory subsidiaries; (iv) has within the last year received from any member or member organization of any of NASDAQ OMX’s self-regulatory subsidiaries more than $100,000 per year in direct compensation, or received from such members or member organizations in the aggregate an amount of direct compensation that in any one year is more than 10% of the director’s annual gross compensation for such year, excluding in each case director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) is affiliated, directly or indirectly, with a member or member organization of any of NASDAQ OMX’s self-regulatory subsidiaries;

•	Non-Industry Director means a director who is not a Staff Director and who is (i) a Public Director; (ii) an Issuer Director; or (iii) any other individual who would not be an Industry Director;

•

Issuer Director means a director who is not a Staff Director and who is an officer or employee of an issuer of securities listed on a national securities exchange operated by any of NASDAQ OMX’s self-regulatory subsidiaries, excluding any director who is a director of an issuer but is not also an officer or employee of the issuer;

THE NASDAQ OMX GROUP, INC.    11

•

Public Director means a director who (i) is not an Industry Director; (ii) is not an Issuer Director; and (iii) has no material business relationship with a member or member organization of any of NASDAQ OMX’s self-regulatory subsidiaries, NASDAQ OMX or its affiliates or FINRA; and

•	Staff Director means an officer of NASDAQ OMX that is serving as a director.

DIRECTOR INDEPENDENCE

NASDAQ OMX’s common stock is currently listed on The NASDAQ Stock Market and NASDAQ Dubai Limited (NASDAQ Dubai). The rules of The NASDAQ Stock Market require that a majority of the members of our board of directors be independent. In order to qualify as independent under the listing rules of The NASDAQ Stock Market, a director must satisfy a two-part test. First, the director must not fall into any of several categories that would automatically disqualify the director from being deemed independent. These categories prohibit the finding of independence for:

•	a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company;

•

a director who accepted, or who has a family member who accepted, certain compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•

a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, certain payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more;

•

a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the company’s executive officers serve on the compensation committee of such other entity; or

•

a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

Second, no director qualifies as independent unless the board affirmatively determines that the director has no direct or indirect relationship with the company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The board’s inquiry extended to both direct and indirect relationships with the company, including ownership of stock in the company.

NASDAQ OMX also is listed on NASDAQ Dubai and, as a result, is subject to the NASDAQ Dubai listing rules and the Markets Rules of the Dubai Financial Services Authority. Under these rules, at least two directors must be independent. A director is considered independent if the board determines the director to be independent in character and judgment and to have no relationship or circumstances that are likely to affect, or could appear to affect, the director’s judgment in a manner other than in the best interests of the company.

Based upon detailed written submissions by each individual, the board has determined that all of our current directors are independent, other than Mr. Greifeld and His Excellency (H.E.) Kazim. Mr. Greifeld is deemed not to be independent because he is the Chief Executive Officer of NASDAQ OMX. H.E. Kazim is deemed not to be independent because of his affiliations with Borse Dubai Limited (Borse Dubai), Dubai Financial Market PJSC (Dubai Financial Market) and NASDAQ Dubai.

THE NASDAQ OMX GROUP, INC.    12

INFORMATION WITH RESPECT TO DIRECTOR NOMINEES

In evaluating candidates for nomination to the board, the nominating & governance committee reviews the skills, qualifications, characteristics and experience desired for the board as a whole and for its individual members, with the objective of having a board that reflects diverse backgrounds and senior level experience in the areas of global business, finance, legal and regulatory, technology and marketing. Characteristics of all directors include integrity and values, high personal and professional ethics, sound business judgment, the ability and willingness to commit sufficient time to fulfill their board responsibilities and a commitment to representing the long-term interests of our stockholders and fulfilling their responsibilities related to affiliated self-regulatory organizations.

In evaluating the suitability of individual board nominees, the nominating & governance committee takes into account many factors, including general and diverse understanding of the global economy, capital markets, finance and other disciplines relevant to the success of a large publicly-traded financial services company; a general understanding of NASDAQ OMX’s business and technology; the individual’s educational and professional background and personal accomplishments; and factors such as geographic, gender, age and ethnic diversity. The committee evaluates each individual candidate in the context of the board as a whole, with the objective of maintaining a group of directors that can further the success of NASDAQ OMX’s business, while representing the interests of stockholders, employees and the communities in which the company operates. In determining whether to recommend a board member for re-election, the nominating & governance committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board and the most recent board self-assessment. The nominating & governance committee reviews all candidates in the same manner, regardless of the source of the recommendation.

We are obligated by the terms of a stockholders’ agreement dated February 27, 2008 between NASDAQ OMX and Borse Dubai, as amended, to nominate and generally use best efforts to cause the election to the NASDAQ OMX board of one individual designated by Borse Dubai, subject to certain conditions. H.E. Kazim is the individual designated by Borse Dubai as its nominee.

Finally, we also are obligated by the terms of a stockholders’ agreement dated December 16, 2010 between NASDAQ OMX and Investor AB to nominate and generally use best efforts to cause the election to the NASDAQ OMX board of one individual designated by Investor AB, subject to certain conditions. Mr. Ekholm is the individual designated by Investor AB as its nominee.

Listed below are the nominees for directors. The information for each nominee includes the nominee’s principal occupation, business experience, certain directorships in the past five years, age as of the date of this proxy statement and the year the nominee was first elected a director. Each nominee, if elected, will serve for a one-year term expiring at the 2015 annual meeting and until the election and qualification of his or her successor.

Name	Age	Classification	Director Since

Charlene T. Begley	47	Non-Industry; Public	—
Steven D. Black	61	Non-Industry; Public	2011
Börje E. Ekholm	51	Non-Industry	2011
Robert Greifeld	56	Staff	2003
Glenn H. Hutchins	58	Industry	2005
Essa Kazim	55	Non-Industry	2008
John D. Markese	68	Non-Industry; Public	1996
Ellyn A. McColgan	60	Non-Industry; Public	2012
Thomas F. O’Neill	67	Non-Industry	2003
Michael R. Splinter	63	Non-Industry; Issuer	2008
Lars R. Wedenborn	55	Non-Industry	2008

THE NASDAQ OMX GROUP, INC.    13

NOMINEES

Charlene T. Begley is a new nominee to NASDAQ OMX’s board of directors. Ms. Begley served in various capacities for the General Electric Company, a diversified infrastructure and financial services company, from 1988 through December 2013. Most recently, Ms. Begley served in a dual role as GE’s Senior Vice President and Chief Information Officer, as well as the President and Chief Executive Officer of GE’s Home and Business Solutions business from January 2010 through December 2013. Previously, Ms. Begley served as President and Chief Executive Officer of GE Enterprise Solutions from August 2007 through December 2009. Over her career at GE, Ms. Begley also served as President and Chief Executive Officer of GE Plastics and GE Transportation. She also led GE’s Corporate Audit staff and served as the Chief Financial Officer for GE Transportation and GE Plastics Europe and India. Ms. Begley is a director and member of the audit committee of WPP plc.

Skills and Qualifications

Ms. Begley is a highly respected technology leader who served as Chief Information Officer for GE, leading information technology across a highly-complex, global company. In this role, she managed a multi-billion dollar budget and provided direction to an international team of information technology employees and contractors. Ms. Begley has experience with cybersecurity, business process improvement and operational excellence in the technology area. In addition, Ms. Begley has extensive senior operational experience spanning diverse products and countries.

Steven D. Black was elected to NASDAQ OMX’s board of directors in December 2011. Since September 2012, Mr. Black has been the Co-CEO of Bregal Investments, a private equity firm. He was the Vice Chairman of J.P. Morgan Chase & Co. from March 2010 through February 2011 and a member of the firm’s Operating and Executive committees. Prior to that position, Mr. Black was the Executive Chairman of J.P. Morgan Investment Bank from October 2009 through March 2010. Mr. Black served as a Co-Chief Executive Officer of J.P. Morgan Investment Bank from 2004 through 2009. Mr. Black was the Deputy Co-Chief Executive Officer of J.P. Morgan Investment Bank since 2003. He also served as head of J.P. Morgan Investment Bank’s Global Equities business since 2000 following a career with Citigroup and its predecessor firms.

Skills and Qualifications

Mr. Black served in various financial and strategic roles at J.P. Morgan throughout his career and prior to that at Citigroup. Under his leadership, J.P. Morgan Chase achieved a number one ranking in top global capital raising league tables. Mr. Black’s depth of knowledge and experience in the global financial services industry brings a wealth of knowledge to the board.

THE NASDAQ OMX GROUP, INC.    14

Börje E. Ekholm was elected to NASDAQ OMX’s board of directors effective February 17, 2011. Mr. Ekholm is the President and Chief Executive Officer, as well as a member of the board of directors, of Investor AB, which is an industrial holding company that invests in other companies in the ordinary course of business. Prior to becoming the President and Chief Executive Officer in 2005, Mr. Ekholm was a Member of the Management Group of Investor AB, where he had oversight of the new investments business. Mr. Ekholm previously served as the President of Novare Kapital AB, an early-stage venture capital company. He also served in various positions at McKinsey & Co Inc. Mr. Ekholm is a member of the board and the remuneration committee of Telefonaktiebolaget LM Ericsson.

Skills and Qualifications

Mr. Ekholm serves in a senior leadership role at Investor AB as President and Chief Executive Officer where he has gained invaluable experience in the financial sector. Mr. Ekholm brings an accounting background to the board from his current role at Investor AB. Mr. Ekholm has broad knowledge of international markets and experience in the areas of corporate strategy, finance and technology. As a nominee designated by Investor AB, Mr. Ekholm also brings to the NASDAQ OMX board the perspective of a large stockholder.

Robert Greifeld was elected to the board of directors and appointed Chief Executive Officer of NASDAQ OMX in May 2003. Prior to joining NASDAQ OMX, Mr. Greifeld was an Executive Vice President at SunGard Data Systems, Inc., a global provider of integrated software and processing solutions for financial services and a provider of information availability services. Mr. Greifeld joined SunGard in 1999 through SunGard’s acquisition of Automated Securities Clearance, Inc., where from 1991 through 1999, Mr. Greifeld was the President and Chief Operating Officer.

Skills and Qualifications

Mr. Greifeld has led NASDAQ OMX through a series of complex, innovative acquisitions that have extended its global footprint and broadened its portfolio of businesses, which span trading, exchange technology, information and public company services. Mr. Greifeld also has broad experience in the areas of technology, finance, risk management, human resources and corporate strategy.

THE NASDAQ OMX GROUP, INC.    15

Glenn H. Hutchins was elected to NASDAQ OMX’s board of directors in May 2005. Mr. Hutchins is a Co-Founder of Silver Lake, a technology investment firm that was established in January 1999. Mr. Hutchins is the Chairman of the board of SunGard Capital Corp.

Skills and Qualifications

Mr. Hutchins has extensive transactional experience as a private equity investor, particularly in the area of evaluating, negotiating and structuring mergers and acquisitions. Mr. Hutchins also holds a law degree and has extensive experience in the financial, technology and public policy sectors.

Essa Kazim was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Since January 2014, H.E. Kazim has been the Governor of the Dubai International Financial Center. He also continues to serve as the Chairman of Borse Dubai and Chairman of the Dubai Financial Market, roles he has held since 2006. H.E. Kazim began his career as a Senior Analyst in the Research and Statistics Department of the UAE Central Bank in 1988 and then moved to the Dubai Department of Economic Development as Director of Planning and Development in 1993. He was then appointed Director General of the Dubai Financial Market from 1999 through 2006. H.E. Kazim is a Member of the Supreme Fiscal Committee of Dubai.

Skills and Qualifications

Through his roles at Dubai Financial Market and Borse Dubai, H.E. Kazim has experience in all aspects of the operation of stock exchanges, including regulatory compliance. He brings global experience to the board through his experience with financial markets in the Middle East. As a nominee designated by Borse Dubai, H.E. Kazim also brings to the NASDAQ OMX board the perspective of a large stockholder.

THE NASDAQ OMX GROUP, INC.    16

John D. Markese was elected to NASDAQ OMX’s board of directors in May 1996. Dr. Markese served on FINRA’s board of governors from 1998 to 2002. Since his retirement in October 2010, Dr. Markese has been the Vice Chairman of the American Association of Individual Investors, a not-for-profit organization providing investment education to individual investors founded in 1978. Previously, Dr. Markese was the President and Chief Executive Officer of the American Association of Individual Investors.

Skills and Qualifications

As a result of over 40 years of work in finance, Dr. Markese meets the criteria of an audit committee financial expert and serves as the chairman of the audit committee of NASDAQ OMX’s board. Dr. Markese has a doctoral degree in Finance and has taught business school classes in the areas of Corporate Finance, Financial Case Analysis, Portfolio Management and Investment Analysis. Dr. Markese also brings to the NASDAQ OMX board the perspective of the individual investor community.

Ellyn A. McColgan was elected to NASDAQ OMX’s board of directors in May 2012. Since September 2010, she has been an Executive Advisor at Aquiline Capital Partners, LLC, a private equity firm that invests in the financial services sector. Ms. McColgan worked as a private consultant from February 2009 through September 2010. From April 2008 through January 2009, Ms. McColgan was the President and Chief Operating Officer of the Global Wealth Management Group of Morgan Stanley. Prior to that, Ms. McColgan served in various senior management positions at Fidelity Investments from 1990 through 2007. Ms. McColgan was a director and member of the audit committee of Primerica from 2010 through 2011.

Skills and Qualifications

Ms. McColgan has been a senior executive in the financial services industry for over 25 years. She is a transformational leader who built the Fidelity Brokerage Company to be the largest brokerage company in the United States as measured by client assets and client accounts, growing the business to $1.9 trillion in assets. She also has substantial experience with managing large enterprises and service delivery.

THE NASDAQ OMX GROUP, INC.    17

Thomas F. O’Neill was elected to NASDAQ OMX’s board of directors in May 2003. Mr. O’Neill is a founding member of the Kimberlite Group and has been the co-chief executive officer of Kimberlite Advisors since September 2013. Kimberlite acquired the business of Ranieri Partners Financial Service Group in September 2013. From December 2010 through August 2013, Mr. O’Neill was the chairman of Ranieri Partners Financial Service Group, which acquired and managed financial services companies. In November 2010, Mr. O’Neill retired as a principal of Sandler O’Neill + Partners L.P., an investment bank that he co-founded in 1988. Mr. O’Neill is also a director of BankFinancial Corporation, Misonix, Inc. and Archer-Daniels-Midland Company. Mr. O’Neill is a member of the compensation/succession committee of Archer-Daniels-Midland and serves on the audit and compensation committees of Misonix.

Skills and Qualifications

Mr. O’Neill has worked on Wall Street since 1972, and as a founding principal of a nationally-recognized investment bank, he has broad experience in the areas of finance, mergers and acquisitions and business development. Mr. O’Neill specializes in working with financial institutions and has substantial experience in the finance sector.

Michael R. Splinter was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Mr. Splinter has served as the Executive Chairman of the board of directors of Applied Materials, Inc., the global leader in nanomanufacturing technology™ solutions for the electronics industry, since September 2013. At Applied Materials, he served as the Chairman of the board of directors from March 2009 to September 2013, Chief Executive Officer from April 2003 until September 2013 and President from April 2003 to June 2012. An engineer and technologist, Mr. Splinter is a 30-year veteran of the semiconductor industry. Prior to joining Applied Materials, Mr. Splinter was an executive at Intel Corporation.

Skills and Qualifications

As the Executive Chairman of Applied Materials, Mr. Splinter brings to the NASDAQ OMX board the perspective of a company listed on The NASDAQ Stock Market. Mr. Splinter also has significant experience in information technology, finance, risk management and corporate strategy.

THE NASDAQ OMX GROUP, INC.    18

Lars R. Wedenborn was elected to NASDAQ OMX’s board of directors effective March 1, 2008. Mr. Wedenborn was elected Chairman of the NASDAQ OMX Nordic Ltd. board in October 2009. Previously, he was a member of the OMX board since 2007. Mr. Wedenborn has been CEO of FAM (Foundation Asset Management), which is fully owned by Wallenberg Foundations, since September 2007. Mr. Wedenborn started his career as an auditor. During 1991 through 2000, he was Deputy Managing Director and CFO at Alfred Berg, a Scandinavian investment bank. He served with Investor AB, a Swedish holding company, as Executive Vice President and CFO from 2000 through 2007.

Skills and Qualifications

Mr. Wedenborn gained senior leadership experience through his work at FAM, Investor AB and Alfred Berg. He also possesses significant regulatory, finance and technology experience, and adds a global perspective to the NASDAQ OMX board.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED HEREIN FOR ELECTION AS DIRECTORS.

THE NASDAQ OMX GROUP, INC.    19

DIRECTOR COMPENSATION

OVERVIEW OF DIRECTOR COMPENSATION

Annual non-employee director compensation is based upon a compensation year beginning and ending in May. Staff directors do not receive compensation for serving on the board of directors. The following table shows the compensation policy for non-employee directors that is in effect from May 2013 through May 2014.

Item	May 2013 – May 2014(1)
Annual retainer for board members (other than the chairman)	$ 80,000
Annual retainer for board chairman	$180,000
Annual equity award for all board members (grant date market value)	$115,000
Annual audit committee chair compensation	$25,000
Annual audit committee member compensation	$5,000
Annual management compensation committee chair compensation	$25,000
Annual management compensation committee member compensation	$5,000
Annual nominating & governance committee chair compensation	$15,000
Board meeting attendance fee (per meeting)	$1,500
Committee meeting attendance fee (per meeting)	$1,500

(1)	The amounts in this table remained unchanged as compared to the prior compensation year, except the annual retainer for the board chairman increased to $180,000 from $155,000.

Each non-employee director may elect to receive the annual retainer in cash (payable in equal semi-annual installments), equity or a combination of cash and equity. The annual equity award and any equity elected as part of the annual retainer are awarded automatically on the date of the annual meeting of stockholders immediately following election and appointment to the board. These equity awards vest in full one year from the date of grant.

Each non-employee director also may elect to receive committee chair, committee member and/or meeting fees in cash or equity. Cash payments for committee service are made in a lump sum near the beginning of the compensation year. If a director elects to receive equity for committee service in lieu of cash, the equity will be awarded on the date of the annual meeting of stockholders and will vest in full one year from the date of grant. Cash payments for board and committee meeting fees are made in arrears on a semi-annual basis. If a director elects to receive equity for board and committee meeting fees in lieu of cash, the equity will be awarded on the date of the next annual meeting of stockholders and will vest in full immediately.

All equity paid to board members consists of restricted stock. The amount of equity to be awarded is calculated based on the closing market price of our common stock on the date of grant. Unvested equity is forfeited in certain circumstances upon termination of the director’s service on the board of directors.

Directors are reimbursed for business expenses and reasonable travel expenses for attending NASDAQ OMX board and committee meetings. Non-employee directors do not receive retirement, health or life insurance benefits. NASDAQ OMX provides each non-employee director with director and officer liability insurance coverage, as well as accidental death and dismemberment and travel insurance for and only when traveling on behalf of NASDAQ OMX.

THE NASDAQ OMX GROUP, INC.    20

STOCK OWNERSHIP GUIDELINES

Under our stock ownership guidelines, non-employee directors must maintain a minimum ownership level in NASDAQ OMX common stock. In 2013, the board approved an increase in the minimum ownership level from three times the annual cash retainer to five times the annual cash retainer. Shares owned outright, through shared ownership and in the form of vested and unvested restricted stock, are taken into consideration in determining compliance with these stock ownership guidelines. Exceptions to this policy may be necessary or appropriate in individual situations, and the chairman of the board of directors may approve such exceptions from time to time. New directors have until four years after their initial election to the board to obtain the minimum ownership level. All of the directors who were required to be in compliance with the guidelines on December 31, 2013 were in compliance with the guidelines as of that date.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by NASDAQ OMX to our non-employee directors for services rendered during the fiscal year ended December 31, 2013.

2013 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)(3)	Stock Awards ($)(4)(5)(6)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Steven D. Black	$ 134,500	$ 115,029	—	—	—	—	$ 249,529
Börje E. Ekholm	$ 169,500	$ 195,050	—	—	—	—	$ 364,550
Glenn H. Hutchins	$ 39,500	$ 195,050	—	—	—	—	$ 234,550
Essa Kazim	$ 110,000	$ 115,029	—	—	—	—	$ 225,029
John D. Markese	$ 226,000(7)	$ 115,029	—	—	—	—	$ 341,029
Ellyn A. McColgan	$ 56,000	$ 195,050	—	—	—	—	$ 251,050
Thomas F. O’Neill	$ 110,000	$ 115,029	—	—	—	—	$ 225,029
James S. Riepe	$ 127,000	$ 115,029	—	—	—	—	$ 242,029
Michael R. Splinter	$ 64,000	$ 195,050	—	—	—	—	$ 259,050
Lars R. Wedenborn	$ 119,216(8)	$ 115,029	—	—	—	—	$ 234,245

(1)	Robert Greifeld, our Chief Executive Officer, is not included in this table as he is an employee of NASDAQ OMX and thus receives no compensation for his service as a director. For information on the compensation received by Mr. Greifeld as an employee of the company, see “Compensation Discussion and Analysis” and “Executive Compensation.”

(2)	The differences in fees earned or paid in cash reported in this column largely reflect differences in each individual director’s election to receive the annual retainer in cash, restricted stock or a combination of cash and restricted stock. This election is made at the beginning of the board compensation year in May and applies throughout the year. In addition, the difference in fees earned or paid also reflects committee service and meeting attendance.

(3)	As discussed under “Overview of Director Compensation” above, NASDAQ OMX amended the board compensation policy in mid-2013 to allow directors to receive committee chair, committee member and/or meeting fees in equity, rather than cash. Accordingly, Messrs. Black, Hutchins and Splinter have elected to receive certain amounts reported in this column as fees earned in 2013 in the form of equity that will be awarded in May 2014. These amounts are as follows: $32,000 for Mr. Black; $7,500 for Mr. Hutchins; and $9,000 for Mr. Splinter.

THE NASDAQ OMX GROUP, INC.    21

(4)	The amounts reported in this column reflect the grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, “Stock Compensation” (FASB ASC Topic 718). The assumptions used in the calculation of these amounts are included in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2013 included in our Form 10-K. The differences in the amounts reported among non-employee directors reflect differences in each individual director’s election to receive a portion of the annual retainer in cash or restricted stock.

(5)	These stock awards, which were awarded on May 22, 2013, represent the annual equity award and any portion of the annual retainer that the director elected to receive in equity. Each non-employee director received the annual equity award, which consisted of 3,713 units of restricted stock with a grant date fair value of $115,029. Messrs. Ekholm, Hutchins and Splinter and Ms. McColgan elected to receive all of their annual retainers in equity, so they each received an additional 2,583 units of restricted stock with a grant date fair value of $80,021 for a total grant date fair value of $195,050.

(6)	The aggregate number of unvested and vested shares and units of restricted stock beneficially owned by each non-employee director as of December 31, 2013 is summarized in the following table:

Director	Number of Unvested Restricted Shares and Units	Number of Vested Restricted Shares and Units
Steven D. Black	3,713	5,153
Börje E. Ekholm	6,296	16,737
Glenn H. Hutchins	6,296	16,737
Essa Kazim	3,713	18,758
John D. Markese	3,713	53,068
Ellyn A. McColgan	6,296	8,738
Thomas F. O’Neill	3,713	13,831
James S. Riepe	3,713	28,064
Michael R. Splinter	6,296	33,232
Lars R. Wedenborn	3,713	11,116

For further information on our non-employee directors’ security ownership, see “Security Ownership of Certain Beneficial Owners and Management.”

(7)	Fees earned by Dr. Markese include $70,000 for his service as a director of our U.S. exchange subsidiaries The NASDAQ Stock Market LLC, NASDAQ OMX BX, Inc. and NASDAQ OMX PHLX LLC.

(8)	Fees earned by Mr. Wedenborn include $32,216 (€24,250) for his service as chairman of the board of NASDAQ OMX Nordic Ltd. This amount was converted to U.S. dollars from euros at an exchange rate of $1.3285 per euro, which was the average exchange rate for 2013.

THE NASDAQ OMX GROUP, INC.    22

NASDAQ OMX’S CORPORATE GOVERNANCE

BOARD AND COMMITTEE MEETINGS

The NASDAQ OMX board held 17 meetings during the year ended December 31, 2013, and the board met in executive session without management present during 15 of those meetings. None of the current directors attended fewer than 75% of the meetings of the board and those committees on which the director served during the 2013 calendar year.

BOARD COMMITTEES

Pursuant to NASDAQ OMX’s By-Laws, the board of directors has established four standing committees. The table below shows the standing committee membership.

Committee	Current Members	Number of Meetings in 2013
Audit	John D. Markese (Chair) Ellyn A. McColgan James S. Riepe Lars R. Wedenborn	10
Executive	Börje E. Ekholm Robert Greifeld Glenn H. Hutchins (Chair) Essa Kazim John D. Markese Michael R. Splinter	0
Finance(1)	Börje E. Ekholm Robert Greifeld Essa Kazim Thomas F. O’Neill (Chair) James S. Riepe	4
Management Compensation	Steven D. Black Börje E. Ekholm Glenn H. Hutchins Michael R. Splinter (Chair)	9
Nominating & Governance	Steven D. Black Börje E. Ekholm (Chair) John D. Markese Ellyn A. McColgan	7

(1)	Because the board has decreased in size in recent years, NASDAQ OMX eliminated the finance committee in May 2013 and transitioned its responsibilities to the full board of directors or other board committees. This table reflects the finance committee membership and number of meetings held in 2013 prior to the elimination of the committee.

Included below are summary descriptions of the current standing committees. Each committee has adopted a charter, which is available on NASDAQ OMX’s website at http://ir.nasdaqomx.com/nasdaq-omx-group.cfm. The board and committees may hire outside experts to assist them when necessary.

Audit Committee. The audit committee, which is comprised of independent board members, has the primary responsibility for engaging the independent registered public accounting firm and assists the board by reviewing and discussing the quality and integrity of accounting, auditing and financial reporting practices at NASDAQ OMX. In addition, the audit committee assists the board by reviewing

THE NASDAQ OMX GROUP, INC.    23

the effectiveness of controls over NASDAQ OMX’s risk management and regulatory program. The audit committee also assists the board in reviewing and discussing NASDAQ OMX’s global ethics and compliance program and confidential whistleblower process.

The audit committee assists the board in reviewing and discussing our financial reporting process and reports to the board the results of these activities. This includes the systems of internal controls that management and the board of directors have established, our audit and compliance process and financial reporting. The audit committee, among other duties, engages the independent registered public accounting firm, annually evaluates the performance of that firm, pre-approves all audit and non-audit services provided by that firm, reviews with that firm the plans and results of the audit engagement, considers the compatibility of any non-audit services provided by that firm with the independence of such firm, reviews the independence of that firm and reviews and approves all related party transactions.

Audit committee members must meet the independence standards applicable to audit committee members of companies listed on The NASDAQ Stock Market, and our board has concluded that each member of the audit committee satisfies these independence standards. Each member of the audit committee meets the standard for financial knowledge for audit committee members of companies listed on The NASDAQ Stock Market. In addition, the board of directors has determined that Dr. Markese, Ms. McColgan and Mr. Wedenborn are each qualified as an audit committee financial expert within the meaning of SEC regulations and that each has accounting and related financial management expertise that meets the standard for “financial sophistication” set forth in the rules of The NASDAQ Stock Market.

Executive Committee. Subject to the limitations in our By-Laws, the executive committee has the general power and authority of the board of directors to act in the management of our business and affairs.

Management Compensation Committee. Among other duties, the management compensation committee establishes a compensation philosophy, reviews annually all executive compensation and executive benefit programs, and recommends to the full board of directors for approval, material changes to such programs applicable to NASDAQ OMX’s Section 16 officers. The management compensation committee reviews and refers to the board for approval the base salary, incentive compensation awards, performance goals and equity awards for the Section 16 officers. The management compensation committee also reviews and approves employment agreements, severance arrangements and change-in-control agreements for Section 16 officers, although such agreements for the CEO are referred to the full board of directors for approval. For non-Section 16 officers, the management compensation committee reviews and approves the base salary and incentive compensation awards for those employees with target total cash compensation in excess of $750,000 or an equity award valued in excess of $600,000.

Together with the nominating & governance committee and full board of directors, the management compensation committee performs the annual performance evaluation of the chief executive officer. The management compensation committee also reviews annually: (i) a succession plan for the development, retention and replacement of Section 16 officers and other selected officers; and (ii) the peer groups used for competitive market analysis. Every two years or when requested, the management compensation committee reviews and refers to the board for approval NASDAQ OMX’s board compensation policy. Finally, the management compensation committee reviews material changes to NASDAQ OMX’s retirement and health care plans.

Each member of the management compensation committee is independent, as required by the rules of The NASDAQ Stock Market, and meets the additional eligibility requirements set forth in NASDAQ Listing Rule 5605(d)(2)(A). In affirmatively determining the independence of each management compensation committee member, the board of directors has considered all factors specifically relevant to determining whether the member has a relationship to NASDAQ OMX that is material to that member’s ability to be independent from management in connection with the duties of a

THE NASDAQ OMX GROUP, INC.    24

management compensation committee member, including, but not limited to: (i) the source of compensation of such member, including any consulting, advisory or other compensatory fee paid by NASDAQ OMX to such member; and (ii) whether such member is affiliated with NASDAQ OMX, any subsidiary or any affiliate of a subsidiary.

The management compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser. The management compensation committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the committee. NASDAQ OMX will provide for appropriate funding, as determined by the management compensation committee, for payment of reasonable compensation to a compensation consultant, legal counsel or other adviser retained by the committee. The management compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the committee, other than in-house legal counsel, only after taking into consideration the factors listed in NASDAQ Listing Rule 5605(d)(3)(D).

Nominating & Governance Committee. Pursuant to NASDAQ OMX’s By-Laws, this committee serves as the nominating committee with additional responsibilities related to corporate governance. The nominating & governance committee has the authority to identify and nominate candidates for vacancies on the NASDAQ OMX board. Additionally, if a director position becomes vacant because of death, disability, disqualification, removal, resignation or increase in the number of directors, the nominating & governance committee will nominate, and the board of directors will elect by majority vote, a person satisfying the classification (Industry, Non-Industry, Issuer or Public Director) of the directorship, if applicable, to fill such vacancy, except that if the remaining term is not more than six months, no replacement is required.

The nominating & governance committee considers possible candidates suggested by board and committee members, industry groups, stockholders or senior management. In addition to submitting suggested nominees to the nominating & governance committee, a NASDAQ OMX stockholder may nominate a person for election as a director at NASDAQ OMX’s annual meeting or at a special meeting, provided the stockholder follows the procedures specified in NASDAQ OMX’s By-Laws.

The nominating & governance committee annually evaluates and makes recommendations to the board on the overall effectiveness of the board through an annual review and evaluation of the structure, size, composition, development, selection and process of the board and its committees. The committee annually reviews and recommends to the board the assignment of board members to each of the board committees, including rotation, reassignment and removal of any committee member.

The nominating & governance committee considers matters of corporate governance and periodically reviews, reassesses and recommends proposed changes for board approval of the following documents: the Board of Directors Duties and Obligations and the NASDAQ OMX Corporate Governance Guidelines (including the criteria used in selecting director nominees). Both documents are available on NASDAQ OMX’s website at http://ir.nasdaqomx.com/nasdaq-omx-group.cfm.

This committee also monitors NASDAQ OMX’s compliance with the corporate governance requirements in the NASDAQ Listing Rules and best practices, in order to report and make recommendations to the board with respect to such requirements and practices. This committee identifies current and emerging corporate governance trends and issues that may affect the business operations, performance and public image of NASDAQ OMX. Finally, together with the management compensation committee and full board of directors, the nominating & governance committee performs the annual performance evaluation of the chief executive officer.

Each member of the nominating & governance committee is independent, as required by the rules of The NASDAQ Stock Market.

THE NASDAQ OMX GROUP, INC.    25

NASDAQ OMX BOARD’S RISK OVERSIGHT ROLE

NASDAQ OMX’s management has day-to-day responsibility for: (i) identifying risks and assessing them in relation to NASDAQ OMX’s strategies and objectives, (ii) implementing suitable risk mitigation plans, processes and controls and (iii) appropriately managing risks in a manner that serves the best interests of NASDAQ OMX, its stockholders and other stakeholders. NASDAQ OMX has an enterprise risk steering committee, comprised of employees, that regularly reviews risks for materiality and refers significant risks to the board of directors or specific board committees. To support the work of the enterprise risk steering committee, NASDAQ OMX also has recently created a technology risk steering committee, which is responsible for monitoring systems risks across the organization, and a global compliance council, which monitors regulatory and corporate compliance risks across the company.

NASDAQ OMX’s board of directors has ultimate responsibility for overseeing risk management with a focus on the most significant risks facing the company. The board is assisted with this responsibility by the following board committees.

Audit Committee. The primary function of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities by reviewing and discussing the financial information, the systems of internal controls, financial reporting and the legal and compliance process. Additionally, the committee reviews and discusses the Enterprise Risk Management (ERM) structure and process.

Management Compensation Committee. The management compensation committee monitors the risks associated with elements of the compensation program, including organizational structure, compensation plans and goals, succession planning, organizational development and selection processes. The management compensation committee also evaluates and opines on the effect the compensation structure may have on risk-related decisions.

Nominating & Governance Committee. The nominating & governance committee oversees risks related to the company’s governance structure, policies and processes.

Furthermore, non-management directors meet in executive session on a regular basis without the presence of management to discuss matters, including matters pertaining to risk. NASDAQ OMX does not believe that the board’s role in risk oversight has affected its leadership structure.

RISK ASSESSMENT OF COMPENSATION PROGRAM

We monitor the risks associated with our compensation program on an ongoing basis. In March 2014, the management compensation committee and audit committee were presented with the results of an annual formal assessment of our employee compensation program in order to evaluate the risks arising from our compensation policies and practices. This risk assessment report reflected a comprehensive review and analysis of the components of our compensation program, including the performance measures established under the 2014 cash performance-based incentive award program. The audit and management compensation committees of our board of directors both concluded, based on the risk assessment report’s findings, that any risks arising from our compensation program are not reasonably likely to have a material adverse effect on the company.

The risk assessment was performed by an internal working group consisting of employees in the human resources, risk management, internal audit and corporate finance departments, as well as the offices of general counsel and corporate secretary. The findings were presented to the risk steering committee, which concurred with the working group’s report. The risk assessment included the following steps:

•	collection and review of existing NASDAQ OMX compensation policies and pay structures;

•	development of a risk assessment scorecard, analysis approach and timeline;

•	conduct of a qualitative risk assessment of performance goals to determine overall risk level; and

THE NASDAQ OMX GROUP, INC.    26

•	review and evaluation of controls that might mitigate risk taking (e.g., equity vesting structure, incentive recoupment policy and stock ownership guidelines).

CORPORATE GOVERNANCE GUIDELINES

The NASDAQ OMX board has adopted corporate governance guidelines that set forth a flexible framework within which the board of directors and its committees operate. These guidelines cover a number of areas including the selection, composition and functions of our board, committee assignments and rotation, executive sessions, director orientation and continuing education, stock ownership guidelines for directors, evaluation of senior management and succession planning.

Additionally, the guidelines set forth procedures in the event one or more nominees to the company’s board do not receive the affirmative vote of a majority of the votes cast in an uncontested election. If an incumbent director desires to become a nominee of the board, the incumbent director must submit an irrevocable resignation contingent on (i) the incumbent not receiving a majority of the votes cast in an uncontested election and (ii) acceptance of that resignation by the board. If the incumbent director does not receive the affirmative vote of a majority of the votes cast, the nominating & governance committee will consider the resignation and recommend acceptance or rejection of the resignation to the board. The board will act on the resignation, taking the nominating & governance committee’s recommendation into account, within 90 days following certification of the stockholder vote.

Thereafter, the board will promptly disclose its decision whether to accept or reject the director’s resignation (and the reasons for rejecting the resignation, if applicable) in a press release to be disseminated in the manner that NASDAQ OMX’s press releases typically are distributed.

Any incumbent director who fails to receive the votes required for re-election in an uncontested election and who tenders his or her resignation will remain active and engaged in board activities while the nominating & governance committee considers his or her resignation. However, the incumbent director is expected to voluntarily recuse himself or herself from participation in any proceedings or consideration by the nominating & governance committee or the board regarding the incumbent director.

CODE OF ETHICS

We also have adopted the NASDAQ OMX Code of Ethics, which is applicable to all of our employees, including the principal executive officer, the principal financial officer and the controller and principal accounting officer (senior executive and financial officers), and contractors. We have a separate NASDAQ OMX Code of Conduct for the Board of Directors, which contains provisions specifically applicable to directors. We post amendments to or waivers from the NASDAQ OMX Code of Ethics (to the extent applicable to the senior executive and financial officers) or to the NASDAQ OMX Code of Conduct for the Board of Directors on our website at the location listed below. We also disclose amendments or waivers to the codes in any manner otherwise required by the standards applicable to companies listed on The NASDAQ Stock Market.

The following materials related to our corporate governance are available publicly on our website at http://ir.nasdaqomx.com/nasdaq-omx-group.cfm.

•	Corporate Governance Guidelines

•	NASDAQ OMX Code of Ethics

•	NASDAQ OMX Code of Conduct for the Board of Directors

•	Procedures to Report Concerns

•	Procedures for Communicating with the Board of Directors

•	Board of Directors Duties and Obligations

THE NASDAQ OMX GROUP, INC.    27

Our Charter, By-Laws and committee charters also are online at the same web address. Copies may be obtained, free of charge, by writing to our corporate secretary at the address listed below under “Stockholder Communication with Directors.” Please specify the document that you would like to receive.

RECENT AMENDMENTS TO OUR CHARTER AND BY-LAWS

In response to feedback from our stockholders, we implemented certain amendments to our Charter and By-Laws in January 2014, following approval from the SEC.

The amendments to our Charter were approved by our stockholders at our most recent annual meeting, held on May 22, 2013. Among other things, these amendments removed each supermajority voting requirement in the Charter and replaced it with a “majority of outstanding shares” voting requirement. The supermajority voting requirements required the affirmative vote of at least 66 2/3% of the total voting power of NASDAQ OMX’s capital stock entitled to vote generally in the election of directors, voting together as a single class, to take certain actions. These actions included: removal of directors; adoption, alteration, amendment and repeal of By-Laws; and adoption, alteration, amendment and repeal of certain provisions of the Charter.

In addition, we implemented amendments to our By-Laws to, among other things, allow stockholders holding at least 15% of NASDAQ OMX’s voting power to call a special meeting under the following circumstances.

•

The stockholders calling the special meeting must be record holders and must have held a “net long position” equivalent to 15% of the outstanding common stock entitled to vote continuously for one year prior to the request to call a special meeting.

•	Upon receipt of a stockholder request to call a special meeting, NASDAQ OMX’s board of directors must set the meeting within 120 days.

•	A special meeting request will not be valid if it relates to an item of business that is not a proper subject for stockholder action under applicable law.

•

A special meeting request will not be valid if it is delivered: (i) within 90 days before an annual meeting; (ii) within 120 days after a meeting at which a similar item was considered; or (iii) when a similar item is to be presented at a meeting that has been called by NASDAQ OMX, but not yet held.

•

To be in proper form, a special meeting request must include certain disclosures about the proposing stockholders, any proposed nominees for director and any proposed items of business to be brought before a meeting.

Consistent with the changes to the Charter described above, the By-Law amendments also removed each supermajority voting requirement in the By-Laws and replaced it with a “majority of outstanding shares” voting requirement. The supermajority voting requirements required the affirmative vote of at least 66 2/3% of the total voting power of NASDAQ OMX’s capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove directors or adopt, alter, amend or repeal any By-Law.

NASDAQ OMX BOARD ATTENDANCE AT MEETINGS OF STOCKHOLDERS

NASDAQ OMX’s policy is to encourage all directors to attend annual and special meetings of our stockholders. Ten of the current members of NASDAQ OMX’s board attended the annual meeting held on May 22, 2013.

THE NASDAQ OMX GROUP, INC.    28

CORPORATE SUSTAINABILITY

NASDAQ OMX remains committed to smart and sustainable business practices. We demonstrated this commitment throughout 2013 by assisting listed companies with their sustainability programs, undertaking research and collaborative projects with expert stakeholders and integrating sustainability strategies into our own operations.

Efficiency and transparency have always been key virtues within our culture, and they still drive our commitment to innovation in the markets, technology and the development of our products and services. As ESG issues become more prevalent in the capital markets, investors, stakeholders and regulators are using new data to drive their decisions. NASDAQ OMX has actively supported the development and refinement of established and emerging sustainability reporting channels. By doing so, we recognize and promote both the risk and reward side of good ESG practices.

NASDAQ OMX has received support for our sustainability efforts from many parts of the exchange spectrum. Long-term stockholders frequently acknowledge our efforts to promote and support ESG efforts, both internally and externally, and laud our leadership in pushing for better ESG practices at global stock exchanges. In addition, listed companies have signaled their interest in our program by participating in live events, online webinars and outreach programs.

Listed Company Outreach

NASDAQ OMX disseminates information, promotes understanding and engages the listed company audience in many ways. We use our iconic MarketSite location in New York City to host sustainability events for listed company attendees, each one focused on a specific aspect of sustainability. Content from these meetings is frequently converted into educational content, and additional events are offered as webinars. During 2013, NASDAQ OMX participated in 26 speaking opportunities, panel discussions and event sponsorships relating to ESG issues.

By doing so, we expect to:

•	increase investor engagement with exchanges;

•	expand issuer understanding of the purpose and value of ESG disclosures; and

•	clearly define the role that exchanges play in ESG issues.

NASDAQ OMX also hosts a content forum on corporate sustainability on our corporate website, which is available at http://nasdaqomx.com/sustainability.

Sustainability Research & Collaboration

In addition, NASDAQ OMX is working with fellow exchanges around the world in an attempt to forge reasonable, actionable and material ESG disclosure guidance for listed companies. We continued this effort in 2013 by collaborating with various convening organizations, such as the United Nations Sustainable Stock Exchanges Initiative and the World Federation of Exchanges. If successful, this effort could ultimately improve ESG transparency for most of the world’s public companies.

Furthermore, we accomplished the following in 2013:

•	continued our leadership of the Sustainable Stock Exchanges initiative;

•	participated at the board level with the World Federation of Exchanges, a trade association of publicly regulated stock, futures and options exchanges;

•	actively participated as an Advisory Board member for the Sustainability Accounting Standards Board in the creation and comment period for new financial services accounting standards;

•	continued support for the International Integrated Reporting Council;

THE NASDAQ OMX GROUP, INC.    29

•	became an advisory board member for the United Nations Global Compact (UNGC) U.S. network;

•	reaffirmed our financial commitment to the UNGC; and

•	expanded our partnership with Harvard Business School and BWise to deliver corporate education on integrated reporting.

Strategic Integration

In terms of our own operations, we have made many strides in the last 12 months. We made significant infrastructure improvements, increasing the number of LEED and other environmental certifications for our global offices. NASDAQ OMX Helsinki again received the WWF Green Office diploma, and continued its groundbreaking work as the first exchange in the world to go carbon neutral. NASDAQ OMX also fostered the creation of a women’s networking support group within the company, which will help us attract, retain and develop a diverse workforce. Other 2013 highlights include:

•	a continuing and comprehensive energy and water usage audit of all our global locations that enables us to identify, isolate and remedy inefficient resource consumption;

•	inclusion of ESG disclosures in our annual report and proxy statement and publication of an annual stand-alone corporate sustainability report, with Global Reporting Initiative framework disclosures;

•	creation of sustainability indexes and related financial products;

•	implementation of an alternative recycling pilot program;

•	investigation of clean energy opportunities for our data centers;

•	expansion of work/life balance benefits and financial planning opportunities for our employees;

•	preparation and dissemination of an annual Carbon Disclosure Report submission, with carbon and water usage estimates and action plans;

•	a major corporate project to analyze our supply chain, vendor selection process and fair labor practices; and

•	continued cultural emphasis and mandatory education on ethics and compliance issues.

THE NASDAQ OMX GROUP, INC.    30

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under its charter, the audit committee evaluates the performance of our independent registered public accounting firm on an annual basis. Following this review, the audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for fiscal year 2014. We are asking the stockholders to ratify the audit committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2014. In the event the stockholders fail to ratify the selection of Ernst & Young LLP, the audit committee will reconsider this selection. Even if the selection of Ernst & Young LLP is ratified, the audit committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the company’s and its stockholders’ best interests.

Ernst & Young LLP has audited NASDAQ OMX’s financial statements since fiscal year 1986. Representatives of Ernst & Young LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The table below shows the amount of fees NASDAQ OMX paid to Ernst & Young LLP for fiscal years 2013 and 2012 (including expenses), which totaled $7,390,758 and $6,987,765 respectively. Details of the fees are based on the categories provided by the SEC auditor independence rules that became effective in 2003.

	2013	2012
Audit fees(1)	$6,604,363	$6,408,642
Audit-related fees(2)	595,000	389,000

Audit and audit-related fees	7,199,363	6,797,642
Tax fees(3)	—	3,200
All other fees(4)	191,395	186,923

Total(5)	$7,390,758	$6,987,765

(1)	Audit services were provided globally in 2013 and 2012, and the fees related to the audits of international subsidiaries are translated into U.S. dollars at the date of the pre-approval.

(2)	The 2013 and 2012 audit-related fees primarily include due diligence on strategic initiatives, including mergers and acquisitions, comfort letters and consents, as well as accounting consultations on matters addressed during the audit or interim reviews.

(3)	The 2012 tax fees relate to tax compliance services provided to certain of NASDAQ OMX’s non-U.S. subsidiaries.

(4)	The 2013 and 2012 other fees primarily relate to Swedish Financial Supervisory Authority listing requirements for companies applying for a listing on NASDAQ OMX Stockholm AB. The validation of the company is required to be performed by an external accounting firm. The fees are collected from the listing company by NASDAQ OMX and paid to Ernst & Young LLP on behalf of the listing company.

THE NASDAQ OMX GROUP, INC.    31

(5)	Fees exclude services provided to NASDAQ OMX’s non-profit entities and services provided in relation to NASDAQ OMX’s role as the Securities Information Processor under the Unlisted Trading Privileges Plan.

Audit fees primarily represent fees for the audit of NASDAQ OMX’s annual financial statements included in our annual report on Form 10-K, the review of NASDAQ OMX’s quarterly reports on Form 10-Q, statutory audits of subsidiaries as required by statutes and regulations, accounting consultations on matters addressed during the audit or interim reviews, comfort letters and consents, and internal control attestation and reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees primarily represent fees for consultations associated with strategic initiatives, including mergers and acquisitions.

Under the Sarbanes-Oxley Act, the audit committee is responsible for the appointment, compensation and oversight of the services provided by NASDAQ OMX’s independent registered public accounting firm. The audit committee is required to pre-approve both audit and non-audit services performed by the independent registered public accounting firm, and NASDAQ OMX’s audit committee pre-approved all such services in 2013 and 2012. See also “Audit Committee Report.”

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS NASDAQ OMX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2014.

THE NASDAQ OMX GROUP, INC.    32

AUDIT COMMITTEE REPORT

In accordance with its written charter, the audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of NASDAQ OMX’s accounting, auditing, financial reporting practices and risk management. The audit committee also assists the board by reviewing and discussing the effectiveness of controls over NASDAQ OMX’s regulatory and ERM structure and process. The audit committee also assists the board by reviewing and discussing NASDAQ OMX’s global ethics and compliance program and confidential whistleblower process. The audit committee charter complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The NASDAQ Stock Market. The complete text of the charter is available on NASDAQ OMX’s website at http://ir.nasdaqomx.com/nasdaq-omx-group.cfm.

Each of the audit committee members meets the independence criteria prescribed by applicable law and the rules of the SEC and is an “independent director” as defined in the rules of The NASDAQ Stock Market. Each of the audit committee members meets the financial knowledge requirements of The NASDAQ Stock Market, and Dr. Markese, Ms. McColgan and Mr. Wedenborn have been designated by the board of directors as “audit committee financial experts” under SEC rules.

The audit committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and NASDAQ OMX that might bear on the firm’s independence, consistent with the applicable requirements of the Public Company Accounting Oversight Board. The audit committee discussed with the independent registered public accounting firm any relationships that may impact the firm’s objectivity and independence and satisfied itself as to the firm’s independence. The audit committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 16, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board, and with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The audit committee also discussed the results of the internal audit examinations and ERM program results. The audit committee approved all audit and allowable non-audit services.

The audit committee discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of NASDAQ OMX’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The audit committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks. In addition, the audit committee reviewed and approved all related party transactions.

The audit committee reviewed and discussed NASDAQ OMX’s audited financial statements as of and for the fiscal year ended December 31, 2013, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of NASDAQ OMX’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Also, the audit committee completed its oversight of the global ethics and compliance program and confidential whistleblower process.

Based on the above-mentioned reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in NASDAQ OMX’s annual report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

The Audit Committee

John D. Markese, Chair

Ellyn A. McColgan

James S. Riepe

Lars R. Wedenborn

THE NASDAQ OMX GROUP, INC.    33

PROPOSAL III

APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION ON AN ADVISORY BASIS

We are asking stockholders to approve, on an advisory basis, the company’s executive compensation as reported in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 35 of this proxy statement, as well as the executive compensation tables and narrative beginning on page 57. The Compensation Discussion and Analysis describes our executive compensation program and the decisions made by our management compensation committee in 2013 in more detail. The compensation tables provide detailed information on the compensation of our named executive officers. The board of directors and the management compensation committee believe that the compensation program for our named executive officers has been effective in meeting the core principles described in the Compensation Discussion and Analysis in this proxy statement, and has contributed to the company’s long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2014 annual meeting of stockholders:

RESOLVED, that the stockholders of The NASDAQ OMX Group, Inc. approve, on an advisory basis, the compensation of NASDAQ OMX’s named executive officers, as disclosed in the proxy statement for NASDAQ OMX’s 2014 annual meeting of stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the executive compensation tables and other related tables and narrative disclosure.

This advisory vote is not binding on the board of directors and the management compensation committee. Although non-binding, the board of directors and the management compensation committee will review and consider the outcome of the vote when making future decisions regarding our executive compensation program.

The board of directors has adopted a policy providing for annual advisory votes to approve the company’s executive compensation. The next advisory vote to approve executive compensation will occur at the 2015 annual meeting of stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION ON AN ADVISORY BASIS.

THE NASDAQ OMX GROUP, INC.    34

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

This Compensation Discussion and Analysis describes the compensation program for the year ended December 31, 2013 for our named executive officers:

•	Robert Greifeld, Chief Executive Officer;

•	Lee Shavel, Chief Financial Officer and Executive Vice President, Corporate Strategy;

•	Hans-Ole Jochumsen, Executive Vice President, Global Market Services;

•	Edward S. Knight, Executive Vice President, General Counsel and Chief Regulatory Officer; and

•	Bradley J. Peterson, Executive Vice President and Chief Information Officer.

The independent members of NASDAQ OMX’s board of directors are responsible for overseeing our executive compensation program, and the board has delegated to its management compensation committee the primary responsibility for administering the program. Among other things, the management compensation committee is responsible for establishing the principles that underlie our executive compensation program and, in conjunction with the board, evaluating the performance and determining the compensation of our CEO and other executive officers. For additional information on the committee and its members, see “NASDAQ OMX’s Corporate Governance – Board Committees.” The committee’s charter can be found on NASDAQ OMX’s website at http://ir.nasdaqomx.com/nasdaq-omx-group.cfm.

EXECUTIVE SUMMARY

2013 Business Highlights

In 2013, NASDAQ OMX took a number of significant and deliberate steps to strengthen its business and regulatory commitment and value proposition to clients and stockholders. The company achieved record results while investing significantly in future initiatives and reshaping its business offering through strategic acquisitions. As the business, operational and financial results indicate, 2013 was a transformative year that included the following highlights.

•

NASDAQ OMX earned a record $1.9 billion in revenues less transaction rebates, brokerage, clearance and exchange fees in 2013, of which 73% were non-transaction based revenues. Our total revenues less transaction rebates, brokerage, clearance and exchange fees increased $221 million, or 13.2%, in 2013, reflecting an operational increase of $206 million and a favorable impact from foreign exchange of $15 million.

•	Corporate Solutions revenues increased $141 million, reflecting higher revenues resulting from the acquisition of the Thomson Reuters’ Corporate Solutions businesses.

•	Fixed income trading revenues less brokerage, clearance and exchange fees increased $35 million, reflecting the acquisition of eSpeed.

•	Market Data Products revenues increased $22 million, primarily from U.S. market data products.

•	Market Technology revenues increased $20 million, primarily from higher change request and advisory revenues and software as a service revenues.

•	Index Licensing and Services revenues increased $11 million.

•	We also achieved many business successes during 2013.

THE NASDAQ OMX GROUP, INC.    35

•

For the fourth consecutive year, NASDAQ OMX led all exchange operators in consolidated U.S. equity options market share, at 27.9% (18.2% for NASDAQ OMX PHLX, 8.7% for NASDAQ Options Market and 1.0% for NASDAQ OMX BX).

•	We launched NLX, a new London-based market offering a range of both short-term and long-term interest rate derivative products.

•

In the listings area, we led all U.S. exchanges with 126 IPOs in 2013, a 75% increase when compared to the prior year, and welcomed a total of 239 new listings. We also won 31 listing venue switches, including VimpelCom, Marriott International and Amdocs Limited.

•	Our Index Licensing and Services business launched the second phase of the NASDAQ Global Index Family, which includes approximately 21,000 indexes, and continued to push into institutional channels.

•	Our Market Technology business had its best-ever year for new order intake, announcing new contracts with Boerse Stuttgart and Borsa Istanbul, among others.

•

As a technology leader, we continued to focus on improving the resiliency of the infrastructure supporting the global financial marketplace, as well as the robustness of our own internal systems and processes.

•	During 2013, we closed two strategic acquisitions.

•	In May 2013, we acquired the Investor Relations, Public Relations and Multimedia Solutions businesses of Thomson Reuters, which are part of our Corporate Solutions business.

•	In June 2013, we expanded our Market Services and Information Services businesses by acquiring eSpeed, an electronic platform for trading U.S. Treasuries.

•

The acquisition of the Thomson Reuters’ Corporate Solutions businesses was immediately accretive to EPS, the eSpeed acquisition was accretive to EPS by the end of 2013 and progress continues on delivering the synergy potential of both transactions.

•	We believe that in 2013, investors recognized the compelling strengths of our business, as evidenced by the 59% year-over-year growth in our stock price.

•

As part of our strategy of delivering strong returns to stockholders, we returned $87 million to our investors through the payment of quarterly cash dividends and repurchased $10 million of our common stock.

•

We also paid down a net amount of $196 million of indebtedness in the third and fourth quarters of 2013, following an increase in leverage during the first half of the year in connection with the two acquisitions. Our de-leveraging plan is on schedule to return NASDAQ OMX to our long-term leverage target by the end of the second quarter of 2014.

THE NASDAQ OMX GROUP, INC.    36

The table below summarizes key NASDAQ OMX financial results for the fiscal year ended December 31, 2013 when compared with the same period in 2012.

	Year Ended December 31,

	2013	2012	Percentage Change

	(in millions, except per share amounts)
Revenues less transaction rebates, brokerage, clearance and exchange fees	$1,895	$1,674	13.2%
Diluted EPS	$2.25	$2.04	10.3%
Stock price per share(1)	$39.80	$24.99	59.3%

(1)	Represents the closing market price of our common stock on the last trading day of each year.

For additional information on our 2013 financial results, please refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K.

2013 Executive Compensation Highlights

In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to the named executive officers generally increased in 2013 due to the company’s business, operational and financial results as compared to 2012, which was a year of mixed performance for the company. Listed below are some highlights of our 2013 executive compensation program.

Annual Base Salaries. For 2013, the base salaries of the named executive officers remained at the same levels as for 2012.

Annual Performance-Based Cash Incentive Awards. In 2013, the annual performance-based cash incentive awards for our named executive officers were tied to two corporate performance measures, operating income (run rate) and net revenue, as well as business unit strategic performance objectives and certain development objectives. NASDAQ OMX’s operating income (run rate) exceeded the target range, but fell below the maximum performance level, for this goal. Our 2013 net revenue fell within the target range for this goal. These results influenced final payouts for each of our named executive officers under our annual performance-based cash incentive program. Final payments were higher than 2012 levels based on improved performance in 2013.

Long-Term Stock-Based Compensation. In 2013, each of the named executive officers (other than Mr. Peterson) received an equity award under our performance-based long-term incentive program that focuses on total shareholder return (TSR) over a three-year period. Mr. Peterson did not participate in this program in 2013 because he instead received a new hire equity grant in connection with the start of his employment in February 2013.

Executive Compensation Best Practices

Over the past several years, we have implemented several best practices to align with emerging market practices and stockholder expectations. Our executive compensation program is detailed over the next few pages; however, the following executive compensation practices are key aspects of our program.

•

Pay for Performance Philosophy. The primary focus of NASDAQ OMX’s executive compensation program is on pay for performance. As a result, a significant portion of compensation is performance-based and varies based on overall NASDAQ OMX performance.

•

Prohibition on Hedging and Pledging. NASDAQ OMX does not allow directors or Section 16 officers to hedge the economic risk of their ownership of NASDAQ OMX common stock, or to pledge, hypothecate or otherwise encumber their shares of NASDAQ OMX common stock.

THE NASDAQ OMX GROUP, INC.    37

•

Stock Ownership Guidelines. To align our executives with our stockholders, we have in place stock ownership guidelines. All of the named executive officers were in compliance with the guidelines as of December 31, 2013.

•

Stock Holding Requirement. Our stock ownership guidelines encourage the CEO, CFO, executive vice presidents and senior vice presidents to hold specified dollar amounts of stock grants until the stock ownership guidelines are met. Further, the guidelines require that these executives hold the specified dollar amounts of stock through the end of their employment with NASDAQ OMX.

•	Limited Share Recycling Provision. The Equity Plan includes a limited share recycling provision that restricts the types of shares that may be awarded again under this plan.

•

Frozen Pension Plan, Frozen SERP and Discontinued Supplemental ERC. We do not accrue supplemental retirement benefits for our named executive officers. Our tax-qualified defined benefit pension plan (Pension Plan) and non-qualified supplemental executive retirement plan (SERP) have been frozen since 2007, and contributions to our non-qualified Supplemental ERC plan were discontinued effective with the plan year beginning January 1, 2014. As a result, no new participants may enter these plans, and no additional benefits may accrue under these plans.

•

Limited Severance Arrangements. Except in the limited circumstances described in this proxy statement, we are not obligated to pay severance or other enhanced benefits to any named executive officer upon termination of his or her employment.

•

“Double Trigger” Change In Control Agreements. We do not pay severance benefits solely upon the occurrence of a change in control of the company. Rather, severance benefits are payable only upon a “double trigger,” which occurs if a named executive officer incurs a qualifying termination of employment following a change in control of the company.

•	Elimination of Tax Gross-Up Payments on Severance Arrangements. We do not provide any tax gross-up payments on severance arrangements, and we do not intend to do so in the future.

•

Limited Perquisites. Our executive compensation program includes very few perquisites for our executives. We do not provide tax gross-up payments on perquisites, other than under employment or hiring arrangements.

•

Incentive Recoupment Policy. We maintain an incentive recoupment or “clawback” policy that allows the company to recoup incentive payments to the named executive officers and other executive vice presidents in certain circumstances. In addition, Mr. Greifeld’s employment agreement contains an incentive recoupment provision.

•

Limited Employment Agreements. We typically provide an offer letter to executive officers upon hire or promotion noting that the executive is employed “at will.” Of our named executive officers, Messrs. Greifeld, Jochumsen and Knight have employment agreements.

•

Engagement of Independent Compensation Consultant. The management compensation committee engages an independent compensation consultant to assist the committee, as requested, in fulfilling various aspects of the committee’s charter. The independent compensation consultant reports directly to the committee, and not to management.

•

Extensive Risk Assessment of Compensation Program. We monitor the risks associated with our compensation program on an ongoing basis. In addition, on an annual basis, the audit and management compensation committees of our board of directors are presented with the results of an assessment of our employee compensation program, including the performance goals set under selected annual performance-based cash incentive plans, in order to evaluate the risks arising from our compensation policies and practices.

THE NASDAQ OMX GROUP, INC.    38

Approval of the Company’s Executive Compensation on an Advisory Basis

At our most recent annual meeting of stockholders, held on May 22, 2013, NASDAQ OMX conducted an advisory vote to approve the company’s executive compensation for the year ended December 31, 2012. Stockholders expressed substantial support for the compensation of our named executive officers, with approximately 96% of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter cast to approve the advisory vote. The committee took into account the results of this advisory vote when making compensation decisions through the remainder of 2013 and into early 2014. The committee also considered many other factors in evaluating our executive compensation programs, including the company’s pay for performance philosophy and a competitive market analysis of peer companies. While each of these factors influenced the committee’s recommendations regarding our named executive officers’ compensation in 2013, the committee did not make any changes to our executive compensation program, policies and decisions as a result of the advisory vote.

Opportunity for Stockholder Feedback

The committee carefully considers feedback from NASDAQ OMX’s regular engagement with our stockholders on executive compensation, corporate governance and other issues. The committee welcomes input from our stockholders on NASDAQ OMX’s compensation program through the communication process discussed in “Stockholder Communication with Directors.”

COMPENSATION PHILOSOPHY

The management compensation committee recognizes its important responsibilities to our stockholders. The committee has endeavored to create a performance-based compensation program that meets the needs of our global company and its stockholders.

On an annual basis, the committee reviews NASDAQ OMX’s compensation philosophy, programs and practices. The following core principles reflect the committee’s current compensation philosophy.

•	The compensation program creates long-term stockholder value by fostering an ownership culture.

•	All employees are eligible to participate in NASDAQ OMX’s equity programs.

•	Programs support an ownership culture that is focused on integrity and the key drivers of stockholder value.

•	Ownership guidelines applicable to the CEO, CFO, executive vice presidents and senior vice presidents are used to encourage executive stock ownership.

•	The compensation program focuses on key business objectives.

•	The program encourages decision-making to align the business strategy with goals set to drive industry-leading performance.

•	Goal setting at NASDAQ OMX is based on a continuous improvement philosophy.

•	Employees are rewarded not only for results, but also for behaviors and actions associated with ensuring client satisfaction, quality and resiliency.

•	Management is rewarded for maintaining a premier regulatory, ethics and compliance program.

•	The compensation program supports a high-performance environment via performance-based rewards.

•	Variable pay is emphasized over fixed pay through participation in annual and long-term incentive plans.

THE NASDAQ OMX GROUP, INC.    39

•

A significant portion of compensation is performance-based and varies based on NASDAQ OMX’s performance, which enables participation in the short- and long-term growth and financial success of the company.

•	The program reinforces the importance of meeting and/or exceeding performance targets through superior awards for superior performance and through differentiated awards based on performance achieved.

•	Goal setting and achievement tracking are highly structured and measurable, with few discretionary adjustments.

•	Select employee benefits are performance-based.

•	Compensation plans and arrangements do not encourage excessive risk-taking by management.

•	The compensation program enables NASDAQ OMX to compete effectively for talent.

•	The program is designed to attract, motivate and retain talented, high-performing individuals who are willing to commit to NASDAQ OMX’s success and to build long-term stockholder value.

•

The compensation program at NASDAQ OMX is reflective of industry practices and competitive global markets while remaining responsive to local market conditions, offering both competitive programs and compensation opportunities, while balancing the need for talent with the need to maintain reasonable compensation costs.

•	NASDAQ OMX communicates its compensation objectives and program clearly.

•	Ongoing employee educational programs ensure that the compensation objectives and program are well understood and serve as an effective motivational tool.

•	The value of total rewards is emphasized, versus only specific components of pay.

•	NASDAQ OMX ensures that its compensation program is straightforward and transparent so it is clear how organizational and individual actions translate into NASDAQ OMX performance and rewards.

•	NASDAQ OMX uses structured goal setting and achievement tracking.

THE NASDAQ OMX GROUP, INC.    40

DETERMINING EXECUTIVE COMPENSATION

Elements of Our Executive Compensation Program

Element	Description	Objectives
Annual Base Salaries	• Fixed amount of compensation for service during the year	• Reward scope of responsibility, experience and individual performance
Annual Performance- Based Incentive Compensation	• At-risk compensation, dependent on goal achievement • Formula-driven annual incentive linked to corporate financial goals, business unit strategic objectives, and development objectives

•      Promote strong business results by rewarding value drivers, without creating an incentive to take excessive risk

•      Serve as key compensation vehicle for rewarding results and differentiating individual performance each year

Long-Term Incentive Compensation (i.e., Equity Awards)

•      Award values are granted based on market competitive norms and individual performance

•      Performance share units (PSUs) are earned and vested after a three-year performance cycle

•       PSUs paid in shares of common stock upon vesting based on relative TSR ranking compared to peers and to the broad market, over each cycle

•      Motivate and reward executives for outperforming peers over several years

•       Ensure that executives have a significant stake in the long-term financial success of the company, aligned with the stockholder experience

•       Promote longer-term retention

Retirement Savings Plans and Health and Welfare Benefits

•      Tax-qualified Section 401(k) savings plan (401(k) Plan) with company match, plus additional discretionary contributions based on years of service

•      Comprehensive welfare benefits

•       Frozen Pension Plan, Frozen SERP and Discontinued Supplemental ERC Plan

• Provide market-competitive benefits to attract and retain top talent • Frozen plans reflect legacy arrangements
Limited Severance Arrangements – Change In Control	• Severance and related benefits paid upon termination without cause or resignation for good reason following a change in control • Equity vesting provisions upon termination post-change in control

•      Assist in attracting top talent

•       Preserve executive objectivity when considering transactions in the best interest of stockholders

•       Retention of executives through a change in control

•      Equity provisions keep executives whole in situations where shares may no longer exist or awards cannot otherwise be replaced

Limited Severance Arrangements – Other	• Limited amounts under employment arrangements with some executive officers • Discretionary guidelines, for involuntary terminations without cause	• Assist in attracting top talent • Provide transition assistance if employment ends involuntarily • Allow the company to obtain release of employment-related claims
Limited Perquisites	• Limited additional benefits provided to certain executives, including financial counseling, annual health exams, supplemental insurance (non-U.S.), and car and driver to the CEO	• Provide nominal additional assistance that allows executives to focus on their duties

THE NASDAQ OMX GROUP, INC.    41

Role of Our CEO

Mr. Greifeld, our CEO, regularly attends management compensation committee meetings at the invitation of the committee. Mr. Greifeld provides his perspective to the committee regarding executive compensation matters generally and the specific performance of the executives reporting to him, as discussed below.

However, in accordance with the listing rules of The NASDAQ Stock Market, Mr. Greifeld does not vote on executive compensation matters or attend executive sessions of the committee or board, and Mr. Greifeld is not present when his own compensation is being discussed or approved.

H.E. Kazim, NASDAQ OMX’s other director who has been deemed by the board of directors not to be independent, also does not vote on executive compensation matters when such matters are considered by the board.

Role of Compensation Consultants

In early 2013, the management compensation committee engaged Exequity LLP, an outside, independent compensation consultant, to assist the committee, as requested, in fulfilling various aspects of the committee’s charter. Exequity LLP is independent from NASDAQ OMX, has not provided any services to NASDAQ OMX other than to the committee, and receives compensation from NASDAQ OMX, as approved by the committee chair, only for services provided to the committee. Exequity LLP reports directly to the committee, and not to management.

NASDAQ OMX’s human resources department engages Meridian Compensation Partners to assist staff in gathering data, reviewing best practices and making recommendations to the committee about our executive compensation program.

Compensation of Our CEO

On an annual basis, the board of directors, management compensation committee and nominating & governance committee review Mr. Greifeld’s performance in executive session. As part of their deliberative process, the board of directors and management compensation committee evaluate CEO performance against corporate goals and determine appropriate CEO compensation. The factors considered by the board and the committee include Mr. Greifeld’s performance against his annual performance objectives, the performance of the company, the quality and development of the management team and the management of the CEO and executive succession plan.

Compensation of Our Other Named Executive Officers

With the support of NASDAQ OMX’s human resources department, our CEO develops compensation recommendations for each of the executive vice presidents for consideration by the management compensation committee and the board of directors. As part of this process, our CEO meets individually with each executive to discuss his or her performance against pre-established objectives determined during the previous year, as well as performance objectives and development plans for the coming year. This meeting gives each executive an opportunity to present his or her perspective of his or her performance and potential objectives and challenges for the upcoming year. Our CEO presents the results of the meetings with each executive to the management compensation committee for their review and consideration as part of the committee’s deliberation process.

Tally Sheets

When recommending compensation for the CEO and the other named executive officers, the committee reviews tally sheets that detail the various elements of compensation, including equity compensation, for each executive. The committee uses these tally sheets to evaluate the appropriateness of the total compensation package, to compare each executive’s total compensation opportunity with his or her actual payout and to ensure that the compensation appropriately reflects the compensation program’s focus on pay for performance.

THE NASDAQ OMX GROUP, INC.    42

General Principles of the Committee When Recommending Executive Compensation

To determine the recommended amounts and mix of compensation elements, the management compensation committee considers the following general principles.

•

Pay for Performance. The primary focus of NASDAQ OMX’s executive compensation program is on pay for performance. The management compensation committee and board of directors determine the allocation between base salary, annual cash incentives and annual equity awards based on the amount of compensation they wish to place “at risk.” “At risk” means that the executive will not realize any economic benefit unless the applicable objectives are met or exceeded. Consistent with our compensation philosophy, our compensation program is structured to ensure that a significant portion of each executive’s total compensation is contingent on performance and continued employment and, therefore, “at risk.”

•

Retention. In addition to rewarding employees through a pay for performance philosophy, the executive compensation program also focuses on retaining employees, particularly those in roles critical to the company’s long-term success. To this end, equity grants generally have performance-based and/or time-based vesting features to ensure that an employee must remain with the company for a period of time to receive value from the grant.

•

Competitive Market Analysis. The committee identifies compensation amounts that peers/competitors within the industry are paying to executives with similar positions and levels of experience, skills, education and responsibilities. The committee also considers industry and general economic conditions in assessing market competitiveness. However, while the committee uses this analysis as one of several tools in making executive compensation recommendations, the committee does not set the compensation levels of our executives based solely upon this analysis.

•

Internal Equity. Our executives’ compensation generally increases with position and responsibility. The committee believes that compensation amounts should reflect the different levels of responsibilities and performance among our executives and between our CEO, who is responsible for the entire organization, and our other executives, who are responsible for a functional area or a line of business.

•

Collateral Implications. The committee designs our total compensation mix to encourage our executives to take appropriate risks aimed at improving the company’s performance and building long-term stockholder value. In addition, to mitigate any incentive to take inappropriate risks, each of our named executive officers is subject to the stock ownership guidelines and incentive recoupment policy. The committee also considers the tax and accounting impact of the compensation program, as well as any regulatory compliance issues. Furthermore, the compensation program is subject to a comprehensive risk assessment process that is intended to identify any areas of the compensation structure that may unintentionally encourage inappropriate risk-taking.

The committee considers all of these principles in recommending compensation packages structured to reward the individual executive. Each individual component of compensation is considered independently and is not based on a formula; however, each component is intended to be complementary to the overall compensation package awarded to the executive.

Competitive Market Analysis

To evaluate the external competitiveness of our executive compensation program, the management compensation committee compares certain elements of the program to similar elements used by peer companies. The committee uses a comprehensive peer group, consisting of 20 companies, for competitive market analysis of the compensation program for our named executive officers. The committee believes that the usage and disclosure of a peer group supports good governance and provides valuable input to compensation design and amount decisions.

THE NASDAQ OMX GROUP, INC.    43

In initially selecting the comprehensive peer group in 2011, the committee considered potential peers among both direct industry competitors and companies in related industries with similar talent needs. After identifying potential peers on this basis, the committee used the following seven screening criteria to select appropriate peer companies:

•	revenue size;

•	market capitalization size;

•	financial performance;

•	direct exchange competitors;

•	financial services companies;

•	technology-dependent companies; and

•	companies with global complexity.

Each of these factors was initially weighted equally to develop a more refined list of companies for consideration. The committee then further reviewed each remaining company to determine its appropriateness for our final peer group with a particular focus on identifying meaningful talent peers. Certain companies were eliminated because of factors such as a significantly different market capitalization, their limited competitive position for executive talent or their limited global complexity relative to NASDAQ OMX.

In 2013, the committee reviewed the comprehensive peer group against the criteria described above but did not modify the group. The committee believes that the peer group includes an accurate representation of NASDAQ OMX’s industry competitors and size-relevant, talent-focused comparators. In addition, the committee believes that year-over-year consistency in peer group usage is desirable for reviewing trends in market pay movement.

The peer group consists of the following 20 companies.

•    Automatic Data Processing, Inc.

•    CBOE Holdings, Inc.

•     Deutsche Börse AG

•    DST Systems, Inc.

•    Fidelity National Information Services, Inc.

•     IntercontinentalExchange, Inc.

•     Legg Mason, Inc.

•    MasterCard Incorporated

•    TD Ameritrade Holding Corporation

•     TMX Group Inc.

•    BGC Partners Inc.

•    CME Group Inc.

•     Discover Financial Services

•     E*TRADE Financial Corporation

•     Fiserv, Inc.

•    Invesco Ltd.

•    London Stock Exchange Group plc

•     NYSE Euronext

•    The Charles Schwab Corporation

•    Visa Inc.

In addition, the committee takes into account that NASDAQ OMX faces competition for talent from private firms, such as high frequency and other small trading firms and private equity funds, for which public compensation data is not available.

Peer group data serves as only one reference point that the committee considers in evaluating our executive compensation program. The committee uses this data to see how various elements of our executive compensation program compare to other companies. However, the committee does not set the compensation of our executives based on this data or target NASDAQ OMX’s executive compensation to a specific percentile of the compensation set by our competitors. Instead, the comparison is conducted solely to determine if the compensation is competitive to the market, as represented by the peer group. Therefore, each executive is evaluated individually based on skills, knowledge, performance, development potential and, in the committee’s business judgment, the value he or she brings to the organization and NASDAQ OMX’s retention risk.

THE NASDAQ OMX GROUP, INC.    44

ANALYSIS OF 2013 EXECUTIVE COMPENSATION ELEMENTS

Annual Base Salaries

The management compensation committee normally reviews base salaries on an annual basis before the beginning of each year so that any changes will be effective in the first quarter of the following year. Occasionally, the committee may recommend adjustments to base salaries during the year in response to significant changes in an executive’s responsibilities or events that would impact the long-term retention of a key executive. The committee and board establish salaries at levels commensurate with each executive’s title, position and experience, recognizing that each executive is managing a component of a complex global company.

Under the terms of Mr. Greifeld’s employment agreement, his base salary for 2013 was $1 million, which has remained unchanged since 2006. The management compensation committee and board decided that leaving his salary unchanged for 2013 was consistent with the terms of his employment agreement and the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), that limit to $1 million the amount of non-performance-based compensation paid to the CEO that the company may deduct for federal income tax purposes.

Following its compensation review at the end of 2012, the committee and board did not change the base salaries for any of the other named executive officers for 2013. The committee and board believed that each base salary is within a competitive range of the market median for base salary for a comparable position.

The following table shows each named executive officer’s base salary at December 31, 2013 and 2012.

Named Executive Officer	Base Salary at December 31, 2013	Base Salary at December 31, 2012

Robert Greifeld	$1,000,000	$1,000,000
Lee Shavel	$500,000	$500,000
Hans-Ole Jochumsen(1)	$516,096	$496,608
Edward S. Knight	$500,000	$500,000
Bradley J. Peterson(2)	$475,000	—

(1)	Mr. Jochumsen’s base salary of 3,360,000 Swedish krona did not change between December 31, 2012 and December 31, 2013. The difference in the above table is due to the difference in the average foreign exchange rate, which was $0.1536 per krona for 2013 and $0.1478 per krona for 2012. These exchange rates are used throughout this proxy statement to convert Swedish krona to U.S. dollars.

(2)	Mr. Peterson began employment at NASDAQ OMX effective February 6, 2013.

Annual Performance-Based Cash Incentive Awards

Annual performance-based cash incentives are an integral part of our executive compensation program. Mr. Greifeld and all of NASDAQ OMX’s executive vice presidents receive such awards through our Executive Corporate Incentive Program (ECIP).

Plan-Based Target Award Opportunities

At the beginning of each year, the management compensation committee and board of directors establish the target annual cash incentive award opportunity for our named executive officers. Consistent with his employment agreement, Mr. Greifeld’s target annual cash incentive award opportunity for 2013 was 210% of base salary. For 2013, the committee and board set the target

THE NASDAQ OMX GROUP, INC.    45

annual cash incentive award opportunity for each of the other named executive officers at amounts ranging from 126% to 150% of base salary, based on an assessment of each officer’s position and responsibilities, the competitive market analysis and the company’s retention objectives.

Performance Goals

The annual cash incentive award payments for our executives are based on the achievement of pre-established performance goals. The CEO selects and recommends goals for each executive vice president based on their areas of responsibility and input from each executive. The management compensation committee and the board of directors review and consider our CEO’s recommendations and approve the goals for the coming year after identifying the objectives most critical to our future growth and most likely to hold executives accountable for the operations for which they are responsible.

The annual cash incentive awards are tied to results in the following areas:

•	two corporate objectives, including:

•	operating income (run rate), which measures business efficiency and profitability; and

•	net revenue, which measures the ability to drive revenue growth;

•	business unit strategic objectives, which are defined business unit-specific goals that contribute to the company’s short and long-term performance; and

•	development objectives.

Operating income (run rate) and net revenue are the company’s primary measures of short-term business success and the key drivers of long-term stockholder value. Operating income (run rate) and net revenue targets are set at the beginning of each year, as part of the company’s annual budgeting process, and are subject to adjustment for transactions and other extraordinary events.

Business unit strategic objectives also are established at the beginning of the year, and are subject to adjustment for transactions and other extraordinary events. The business unit strategic objectives consist of financial and non-financial strategic objectives specific to the business unit. The committee and board set the business unit strategic objectives to reflect the key responsibilities of each executive and incent focus on particular objectives in 2013.

The business unit strategic objectives are described below.

•	Mr. Shavel’s strategic objectives related to: acquisition performance; Corporate Strategy initiatives; a price to earnings ratio; and enterprise risk management.

•	Mr. Jochumsen’s strategic objectives related to: Transaction Services Nordic financial results; and the restructuring of the Nordic clearinghouse.

•

Mr. Knight’s strategic objectives related to: regulatory leadership and integrity; expense management; public policy initiatives; effective legal/business partnerships; and M&A, litigation, intellectual property and corporate support.

•	Mr. Peterson’s strategic objectives related to: systems reliability and quality; operational excellence; business service delivery; and expense management.

The development objectives, which are new in 2013, replace an objective from prior years relating to the results of a Business Effectiveness Survey, which compiled feedback from employees. The development objectives are established at the beginning of the year by the committee and board to focus the executive team on certain employee development initiatives. Mr. Greifeld’s development objectives focused on succession planning at the chief executive officer, executive vice president and

THE NASDAQ OMX GROUP, INC.    46

senior vice president levels, as well as the implementation of a new employee career development program. The rest of the named executive officers’ development objectives related to the implementation of the new employee career development program.

The management compensation committee and board of directors set the targets for each of the goals at levels where the maximum payout would be difficult to achieve and beyond budget assumptions. The following table shows each named executive officer’s performance objectives for 2013 and the relative weighting of these objectives.

Named Executive Officer	Target Incentive Compensation Opportunity	Corporate Objectives		Business Unit Strategic Objectives	Development Objective

		Operating Income (Run Rate)	Net Revenue

Robert Greifeld	$2,100,000	55%	35%	—	10%
Lee Shavel	$750,000	40%	10%	40%	10%
Hans-Ole Jochumsen	$768,000	10%	10%	70%	10%
Edward S. Knight	$650,000	25%	10%	55%	10%
Bradley J. Peterson	$600,000	20%	15%	55%	10%

In connection with the annual review of the compensation of our executive vice presidents, the committee and board increased Mr. Knight’s target incentive compensation opportunity from $600,000 to $650,000 from 2012 to 2013 to reward his performance and ensure both a market competitive award and internal pay equity among the executive vice presidents. The target incentive compensation opportunity for all of the other named executive officers remained the same from 2012 to 2013.

Potential Payouts

Payouts are determined by the management compensation committee and board of directors after the end of the year and are based on the sum of (i) actual performance under each corporate objective, (ii) where applicable, actual performance against an executive’s business unit strategic objectives and (iii) actual performance under the development objective. Each goal applicable to the named executive officers for 2013 had a minimum, target and maximum performance level.

Scoring of each goal is based on actual goal achievement compared to the target. In 2013, payouts on each goal could vary between 0% and 200% of the target. However, the non-financial goals were subject to a funding modifier aligned with the achievement of the operating income (run rate) goal. This ensured the payout of overachievement against non-financial goals was limited to the overall companywide performance on operating income (run rate).

THE NASDAQ OMX GROUP, INC.    47

Corporate Objectives Performance vs. Goals

The table below shows the following information with respect to the corporate objectives: the minimum, target and maximum payout levels; NASDAQ OMX’s actual performance for 2013; and the resultant payout percentage of the target incentive award amounts.

Corporate Objective	Minimum	Target		Maximum (for 200% payout)	NASDAQ OMX’s Results for 2013 as Measured for Compensation Purposes	Payout Percentage of Target Incentive Award Amount

Operating Income (Run Rate)(1)	$644.9 million	$ $	708.8 million - 728.8 million	$789.9 million	$759.8 million	151%
Net Revenue(1)	$1,750.4 million	$ $	1,821.9 million - 1,851.9 million	$1,925.4 million	$1,839.7 million	100%

(1)	For these purposes, operating income (run rate) and net revenue exclude the effects of foreign exchange and extraordinary transactions. Operating income (run rate) also excludes non-recurring expense items relating to the following: a voluntary accommodation program; mergers and strategic initiatives; an SEC matter; restructuring charges; special legal expenses; and other expenses. As a result, these calculations differ from the GAAP calculations of operating income and revenues less transaction rebates, brokerage, clearance and exchange fees reported in our Form 10-K.

For further information about NASDAQ OMX’s financial results in 2013, see “Compensation Discussion and Analysis – 2013 Business Highlights.”

Business Unit Strategic Objectives Performance vs. Goals

The committee and board assessed each officer’s achievement of the business unit strategic objectives in 2013, as described below.

Mr. Shavel

Mr. Shavel’s business unit strategic objectives were scored as follows:

Goal	Goal Weighting	Score as a Percent of Target

Acquisition performance	10%	135%
Corporate Strategy initiatives	10%	175%
Price to earnings ratio	10%	200%
Enterprise risk management	10%	150%

Mr. Jochumsen

Mr. Jochumsen’s business unit strategic objectives were scored as follows:

Goal	Goal Weighting	Score as a Percent of Target

Transaction Services Nordic financial results	50%	200%
Restructuring of the Nordic clearinghouse	20%	200%

THE NASDAQ OMX GROUP, INC.    48

Mr. Knight

Mr. Knight’s business unit strategic objectives were scored as follows:

Goal	Goal Weighting	Score as a Percent of Target

Regulatory leadership and integrity	10%	200%
Expense management	10%	200%
Public policy initiatives	5%	150%
Effective legal/business partnerships	15%	200%
M&A, litigation, intellectual property and corporate support	15%	200%

Mr. Peterson

Mr. Peterson’s business unit strategic objectives were scored as follows:

Goal	Goal Weighting	Score as a Percent of Target

Systems reliability and quality	10%	75%(1)
Operational excellence	15%	191%
Business service delivery	20%	181%
Expense management	10%	200%

(1)	The management compensation committee and board of directors explicitly considered certain systems reliability issues in 2013 in connection with their review and determination of this goal score. In their discretion, the committee and board reduced the formulaic score to a score of 75% of target for certain employees in the Global Technology Group.

Development Objective Performance vs. Goals

With respect to the development objective, each named executive officer received 150% of the target incentive award amount allocated to this goal.

Award Payouts

In early 2014, the committee and board received a final report on the level of achievement on each goal, and on the basis of this report, the committee and board approved payouts for 2014.

The actual annual cash incentive award payouts to the named executive officers for 2013 and 2012 are set forth in the following table.

Named Executive Officer	2013 ECIP Award Payout

Robert Greifeld	$2,794,050
Lee Shavel	$1,135,500
Hans-Ole Jochumsen	$1,383,168
Edward S. Knight	$1,106,625
Bradley J. Peterson(1)	$915,300

(1)	Mr. Peterson began employment at NASDAQ OMX effective February 6, 2013.

THE NASDAQ OMX GROUP, INC.    49

One-Time Cash Payment for Mr. Peterson

In connection with Mr. Peterson’s start of employment in February 2013, the company agreed to pay him a one-time cash amount of $400,000. The committee and board set the amount of the cash payment with reference to Mr. Peterson’s total compensation package and the value of forfeited payments from his prior employer. The total compensation package was designed to induce Mr. Peterson to join NASDAQ OMX.

Long-Term Stock-Based Compensation

Long-term incentive compensation consists entirely of equity awards.

Performance-Based Long-Term Incentive Program. Since 2012, the committee and board have granted equity awards to our CEO and executive vice presidents under a performance-based long-term incentive program that focuses on TSR. The program is designed to motivate and reward executives for outperforming peers over several years, ensure that executives have a significant stake in the long-term financial success of the company aligned with the stockholder experience and promote longer-term retention. Consistent with our pay for performance philosophy, this program represents 100% of our CEO and executive vice presidents’ long-term stock-based compensation.

Under the program, each individual received a grant of PSUs subject to a three-year cumulative performance period beginning on January 1, 2013 and ending on December 31, 2015. Performance is determined by comparing NASDAQ OMX’s TSR to two groups of companies, each weighted 50%. One group consists of all S&P 500 companies, and the other group consists of the following 13 exchange companies.

• ASX Ltd • Bolsa Mexicana de Valores • CBOE Holdings, Inc. • Deutsche Börse AG • Interactive Brokers Group • London Stock Exchange Group plc • TMX Group Inc.	• BGC Partners Inc. • Bolsas Y Mercados Espanoles • CME Group Inc. • ICAP plc • IntercontinentalExchange, Inc. • NYSE Euronext

NASDAQ OMX’s relative performance ranking against each of these groups will determine the final number of shares delivered to each individual under the program. The maximum payout will be 200% of the target number of PSUs granted if NASDAQ OMX ranks at the 85th percentile or above of both groups. However, if NASDAQ OMX’s TSR is negative for the three-year performance period, regardless of TSR ranking, the payout cannot exceed 100% of the target number of PSUs granted.

Below is a table showing the amount of shares a grantee may receive based upon different levels of achievement against each of the groups. For each group, the resulting shares earned will be calculated by multiplying the relevant percentage from the table below by one-half of the target award amount.

Percentile Rank of NASDAQ OMX’s Three-Year TSR Versus the Relevant Group	Resulting Shares Earned

≥ 85th Percentile	200%
67.5th Percentile	150%
50th Percentile	100%
25th Percentile	50%
15th Percentile	30%
0 Percentile	0%

THE NASDAQ OMX GROUP, INC.    50

For levels of achievement between points, the resulting shares earned will be calculated based on straight-line interpolation.

In setting Mr. Greifeld’s 2013 equity award target, the management compensation committee and board of directors intended to provide future motivational value to Mr. Greifeld, with significant upside and downside based on performance relative to peers. The committee and board considered historical awards and the retention value of Mr. Greifeld’s outstanding equity when determining the target amount of Mr. Greifeld’s award. The committee and board also considered peer group data to establish a market-competitive award level.

Mr. Greifeld recommended the specific equity award targets for each of the other named executive officers, which varied among executives depending upon responsibilities and retention considerations. The committee and board evaluated these recommendations and determined that the amount of each award reflected the individual’s contributions, was aligned with competitive market levels and was appropriate for retention purposes.

The target amount and target face value of the PSUs awarded to each of the named executive officers under this program is set forth in the table below. The 2013 awards were made on July 25, 2013, which was the date of NASDAQ OMX’s annual employee equity grant, at a stock price of $33.23.

Named Executive Officer	Target PSUs	Target Grant Date Face Value(1)

Robert Greifeld	227,000	$7,543,210
Lee Shavel	38,303	$1,272,809
Hans-Ole Jochumsen	32,831	$1,090,974
Edward S. Knight	32,831	$1,090,974
Bradley J. Peterson(2)	—	—

(1)	The table above reflects the target face value of the PSUs, which was the specific amount approved by the management compensation committee and board of directors. In accordance with FASB ASC Topic 718, a different methodology is used for the accounting valuation of PSUs with a TSR-based performance measure. The accounting valuation methodology takes into account expected price movement performed through a Monte Carlo simulation model. In 2013, the Monte Carlo simulation assigned a significantly higher value to each PSU than the closing price of NASDAQ OMX’s stock as of the grant date. The accounting valuation is reported in the Summary Compensation Table. There is no assurance that the accounting values reflected in the Summary Compensation Table or the target face values approved by the management compensation committee and board of directors will ever be realized by the chief executive officer or the other named executive officers.

(2)	Mr. Peterson did not participate in this program in 2013 because he received a new hire equity grant in connection with the start of his employment in February 2013, as discussed further below.

New Hire Grant for Mr. Peterson. Under his employment offer letter, the company awarded an equity grant to Mr. Peterson when he began employment on February 6, 2013. The grant consisted of 68,966 restricted stock units (RSUs), which vest in equal installments on the first, second and third anniversaries of the grant. The committee and board determined the value of this grant as part of the total compensation package designed to recruit Mr. Peterson to join the company. This grant served as Mr. Peterson’s 2014 annual equity award and offset a portion of the equity value Mr. Peterson forfeited when leaving his prior employer.

THE NASDAQ OMX GROUP, INC.    51

Settlement of March 2011 PSU Grant to CEO. In February 2014, the management compensation committee and board determined the number of shares that Mr. Greifeld was entitled to receive upon vesting in connection with his March 2011 PSU grant, which had a target amount of 100,000 shares. These PSUs had a performance period from January 1, 2011 through December 31, 2013 and a performance target of non-GAAP EPS growth compounded annually over the three-year performance period. Non-GAAP EPS growth was determined based upon the amount by which our adjusted non-GAAP EPS for the fiscal year ended December 31, 2013 exceeded our non-GAAP EPS for the fiscal year ended December 31, 2010, which had been determined to be $1.99.

The following table sets forth the number of shares that Mr. Greifeld was entitled to receive at settlement of the March 2011 PSU grant at varying non-GAAP EPS growth performance levels.

	Minimum Performance	Target Performance	Maximum Performance

Non-GAAP EPS Growth (compounded annual increase over the Performance Period)	8% growth	16% growth	24% growth
Adjusted Non-GAAP EPS Level	$2.51	$3.11	$3.79
Number of Shares Deliverable	50,000	100,000	150,000

The committee and board determined that adjusted non-GAAP EPS growth fell between the minimum and target performance levels, and therefore, Mr. Greifeld was entitled to receive a pro-rated amount of 57,500 shares, which was 58% of target.

Non-GAAP EPS was calculated by adjusting our reported GAAP EPS for significant non-recurring charges or gains (and their related income tax effects) that were not related to our core business. The non-GAAP EPS for the fiscal year ended December 31, 2013 also was adjusted for certain stock or asset acquisitions that occurred during the performance period. The committee and board relied on the company’s audited financial statements, non-GAAP reconciliations and related information for purposes of determining the amount of non-GAAP EPS growth.

General Equity Award Grant Practices

The reference price for calculating the value of equity awards is the closing market price of NASDAQ OMX’s common stock on the date of grant. The management compensation committee and board of directors consider whether to make equity awards at a regularly scheduled meeting. Regular board and committee meetings are scheduled well in advance without regard to material news announcements by NASDAQ OMX. Existing equity ownership levels are not a factor in award determinations as we do not want to discourage the named executive officers from holding significant amounts of NASDAQ OMX’s common stock.

Throughout the performance period, the management compensation committee receives updates on the executives’ progress in achieving the applicable performance measures and monitors the compensation expense that the company is incurring for outstanding equity awards. The committee believes that the current and expected expense amounts are reasonable and justified in light of the committee’s goals of aligning the long-term interests of officers and employees with those of stockholders and retaining the current management team.

Stock Ownership Guidelines

We have long recognized the importance of stock ownership as an important means of closely aligning the interests of our executives with the interests of our stockholders. In addition to using equity awards as a primary long-term incentive compensation tool, we have in place stock ownership guidelines for our CEO, CFO, executive vice presidents and senior vice presidents. Under its charter, the management compensation committee is responsible for reviewing annually the stock ownership guidelines and verifying compliance thereunder.

THE NASDAQ OMX GROUP, INC.    52

Under the guidelines, our CEO, CFO, executive vice presidents and senior vice presidents are expected to own specified dollar amounts of NASDAQ OMX common stock based on a multiple of their base salary. The multiple is determined by officer level: our CEO must hold shares valued at a 6X multiple of base salary, our CFO must hold a 4X multiple, other executive vice presidents must hold a 3X multiple and senior vice presidents must hold a 1X multiple. Individual holdings, shares jointly owned with immediate family members or held in trust, shares of restricted stock (including vested and unvested), shares underlying PSUs after completion of the performance period and shares purchased or held through NASDAQ OMX’s plans, such as the NASDAQ OMX Employee Stock Purchase Plan (ESPP), count toward satisfying the guidelines. New executives and executives who incur a material change in their responsibilities are expected to meet the applicable level of ownership within four years of their start date or the date of the change in responsibilities. All of the named executive officers were in compliance with the guidelines as of December 31, 2013.

Stock Holding Requirement

We encourage our CEO, CFO, executive vice presidents and senior vice presidents to retain equity grants until the applicable stock ownership level is reached. Under the stock ownership guidelines, these officers must hold the specified dollar amounts of stock through the end of their employment with NASDAQ OMX. We feel that our guidelines provide proper alignment of the interests of our management and our stockholders, and therefore, we do not have additional stock holding requirements beyond the stock ownership guidelines.

Prohibition on Hedging and Pledging

NASDAQ OMX does not allow directors or Section 16 officers to engage in securities transactions that allow them either to insulate themselves, or profit, from a decline in NASDAQ OMX’s stock price (with the exception of selling shares outright). Specifically, these individuals may not enter into hedging transactions with respect to NASDAQ OMX’s common stock, including short sales and transactions in derivative securities. Finally, these individuals may not pledge, hypothecate or otherwise encumber their shares of NASDAQ OMX common stock.

Rule 10b5-1 Plans

NASDAQ OMX permits all employees, including the named executive officers, to enter into plans established under Rule 10b5-1 of the Exchange Act to enable them to trade in our stock, including stock received through equity grants, during periods in which they might not otherwise be able to trade because material nonpublic information about NASDAQ OMX has not been publicly released. These plans include specific instructions to a broker to trade on behalf of the employee if our stock price reaches a specified level or if certain other events occur, and therefore, the employee no longer controls the decision to trade. As of December 31, 2013, one of our named executive officers had a Rule 10b5-1 plan in place.

Retirement Savings Plans

NASDAQ OMX’s retirement savings plans are part of our overall compensation and benefits program. The management compensation committee considers appropriate retirement savings options to be a critical component of the package to retain employees at all levels. For more information about NASDAQ OMX’s retirement savings plans, see “Executive Compensation – Retirement Benefits.”

Health and Welfare Benefits

We provide a voluntary comprehensive health and welfare benefits program to our executives, including the named executive officers, that mirrors the program offered to our other employees. Named executive officers also are allowed to participate in our ESPP on the same terms as other employees.

THE NASDAQ OMX GROUP, INC.    53

Limited Severance Arrangements

Except in the limited circumstances described in this proxy statement, we are not obligated to pay general severance or other enhanced benefits to any named executive officer upon termination of his or her employment. However, the management compensation committee has the discretion to pay severance plan benefits. Severance plan decisions do not influence the management compensation committee’s other recommendations regarding compensation as these other decisions are focused on motivating our executives to remain with NASDAQ OMX and contribute to our future success.

The management compensation committee believes that the terms for triggering payment under each of the arrangements described in this proxy statement are reasonable. For example, most of the arrangements use what is known as a “double trigger,” meaning that a severance payment as a result of a change in control is activated only upon the occurrence of both a change in control of the company and a loss of employment. Benefits under these arrangements will be provided only if NASDAQ OMX is the target organization. In addition, a change in control under these arrangements is limited to situations where the acquirer obtains a majority of NASDAQ OMX’s voting securities or the current members of our board of directors (or their approved successors) cease to constitute a majority of the board.

For further information on NASDAQ OMX’s limited severance arrangements, see “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Limited Perquisites

Because our executive compensation program emphasizes pay for performance, it includes very few perquisites for our executives. In view of the demands of his position, we provide Mr. Greifeld with a company car and driver for use when conducting company business. Mr. Greifeld reports his use of the company car and driver for personal reasons in the Summary Compensation Table included below under “Executive Compensation.” In 2013, this amount was $26,554, which was the incremental cost of Mr. Greifeld’s personal use of the car (including commutation) based on an allocation of the cost of the driver, tolls, fuel, maintenance and other related expenses.

Officers at the level of senior vice president and above are eligible to receive basic financial planning services and executive health exams. Participation in each of these programs is voluntary. We also provide extended sickness insurance to certain non-U.S. executives. We do not provide tax gross-up payments on perquisites, other than under employment or hiring arrangements.

During 2013, Mr. Peterson received a one-time payment of $255,189 (or $150,000, net of taxes) for relocation expenses incurred for his move from California to New York in connection with his employment at NASDAQ OMX. This payment covered all costs associated with Mr. Peterson’s move, including travel expenses, short-term housing, transportation of household items and other move-related expenses.

GLOBAL ETHICS AND COMPLIANCE PROGRAM

The NASDAQ OMX board annually reviews the company’s global ethics and compliance program, including the code of ethics and supporting policies. NASDAQ OMX will take action to remedy any fraudulent or intentional misconduct by an employee. Discipline would vary depending on the facts and circumstances, and may include termination of employment or initiation of an action for breach of fiduciary duty under the company’s code of ethics. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

INCENTIVE RECOUPMENT POLICY

The board and committee have adopted an incentive recoupment or “clawback” policy that is applicable to the named executive officers and other executive vice presidents. The policy provides

THE NASDAQ OMX GROUP, INC.    54

that the company may recoup any cash or equity incentive payments predicated upon the achievement of financial results or operating metrics that are subsequently determined to be incorrect on account of material errors, material omissions, fraud or misconduct.

TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

The management compensation committee considers the income tax consequences of individual compensation elements when it is analyzing the overall level of compensation and the mix of compensation among individual elements.

Section 162(m) of the Code provides a limit of $1 million on the remuneration that may be deducted by a public company in any year in respect of the CEO and the three other most highly compensated executive officers (other than the principal financial officer). However, “performance-based compensation” is fully deductible if the plan under which the compensation is paid has been approved by the stockholders and meets other requirements. NASDAQ OMX attempts to structure our compensation arrangements so that amounts paid are tax deductible to the extent feasible and consistent with our overall compensation objectives. Depending upon the relevant circumstances at the time, the committee may determine to award compensation that may not be deductible. In making this determination, the committee balances the purposes and needs of our executive compensation program against the potential tax implications.

THE NASDAQ OMX GROUP, INC.    55

MANAGEMENT COMPENSATION COMMITTEE REPORT

The management compensation committee reviewed and discussed the Compensation Discussion and Analysis with our management. After such discussions, the committee recommended to NASDAQ OMX’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into NASDAQ OMX’s Form 10-K.

The Management Compensation Committee

Michael R. Splinter, Chair

Steven D. Black

Börje E. Ekholm

Glenn H. Hutchins

MANAGEMENT COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the management compensation committee is an executive officer, employee or former officer of NASDAQ OMX. With the exception of Mr. Greifeld, none of NASDAQ OMX’s executive officers serves as a current member of the NASDAQ OMX board of directors. None of NASDAQ OMX’s executive officers serves as a director or a member of the compensation committee of any entity that has one or more executive officers serving on the NASDAQ OMX board or management compensation committee. For information on transactions with entities affiliated with our Management Compensation Committee members, see “Certain Relationships and Related Transactions.”

THE NASDAQ OMX GROUP, INC.    56

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation of each of the named executive officers for services rendered during the fiscal years ended December 31, 2013, 2012 and 2011.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(7)		Total ($)

Robert Greifeld	2013		$1,000,000	—		$9,944,870		—		$2,794,050		—		$101,104		$13,840,024
Chief Executive Officer	2012		$1,000,000	—		$5,567,400		—		$1,350,000		$916,164		$77,742		$8,911,306
	2011		$1,000,000	—		$2,528,000		—		$3,591,000		$355,729		$93,067		$7,567,796

Lee Shavel(8)	2013		$500,000	—		$1,678,054		—		$1,135,500		—		$24,550		$3,338,104
Chief Financial Officer and Executive Vice President, Corporate Strategy	2012 2011	$ $	500,000 300,000	— —	$ $	1,343,857 6,120,027	$	— 280,003	$ $	878,625 1,290,000		— —	$ $	22,450 13,839	$ $	2,744,932 8,003,869

Hans-Ole Jochumsen	2013		$516,096	—		$1,438,326		—		$1,383,168		—		$132,039		$3,469,629
Executive Vice President, Global Market Services	2012		$496,608	—		$1,151,887		—		$889,387		—		$116,638		$2,654,520

Edward S. Knight	2013		$500,000	—		$1,438,326		—		$1,106,625		—		$51,951		$3,096,902
Executive Vice President General Counsel and Chief Regulatory Officer	2012 2011	$ $	500,000 500,000	— —	$ $	863,910 1,220,013	$	— 180,012	$ $	900,000 1,155,000	$ $	566,658 274,403	$ $	40,000 57,725	$ $	2,870,568 3,387,153

Bradley J. Peterson(9)	2013		$412,885	$400,000		$2,000,014		—		$915,300		—		$266,962		$3,995,161
Executive Vice President and Chief Information Officer

(1)	For Mr. Jochumsen, certain amounts reported in this proxy statement were paid in Swedish krona. These amounts are converted to U.S. dollars from krona at an exchange rate of $0.1536 per krona, which was the average exchange rate for 2013.

(2)	The amount reported in this column for Mr. Peterson in 2013 reflects a one-time cash payment in connection with Mr. Peterson’s start of employment in February 2013.

(3)	The amounts reported in this column reflect the grant date fair value of the stock awards, including PSUs and restricted stock, computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2013 included in our Form 10-K. Since the 2013 PSU award payouts are contingent on TSR-related performance-based vesting conditions, the grant date fair values were determined based on a Monte Carlo simulation.

The Monte Carlo simulation accounting valuation methodology takes into account expected price movement of NASDAQ OMX as compared to peer companies. As a result of the company’s high stock volatility and pre-grant year-to-date 2013 TSR performance relative to peer companies, the Monte Carlo simulation

THE NASDAQ OMX GROUP, INC.    57

assigned a significantly higher expense value to each 2013 PSU ($43.81) than the closing price of NASDAQ OMX’s stock on the grant date ($33.23). Therefore, the expense value reflected in the Summary Compensation Table does not reflect the target incentive value shown in the Long-Term Stock-Based Compensation section of the Compensation Discussion and Analysis in this proxy statement, and there is no assurance that the target grant date face values or FASB ASC Topic 718 accounting values will ever be realized by the Chief Executive Officer or the other named executive officers. The table below summarizes the target grant date face value of PSU grants that the management compensation committee and board of directors approved for named executive officers compared to the FASB ASC Topic 718 accounting value.

Name and Principal Position	Year	Target PSUs	Target Grant Date Face Value	FASB ASC Topic 718 Fair Value

Robert Greifeld	2013	227,000	$7,543,210	$9,944,870
Chief Executive Officer

Lee Shavel	2013	38,303	$1,272,809	$1,678,054
Chief Financial Officer and Executive Vice President, Corporate Strategy

Hans-Ole Jochumsen	2013	32,831	$1,090,974	$1,438,326
Executive Vice President, Global Market Services

Edward S. Knight	2013	32,831	$1,090,974	$1,438,326
Executive Vice President, General Counsel and Chief Regulatory Officer

(4)	The amounts reported in this column reflect the grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2013 included in our Form 10-K.

(5)	The amounts reported in this column reflect the cash awards made to the named executive officers under the ECIP or other performance-based incentive compensation programs.

(6)	The amounts reported in this column reflect the actuarial increase in the present value of the named executive officers’ benefits under all pension plans established by NASDAQ OMX. No amounts are reported in this column for Messrs. Greifeld and Knight for 2013 as the actuarial present value of these officers’ benefits under the pension plans decreased in the amounts of $417,127 and $390,648, respectively. Assumptions used in calculating the amounts include a 4.90% discount rate as of December 31, 2013, a 4.00% discount rate as of December 31, 2012, a 5.00% discount rate as of December 31, 2011, a 5.25% discount rate as of December 31, 2010, retirement at age 62 (which is the earliest age at which a participant may retire and receive unreduced benefits under the plans) and other assumptions used for financial reporting purposes under generally accepted accounting principles as described in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2013 included in our Form 10-K. The named executive officers may not currently be entitled to receive benefits under the pension plans if such amounts are not vested. None of the named executive officers received above-market or preferential earnings on deferred compensation in 2013, 2012 or 2011.

THE NASDAQ OMX GROUP, INC.    58

(7)	The following table sets forth the 2013 amounts reported in the “All Other Compensation” column by type.

Name and Principal Position	Incremental Cost of Personal Use of Company Car ($)(a)	Cost of Executive Health Exam or Extended Sickness Insurance ($)	Cost of Financial/ Tax Planning Services ($)	Contribution to the 401(k) Plan or Other Defined Contribution Plans ($)	Contribution to the Basic ERC ($)	Contribution to the Supplemental ERC ($)	Vacation Pay ($)	Relocation Expenses ($)	Total All Other Compensation ($)

Robert Greifeld	$26,554	$4,350	—	$10,200	$15,300	$44,700	—	—	$101,104
Chief Executive Officer

Lee Shavel	—	$4,350	—	$10,200	$5,100	$4,900	—	—	$24,550
Chief Financial Officer and Executive Vice President, Corporate Strategy

Hans-Ole Jochumsen	—	$2,326	$8,947	$103,219	—	—	$17,547	—	$132,039
Executive Vice President, Global Market Services

Edward S. Knight	—	$4,350	$7,401	$10,200	$15,300	$14,700	—	—	$51,951
Executive Vice President, General Counsel and Chief Regulatory Officer

Bradley J. Peterson	—	$4,350	—	$7,423	—	—	—	$255,189(b)	$266,962
Executive Vice President and Chief Information Officer

(a)	The incremental cost of personal use of the company car (including commutation) is calculated based on an allocation of the cost of the driver, tolls, fuel, maintenance and other related expenses.

(b)	The relocation expenses for Mr. Peterson include a tax gross-up payment of $105,189.

(8)	Mr. Shavel began employment at NASDAQ OMX effective May 23, 2011.

(9)	Mr. Peterson began employment at NASDAQ OMX effective February 6, 2013.

EMPLOYMENT AGREEMENTS

NASDAQ OMX currently has employment agreements with three of its named executive officers, Messrs. Greifeld, Jochumsen and Knight.

Robert Greifeld

On February 22, 2012, NASDAQ OMX entered into a new employment agreement with Robert Greifeld, NASDAQ OMX’s CEO. The new employment agreement replaced NASDAQ OMX’s prior employment agreement with Mr. Greifeld, which was effective January 1, 2007. In addition to the new employment agreement, NASDAQ OMX and Mr. Greifeld entered into a confidentiality, non-solicitation and invention assignment agreement.

The 2012 employment agreement with Mr. Greifeld has a term of five years, with no automatic renewals thereafter. The agreement provides for:

•	annual base salary of not less than $1,000,000; and

•

annual incentive compensation that is targeted at not less than 200% of base salary based on the achievement of one or more performance goals established for such year by the management compensation committee of NASDAQ OMX’s board of directors.

THE NASDAQ OMX GROUP, INC.    59

The agreement does not guarantee the grant of any equity awards to Mr. Greifeld. Mr. Greifeld may be granted equity awards under the Equity Plan, based on the management compensation committee’s evaluation of the performance of NASDAQ OMX and Mr. Greifeld, peer group market data and internal equity, and consistent with past practices with respect to the combined aggregate value of prior grants.

The agreement prohibits Mr. Greifeld from rendering services to a competing entity for a period of two years following the date of termination of employment. To receive certain termination payments and benefits under the new employment agreement, Mr. Greifeld must execute a general release of claims against NASDAQ OMX. In addition, such termination payments and benefits are generally subject to discontinuation in the event Mr. Greifeld breaches the restrictive covenants in either the employment agreement or the confidentiality, non-solicitation and invention assignment agreement.

On December 11, 2012, NASDAQ OMX entered into a memorandum of understanding with Mr. Greifeld relating to the calculation of certain severance payments under his employment agreement. The memorandum of understanding clarifies the meanings of certain terms relevant to these calculations.

The employment agreement, as clarified by the memorandum of understanding, sets forth the payments that Mr. Greifeld will receive under various termination scenarios. For further information about these payments and benefits, see “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Hans-Ole Jochumsen

NASDAQ OMX also has an employment agreement with Hans-Ole Jochumsen, our Executive Vice President, Global Market Services. The employment agreement was entered into on July 1, 2008 and may be terminated by NASDAQ OMX, subject to 12 months’ prior notice, or by Mr. Jochumsen, subject to six months’ prior notice. If not previously terminated, the agreement will automatically terminate at the earlier of the date of Mr. Jochumsen’s retirement or his reaching the age of 65.

The agreement provides for:

•	an annual base salary of not less than 3,200,000 Swedish krona, to be reviewed each year consistent with NASDAQ OMX’s policies; and

•	a pension contribution totaling 20% of his monthly base salary during the term of the agreement.

The agreement does not guarantee the grant of any equity awards to Mr. Jochumsen. Mr. Jochumsen may be granted equity awards under the Equity Plan, at the discretion of the board of directors. Mr. Jochumsen is entitled to health and long-term disability coverage and other benefits consistent with NASDAQ OMX’s policies.

Upon termination of employment by Mr. Jochumsen, the agreement prohibits Mr. Jochumsen from rendering services to a competing entity for a period of six months following the date of termination. During this six month period, Mr. Jochumsen will be entitled to his monthly salary. Upon termination of the employment agreement by Mr. Jochumsen or NASDAQ OMX, Mr. Jochumsen is restricted from soliciting NASDAQ OMX employees for a period of 12 months from the termination date.

The agreement sets forth the payments that Mr. Jochumsen will receive under various termination scenarios. For further information about these payments and benefits, see “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Edward S. Knight

NASDAQ OMX also has an employment agreement with Edward S. Knight, our Executive Vice President, General Counsel and Chief Regulatory Officer.

THE NASDAQ OMX GROUP, INC.    60

The agreement provides for:

•	an annual base salary at a rate not less than the rate of base salary in effect on the date of the initial agreement; and

•	incentive compensation for each calendar year during the term as the management compensation committee may award in its discretion.

Under the agreement, the management compensation committee may grant Mr. Knight equity awards under the Equity Plan.

The agreement prohibits Mr. Knight from soliciting NASDAQ OMX employees or rendering services to a competing entity for a period of twelve months following the date of termination of employment. The agreement sets forth the severance payments that Mr. Knight will receive under various termination scenarios. For further information about these payments and benefits, see “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

On February 22, 2012, NASDAQ OMX and Mr. Knight entered into the third amendment to this employment agreement, as well as a confidentiality, non-solicitation and invention assignment agreement. Under the third amendment, Mr. Knight’s employment agreement was renewed for a term of five years, commencing February 22, 2012, with no automatic renewals thereafter.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to the plan-based awards granted to each of the named executive officers during the fiscal year ended December 31, 2013.

2013 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Committee and/or Board Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Robert Greifeld	3/26/2013	3/26/2013	$0	$2,100,000	$4,200,000	—	—	—	—	—	—	—
Chief Executive Officer	7/22/2013	7/25/2013	—	—	—	0	227,000	454,000	—	—	—	$9,944,870

Lee Shavel	3/26/2013	3/26/2013	$0	$750,000	$1,500,000	—	—	—	—	—	—	—
Chief Financial Officer and Executive Vice President, Corporate Strategy	7/22/2013	7/25/2013	—	—	—	0	38,303	76,606	—	—	—	$1,678,054

Hans-Ole Jochumsen	3/26/2013	3/26/2013	$0	$768,000	$1,536,000	—	—	—	—	—	—	—
Executive Vice President, Global Market Services	7/22/2013	7/25/2013	—	—	—	0	32,831	65,662	—	—	—	$1,438,326

Edward S. Knight	3/26/2013	3/26/2013	$0	$650,000	$1,300,000	—	—	—	—	—	—	—
Executive Vice President, General Counsel and Chief Regulatory Officer	7/22/2013	7/25/2013	—	—	—	0	32,831	65,662	—	—	—	$1,438,326

Bradley J. Peterson	3/26/2013	3/26/2013	$0	$600,000	$1,200,000	—	—	—	—	—	—	—
Executive Vice President and Chief Information Officer	1/30/2013	2/6/2013	—	—	—	—	—	—	68,966	—	—	$2,000,014

THE NASDAQ OMX GROUP, INC.    61

(1)	The amounts reported in these columns represent the possible range of payments under the ECIP or other performance-based incentive compensation programs. For information about the amounts actually earned by each named executive officer under the ECIP or other performance-based incentive compensation programs, see “Executive Compensation – Summary Compensation Table.” Amounts are considered earned in fiscal year 2013 although they were not paid until 2014.
(2)	The amounts reported in these columns represent the possible range of performance share units that each named executive officer may earn under the Equity Plan, depending on his or her achievement of performance goals established by the management compensation committee and board of directors.
(3)	The amounts reported in this column represent the grant date fair value of the full equity awards reported in the previous columns calculated pursuant to FASB ASC Topic 718 based upon the assumptions discussed in footnote 12 to the company’s audited financial statements for the fiscal year ended December 31, 2013 included in our Form 10-K. Since PSUs are subject to relative TSR performance conditions, the grant date fair value reported for PSUs reflects the value at the grant date using a price derived from a Monte Carlo simulation based upon the probable outcome of the performance conditions. As a result of the company’s high stock volatility and pre-grant year-to-date 2013 TSR performance relative to peer companies, the Monte Carlo simulation assigned a significantly higher expense value to each 2013 PSU ($43.81) than the closing price of NASDAQ OMX’s stock on the grant date ($33.23). Therefore, the expense value reflected in the Summary Compensation Table does not reflect the target incentive value shown in the Long-Term Stock-Based Compensation section of the Compensation Discussion and Analysis in this proxy statement, and there is no assurance that the target grant date face values or the FASB ASC Topic 718 accounting values will ever be realized by the Chief Executive Officer or the other named executive officers. The table below summarizes the target grant date face value of PSU grants that the management compensation committee and board of directors approved for named executive officers compared to the FASB ASC Topic 718 accounting value.

Name and Principal Position	Year	Target PSUs	Target Grant Date Face Value	FASB ASC Topic 718 Fair Value

Robert Greifeld	2013	227,000	$7,543,210	$9,944,870
Chief Executive Officer

Lee Shavel	2013	38,303	$1,272,809	$1,678,054
Chief Financial Officer and Executive Vice President, Corporate Strategy

Hans-Ole Jochumsen	2013	32,831	$1,090,974	$1,438,326
Executive Vice President, Global Market Services

Edward S. Knight	2013	32,831	$1,090,974	$1,438,326
Executive Vice President, General Counsel and Chief Regulatory Officer

THE NASDAQ OMX GROUP, INC.    62

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table includes certain information with respect to the value of all outstanding equity awards held by each named executive officer as of December 31, 2013.

2013 Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert Greifeld Chief Executive Officer	960,000	—	—	$35.92	12/13/2016	—	—	—	—
	900,000	—	—	$21.31	06/30/2019	—	—	—	—
	—	—	—	—	—	—	—	247,440(7)	$9,848,112
	—	—	—	—	—	—	—	227,000(8)	$9,034,600

Lee Shavel Chief Financial Officer and Executive Vice President, Corporate Strategy	—	41,257(1)	—	$24.94	05/23/2021	—	—	—	—
	—	—	—	—	—	100,240(4)	$3,989,552	—	—
	—	—	—	—	—	22,454(5)	$893,669	—	—
	—	—	—	—	—	—	—	59,727(7)	$2,377,135
	—	—	—	—	—	—	—	38,303(8)	$1,524,459

Hans-Ole Jochumsen Executive Vice President, Global Market Services	15,771	—	—	$41.36	03/24/2018	—	—	—	—
	—	22,059(2)	—	$19.75	03/04/2020	—	—	—	—
	—	33,995(3)	—	$25.28	03/28/2021	—	—	—	—
	—	—	—	—	—	18,989(5)	$755,762	—	—
	—	—	—	—	—	—	—	51,195(7)	$2,037,561
	—	—	—	—	—	—	—	32,831(8)	$1,306,674

Edward S. Knight Executive Vice President, General Counsel and Chief Regulatory Officer	28,801	—	—	$35.92	12/13/2016	—	—	—	—
	19,555	—	—	$45.38	12/12/2017	—	—	—	—
	39,458	—	—	$25.07	12/17/2018	—	—	—	—
	—	22,059(2)	—	$19.75	03/04/2020	—	—	—	—
	—	25,496(3)	—	$25.28	03/28/2021	—	—	—	—
	—	—	—	—	—	14,241(5)	$566,792	—	—
	—	—	—	—	—	—	—	38,396(7)	$1,528,161
	—	—	—	—	—	—	—	32,831(8)	$1,306,674

Bradley J. Peterson Executive Vice President and Chief Information Officer	—	—	—	—	—	68,966(6)	$2,744,847	—	—

(1)	These unexercisable stock options will vest in full on May 23, 2014.

(2)	While these stock options were unexercisable as of December 31, 2013, they vested in full on March 4, 2014.

(3)	These unexercisable stock options will vest in full on March 28, 2014.

(4)	These restricted stock units will vest as to one-half on each of May 23, 2014 and May 23, 2015.

THE NASDAQ OMX GROUP, INC.    63

(5)	These performance share units were subject to a one-year performance period ending on December 31, 2011, and the remaining unvested shares will vest on December 31, 2014. Each named executive officer with this grant was awarded 150% of the target amount of performance share units as the performance exceeded the maximum level.

(6)	While these restricted stock units were unvested as of December 31, 2013, one-third vested on February 6, 2014. An additional one-third will vest on each of February 6, 2015 and February 6, 2016.

(7)	This performance share unit award is subject to a three-year performance period ending on December 31, 2014. The amount reported is the target award amount, although the actual number of shares awarded could range from 0% to 200% of the target amount shares, depending on the level of achievement of certain specified performance goals established by the management compensation committee and board of directors.

(8)	This performance share unit award is subject to a three-year performance period ending on December 31, 2015. The amount reported is the target award amount, although the actual number of shares awarded could range from 0% to 200% of the target amount shares, depending on the level of achievement of certain specified performance goals established by the management compensation committee and board of directors.

THE NASDAQ OMX GROUP, INC.    64

OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to the options exercised by and restricted stock awards that vested for the named executive officers during the fiscal year ended December 31, 2013.

2013 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Robert Greifeld	700,000	$17,376,107	57,500	(3)	$2,288,500
Chief Executive Officer

Lee Shavel	—	—	72,575	(4)	$2,443,410
Chief Financial Officer and Executive Vice President, Corporate Strategy

Hans-Ole Jochumsen	39,458	$470,734	28,439	(5)	$1,131,872
Executive Vice President, Global Market Services

Edward S. Knight	100,000	$2,377,006	35,851	(6)	$1,352,703
Executive Vice President, General Counsel and Chief Regulatory Officer

Bradley J. Peterson	—	—	—		—
Executive Vice President and Chief Information Officer

(1)	The amounts reported in this column are calculated by multiplying the number of shares received upon exercise by the difference between the closing market price of our common stock on the date of exercise and the exercise price of the option.

(2)	The amounts reported in this column are calculated by multiplying the number of shares of stock that vested by the closing market price of our common stock on the vesting date.

(3)	The amount reported includes 25,834 shares that were withheld to pay taxes in connection with the vesting of PSUs.

(4)	The amount reported include 39,095 shares that were withheld to pay taxes in connection with the vesting of PSUs and RSUs.

(5)	The amount reported includes 16,496 shares that were withheld to pay taxes in connection with the vesting of PSUs.

(6)	The amount reported includes 16,960 shares that were withheld to pay taxes in connection with the vesting of PSUs and RSUs.

THE NASDAQ OMX GROUP, INC.    65

RETIREMENT BENEFITS

401(k) Plan

NASDAQ OMX provides the 401(k) Plan for eligible employees. As of December 31, 2013, all of the named executive officers, except Mr. Jochumsen, participated in the 401(k) Plan. During 2013, NASDAQ OMX matched employee contributions to this plan up to 4% of base salary, not to exceed the Internal Revenue Service (IRS) annual limits. NASDAQ OMX also provided true-up matching to ensure that employees who contributed 4% of base salary to the 401(k) Plan would receive the maximum company match, regardless of the timing of employee contributions. Effective January 1, 2014, NASDAQ OMX increased the company matching contribution to 6% of an employee’s base salary, not to exceed IRS annual limits.

Frozen Pension Plan and SERP

Effective May 1, 2007, the Pension Plan and SERP were fully frozen for all employees, and new retirement benefits were implemented on July 1, 2007. As a result, the eligible named executive officers have accrued Pension Plan and SERP benefits only through April 30, 2007. As of that date, the plan participants no longer accrue additional benefits from future salary earnings and years of service with NASDAQ OMX.

ERCs

After freezing the Pension Plan and SERP, NASDAQ OMX implemented retirement benefits, called ERCs, that included two parts. The first part is provided through the existing 401(k) Plan and is available to eligible U.S. employees, including the U.S.-based named executive officers hired prior to January 1, 2013. Under this part, NASDAQ OMX may make discretionary tax-qualified contributions, called the Basic ERC, to the 401(k) Plan within specified guidelines based on years of service. NASDAQ OMX also may make additional discretionary tax-qualified contributions, called the Enhanced ERC, to the 401(k) Plan for employees age 45 or older with at least 10 years of service as of December 31, 2006.

NASDAQ OMX determines whether to fund the Basic ERC and Enhanced ERC during a particular year based upon the achievement of a corporate financial objective. In early 2013, the management compensation committee and board of directors determined to fund the Basic ERC and Enhanced ERC for 2013 if NASDAQ OMX’s operating income (run rate) fell within or exceeded the target range used for purposes of the ECIP, as discussed above under “Compensation Discussion and Analysis.” Since our 2013 operating income (run rate) exceeded this range, NASDAQ OMX funded the 2013 Basic ERC and Enhanced ERC payments in early 2014.

The second part of NASDAQ OMX’s retirement program is a non-qualified plan called the Supplemental ERC. The Supplemental ERC is available to officers and non-officers whose base salaries exceed the IRS compensation limit of $255,000 (for 2013) or whose total employee and NASDAQ OMX contributions to qualified plans exceed the IRS total annual contribution limit, generally $51,000 (for 2013). For years in which an ERC is contributed to the 401(k) Plan, a Supplemental ERC will be contributed for those employees for whom the ERC must be reduced by operation of these IRS limits. The Supplemental ERC is equal to the difference between the ERC that would have been contributed for the employee had the IRS limits not applied, and the actual ERC contributed to the 401(k) Plan.

Employees may direct investment of Basic ERC and Enhanced ERC contributions among the various mutual funds available through our 401(k) Plan. Supplemental ERC contributions receive interest at a rate set forth in the plan document. Unlike the Pension Plan and SERP, the ERC benefits allow for immediate vesting.

Effective January 1, 2013, NASDAQ OMX discontinued the ERC benefits for new hires. In addition, NASDAQ OMX discontinued contributions to the Supplemental ERC effective with the plan year

THE NASDAQ OMX GROUP, INC.    66

beginning January 1, 2014. The last Supplemental ERC contribution was made in early 2014 for the 2013 plan year. Finally, NASDAQ OMX will discontinue contributions to the Basic ERC and Enhanced ERC effective with the plan year beginning January 1, 2015. The last Basic ERC and Enhanced ERC contributions will be made in early 2015 for the 2014 plan year.

Non-U.S. Retirement Benefits

Most employees outside of the U.S. are covered by local retirement plans or by applicable social laws. Mr. Jochumsen participates in a non-U.S. defined contribution pension plan. Under this type of plan, NASDAQ OMX makes annual contributions equal to a percentage of fixed salary to participants’ personal accounts. Each participant is free to invest such contributions as he or she chooses. Participants are not taxed on the contributions until they are withdrawn upon retirement. Under his employment agreement, Mr. Jochumsen is entitled to receive annual contributions under this plan equal to 20% of his base salary.

PENSION BENEFITS TABLE

The table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Pension Plan and the SERP as of December 31, 2013. Messrs. Jochumsen, Peterson and Shavel are not participants in the Pension Plan or SERP.

2013 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Robert Greifeld	Pension Plan	10.67	$128,345	—
Chief Executive Officer	SERP	10.67	$4,255,884	—

Edward S. Knight	Pension Plan	14.50	$331,000	—
Executive Vice President, General Counsel and Chief Regulatory Officer	SERP	14.50	$3,280,827	—

(1)	The amounts reported comprise the actuarial present value of the named executive officer’s accumulated benefit under the Pension Plan and SERP as of December 31, 2013. Assumptions used in calculating the amounts include a 4.90% discount rate as of December 31, 2013, retirement at age 62 (which is the earliest age at which a participant may retire and receive unreduced benefits under the plans) and other assumptions used for financial statement reporting purposes under generally accepted accounting principles as described in footnote 11 to the company’s audited financial statements for the fiscal year ended December 31, 2013 included in our Form 10-K.

Generally, participants in the Pension Plan become vested in retirement benefits under the plan after five years of service from the participant’s date of hire. Participants in the SERP generally become vested in retirement benefits under the SERP after reaching age 55 and completing 10 years of service. As of December 31, 2013, Messrs. Greifeld and Knight were vested in benefits payable under the Pension Plan and the SERP.

THE NASDAQ OMX GROUP, INC.    67

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS

As of December 31, 2013, the only nonqualified defined contribution plan in which our named executive officers participated was the Supplemental ERC. The table below shows the amounts contributed to this plan by, or on behalf of, our named executive officers during the fiscal year ended December 31, 2013 and other information. Messrs. Jochumsen and Peterson are not participants in the Supplemental ERC.

2013 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Robert Greifeld	—	$44,700	$11,163	—	$201,500
Chief Executive Officer

Lee Shavel	—	$4,900	$329	—	$6,446
Chief Financial Officer and Executive Vice President, Corporate Strategy

Edward S. Knight	—	$14,700	$5,036	—	$91,078
Executive Vice President, General Counsel and Chief Regulatory Officer

(1)	The amounts reported in this column reflect contributions by the company to the named executive officers under the Supplemental ERC for the fiscal year ended December 31, 2013, which were paid in early 2014. For each named executive officer, these amounts are reported in the column “All Other Compensation” in the “Summary Compensation Table.”

(2)	The amounts reported in this column represent interest earned during 2013 on account balances. Interest is paid at an annual rate of 7% (which is the 10-year U.S. Treasury securities rate on the effective date of the Supplemental ERC program plus an additional 1%).

(3)	The amounts reported in this column represent account balances at December 31, 2013. These amounts include contributions that the company has made to the named executive officers under the Supplemental ERC and interest earned on account balances. To the extent that the named executive officers were considered named executive officers in prior years’ proxy statements, the Supplemental ERC contributions for prior years were reported in the column “All Other Compensation” in the “Summary Compensation Table” found in our proxy statement for the annual meeting of stockholders.

THE NASDAQ OMX GROUP, INC.    68

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Agreements

Messrs. Greifeld’s and Knight’s employment agreements provide for limited payments and benefits in the event of termination of employment following a change in control of the company. Mr. Jochumsen’s employment agreement provides for a severance payment in the event of termination of employment by the company for any reason, other than substantial breach of the agreement. In addition, we have entered into letter agreements with the other named executive officers providing limited payments and benefits to them if their employment is terminated in connection with a change in control of the company. Payments and benefits under these agreements are subject to a “double trigger,” meaning that payments are payable only upon the occurrence of both a change in control of the company and a loss of employment.

Under Mr. Greifeld’s employment agreement and the agreements with the other named executive officers (other than Messrs. Jochumsen and Knight), a change in control generally consists of the first to occur of the following:

•	any person becomes the beneficial owner, directly or indirectly, of more than 50% of the company’s voting securities (except in limited circumstances);

•	a majority of the directors on the board are replaced by directors not endorsed by at least two-thirds of the members of the board before the date of appointment or election;

•

the consummation of a merger or consolidation, unless (1) the company’s voting securities prior to the transaction continue to represent more than 50% of the voting securities of the surviving entity (either by remaining outstanding or being converted into voting securities of the surviving entity) or (2) the transaction effectuates a recapitalization of the company in which no person directly or indirectly acquires more than 50% of the company’s then outstanding voting securities (other than acquisitions directly from the company); or

•	the sale or disposition by the company of all or substantially all of its assets.

We also have provisions in our Equity Plan that provide for the accelerated vesting of outstanding unvested equity awards in the event of a termination due to a change in control of the company.

Robert Greifeld

Under Mr. Greifeld’s employment agreement, if his employment is terminated within two years after a change in control either by the company without cause or by Mr. Greifeld for good reason, he will be entitled to the following severance payments and benefits from the company:

•

a cash payment for unpaid base salary through the date of termination, accrued but unpaid vacation through the date of termination and any earned but unpaid incentive compensation for the calendar year prior to the date of termination (Base Obligations);

•

a cash payment equal to the sum of: (i) two times the prior year’s annual base salary, (ii) the target bonus amount for the calendar year preceding the year in which the termination occurs and (iii) any pro rata target bonus with respect to the calendar year in which the termination occurs to the extent that performance goals are satisfied;

•

a taxable monthly cash payment equal to the Consolidated Omnibus Budget Reconciliation Act (COBRA) premium for the highest level of coverage available under the company’s group health plans, reduced by the monthly amount that Mr. Greifeld would pay for such coverage if he was an active employee, until the earlier of 24 months or the date he is eligible for coverage under the health care plans of a subsequent employer; and

•	continued life insurance and accidental death and dismemberment insurance benefits for the same period as the continued health coverage payments.

THE NASDAQ OMX GROUP, INC.    69

Under a “best net provision,” if any amounts payable to Mr. Greifeld due to a change in control would be characterized as excess parachute payments and due to that characterization, Mr. Greifeld would be subject to an excise tax under the Code, the amounts will be reduced. The reduction will be to an amount so that none of the amounts payable constitute excess parachute payments if this would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Mr. Greifeld’s receipt on an after-tax basis of the greatest amount of termination and other benefits.

Mr. Greifeld’s right to the amounts described above is subject to his compliance with several restrictive covenants in his employment agreement and confidentiality, non-solicitation and invention assignment agreement, including covenants that require him to maintain the confidentiality of the company’s proprietary information and to refrain from disparaging the company. Mr. Greifeld also is prohibited from soliciting the company’s employees or rendering services for a competing entity for a period of two years following the date of termination. Further, to receive payments and benefits upon a change in control, Mr. Greifeld must execute a general release of claims against the company. In addition, the change in control payments and benefits generally are subject to discontinuation in the event Mr. Greifeld breaches the restrictive covenants.

In addition to the payments described above, under a change in control, Mr. Greifeld would be entitled to any vested Pension Plan and SERP benefits.

Edward S. Knight

Pursuant to Mr. Knight’s employment agreement, if his employment is terminated by the company without cause or if Mr. Knight terminates his employment for good reason, whether or not associated with a change in control, the company is obligated to make certain payments to him. For detailed information on these payments, see “Payments upon Termination (other than for Cause or Change in Control) – Edward S. Knight” below. “Good reason” includes a reduction in Mr. Knight’s position, duties or authority, the company’s failure to secure agreement of any successor entity that he will continue in his position, any other material breach of the employment agreement not remedied by the company or the company providing a notice of non-renewal.

Mr. Knight also has agreed to be subject to certain post-termination restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality.

In addition to the payments described above, under a change in control, Mr. Knight would be entitled to any vested Pension Plan and SERP benefits.

Hans-Ole Jochumsen

Under Mr. Jochumsen’s employment agreement, if his employment is terminated by the company on grounds other than Mr. Jochumsen’s substantial breach of the agreement, the company must give Mr. Jochumsen 12 months’ notice of termination, and Mr. Jochumsen will be entitled to severance pay equal to six months’ salary payable in a lump sum on his last day of employment.

Mr. Jochumsen also has agreed to be subject to certain post-termination restrictive covenants relating to non-competition, non-solicitation and confidentiality.

Other Named Executive Officers

Under the letter agreements with the named executive officers (other than Messrs. Greifeld, Knight and Jochumsen), if the executive’s employment is terminated by the company without cause or by the executive for good reason, either (x) during the 180-day period immediately prior to a change in control of the company (if the executive can reasonably demonstrate that the termination or good reason event

THE NASDAQ OMX GROUP, INC.    70

was at the request of a third party that effects the change in control) or (y) during the one year period immediately following the change in control, then he or she will be entitled to the following severance payments and benefits from the company:

•	cash payments equal to 24 months of annual base salary;

•	100% of the annual target incentive award for the year in which termination occurs plus any earned but unpaid cash incentive award for a completed plan year;

•

payment of COBRA premiums for continued medical and dental benefits until the earlier of (1) termination of the executive’s COBRA continuation period; (2) 24 months following termination; or (3) the date the executive secures subsequent employment with comparable medical and dental coverage;

•	continued life insurance and accidental death and dismemberment insurance benefits for 24 months;

•	any vested accrued benefits under the Pension Plan or SERP; and

•	outplacement services for a period of 12 months or, if earlier, until the executive’s first acceptance of an employment offer.

An executive is not entitled to benefits under the letter agreements if his or her termination of employment is on account of his or her death or disability.

In addition, the letter agreements do not provide for indemnification of any “golden parachute” excise taxes that may be payable by an executive under Section 4999 of the Code in connection with the change in control of the company. Rather, the agreements provide, if any payments or benefits to an executive would be subject to an excise tax under Section 4999, payments and/or benefits to the executive would be reduced to an amount that would not trigger such excise tax.

The letter agreements contain restrictive covenants, which, among other things, require the executive to maintain the confidentiality of the company’s proprietary information and to refrain from disparaging the company. The executive is also prohibited from soliciting the company’s employees or rendering services to a competing entity for a period of one year following termination in connection with a change in control. Further, to receive the payments and benefits, the executive must execute a general release of claims against the company. In addition, the change in control payments and benefits generally are subject to discontinuation in the event an executive breaches the restrictive covenants.

Equity Plan

Under the Equity Plan, if outstanding awards are assumed or substituted by the successor company and an employee, including a named executive officer, is involuntarily terminated by the company other than for cause within a one-year period after a change in control of the company, the vesting of all outstanding unvested equity awards will accelerate to the date of termination subject to the terms of the Equity Plan. For awards not assumed or substituted by the successor company, all unvested awards shall vest immediately prior to the effective time of the change in control.

Payments upon Termination (other than for Cause or Change in Control)

Robert Greifeld

Under Mr. Greifeld’s employment agreement, if his employment is terminated by the company without cause, or by Mr. Greifeld for good reason, he will be entitled to the following severance payments and benefits from the company:

•	the Base Obligations;

THE NASDAQ OMX GROUP, INC.    71

•

a cash payment equal to the sum of: (i) two times the prior year’s annual base salary, (ii) the target bonus amount for the calendar year preceding the year in which the termination occurs and (iii) any pro rata target bonus with respect to the calendar year in which the termination occurs to the extent that performance goals are satisfied; and

•

a taxable monthly cash payment equal to the COBRA premium for the highest level of coverage available under the company’s group health plans, reduced by the monthly amount that Mr. Greifeld would pay for such coverage if he was an active employee, until the earlier of 24 months or the date he is eligible for coverage under the health care plans of a subsequent employer.

In addition, Mr. Greifeld would be entitled to any vested Pension Plan and SERP benefits. Mr. Greifeld’s vested stock options would remain exercisable for 36 months, his unvested options, if any, would continue to vest for 30 months subject to restrictive covenants.

Mr. Greifeld also may terminate his employment by providing the company with at least 270 days prior written notice. If Mr. Greifeld’s employment is terminated due to delivery of such notice, he will be entitled to the following payments and benefits:

•	the Base Obligations;

•	a cash payment equal to any pro rata target bonus with respect to the calendar year in which the termination occurs to the extent that performance goals are satisfied; and

•	continued vesting of all outstanding equity awards, based on actual performance during the relevant performance period.

Lee Shavel

Under the terms of Mr. Shavel’s employment offer letter, in the event of a reduction-in-force or other involuntary termination of employment (other than a termination for “cause” as defined in the Equity Plan or a change in control of the company) during the first three years of employment, Mr. Shavel will be eligible for 15 months of severance pay at his then current base salary and any additional severance benefits provided under the company’s then current in-practice severance policy.

Hans-Ole Jochumsen

Under Mr. Jochumsen’s employment agreement, if his employment is terminated by the company on grounds other than Mr. Jochumsen’s substantial breach of the agreement, the company must provide Mr. Jochumsen 12 months’ notice of termination, and Mr. Jochumsen will be entitled to severance pay equal to six months’ salary payable in a lump sum on his last day of employment.

Edward S. Knight

Under Mr. Knight’s employment agreement, if his employment is terminated by the company without cause or if Mr. Knight terminates his employment for good reason, the company is obligated to pay to Mr. Knight a pro rata portion of the incentive compensation for the year of termination, and a lump sum cash payment equivalent to continuation of base salary and incentive compensation, if any, until the later of (x) the end of the term of the agreement or (y) 24 months following the date of such termination of employment. The company also will continue to provide Mr. Knight with health coverage at its expense for such period.

In the event that Mr. Knight terminates his employment without good reason, he shall be entitled to his salary through the date of termination and shall have no further rights to any compensation or any other benefits under the agreement.

THE NASDAQ OMX GROUP, INC.    72

Other Named Executive Officers

In the event of a reduction-in-force or other involuntary termination of employment (other than a “for cause” termination), any severance payments and benefits to one of the named executive officers not subject to an employment agreement or other severance arrangement would be made at the sole discretion of the company and management compensation committee. According to predetermined NASDAQ OMX guidelines regarding post-termination payments, in the event of a reduction-in-force or other involuntary termination of employment (other than a “for cause” termination), executive vice presidents may receive 18 months of base salary plus the target bonus for the year of termination, payments totaling COBRA premiums up to 12 months and up to 12 months of outplacement services.

Under the ECIP, in the event a named executive officer’s employment is terminated for any reason other than death, disability or retirement, the executive’s right to a non-equity incentive plan compensation award for the calendar year of termination is forfeited. The management compensation committee, in its sole discretion, may pay a pro rata incentive compensation award to the executive for the calendar year of termination. However, in the case of retirement, no such pro-rata award shall be paid unless the performance goals associated with the award have been met.

In addition, upon termination of employment, named executive officers would receive the benefits to which they would be entitled under the company’s Pension Plan and SERP to the extent that they are vested in these plans.

Payments upon Death, Disability or Retirement

Upon termination of employment on account of death or disability, the named executive officers receive payments pursuant to life insurance or disability insurance purchased by the executive and available to employees generally. Under the ECIP, a named executive officer may, in the discretion of the management compensation committee, receive a pro rata portion of his or her incentive compensation award in the event of death, disability or retirement (provided that, in the case of retirement, the performance goals associated with the award have been met). Under Mr. Greifeld’s employment agreement, in the event of death or disability, he is entitled to a pro rata target bonus with respect to the calendar year in which the date of termination occurs and accelerated vesting of all unvested stock option awards. With respect to the other named executive officers, under the relevant terms and conditions of the Equity Plan and the individual equity award agreements, all stock option or restricted stock awards that would have vested within one year from the date of death or disability will immediately vest and all vested options may be exercised until the earlier of one year from the date of death or disability or their expiration date. Under the PSU award agreements for the named executive officers, in the event of disability, unvested PSU awards will be forfeited. In the event of death, unvested PSU awards will vest at the later of the date of death or the completion of the performance period(s) for such awards.

Upon retirement, the named executive officers receive the benefits to which they would be entitled under the company’s Pension Plan and SERP to the extent that they are vested in these plans. Under the term and conditions of the Equity Plan and the equity award agreements, all stock option and restricted stock awards that would have vested within one year from the date of retirement will immediately vest and all vested options may be exercised until the earlier of one year from the date of retirement or their expiration date. Under the PSU award agreements for the named executive officers, in the event of retirement, unvested PSU awards will be forfeited.

Estimated Change in Control or Termination Payments and Benefits at the End of 2013

The tables below reflect the payments and benefits payable to each of the named executive officers in the event of a termination of the executive’s employment under several different circumstances. The amounts shown assume that termination was effective as of December 31, 2013, given the executive’s compensation and service levels as of that date, and are estimates of the amounts that would be payable to the named executive officers in each situation. The

THE NASDAQ OMX GROUP, INC.    73

actual amounts to be paid can only be determined at the time of an executive’s actual separation from the company. Factors that may affect the nature and amount of payments made on termination of employment, among others, include the timing of the event, compensation level, the market price of the company’s common stock and the executive’s age.

The amounts in the tables below for equity award vesting assume that the Equity Plan, as proposed to be amended and restated following stockholder approval at the annual meeting, would have been in effect at the time of termination. The reported value of the accelerated vesting of outstanding equity awards is based on the intrinsic value of these awards (the value based upon the market price of the company’s common stock on December 31, 2013, reduced in the case of stock options, by the option exercise price). The amounts reported for Pension Plan and SERP benefits represent the actuarial present value of the named executive officer’s accumulated benefit under the Pension Plan and SERP as of December 31, 2013. Assumptions used in calculating the amounts include a 4.90% discount rate as of December 31, 2013, retirement at age 62 (which is the earliest age at which a participant may retire and receive unreduced benefits under the plans) and other assumptions used for financial reporting purposes under generally accepted accounting principles as described in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2013 included in our Form 10-K. Under the Pension Plan and SERP, Mr. Knight was the only named executive officer eligible to retire and receive unreduced benefits as of December 31, 2013.

Robert Greifeld	Involuntary For Cause or Voluntary Without Good Reason	Involuntary Not For Cause or Voluntary With Good Reason	Death/Disability	Non- Continuation Notice	Termination Due To Change in Control (“Double Trigger”)

Severance and Other	$0	$6,200,000	$2,100,000	$2,100,000	$6,200,000
Non-Equity Incentive Compensation	$0	$0	$0	$0	$0
Stock Option Vesting	$0	Vested options exercisable for 36 months	$0	$0	$0
Restricted Stock Vesting	$0	$0	$0	$0	$0
Performance Share Unit Vesting	$0	$0	Vesting continues until performance period end in the event of death	Vesting continues until performance period end	$9,576,955
Retirement Plan Benefits	$4,384,229	$4,384,229	$4,384,229	$4,384,229	$4,384,229
Health & Welfare Benefits	$0	$47,458	$0	$0	$52,354
Outplacement Services	$0	$0	$0	$0	$0

Total	$4,384,229	$10,631,687	$6,484,229	$6,484,229	$20,213,538

Lee Shavel	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Termination Due To Change in Control (“Double Trigger”)

Severance	$0	$1,500,000	$0	$0	$1,000,000
Non-Equity Incentive Compensation	$0	$1,135,500	$1,135,500	$1,135,500	$1,885,500
Stock Option Vesting	$0	$0	$613,079	$613,079	$613,079
Restricted Stock Vesting	$0	$0	$1,994,776	$1,994,776	$3,989,552
Performance Share Unit Vesting	$0	$0	$893,669(1)	$0	$2,986,592
Retirement Plan Benefits	$0	$0	$0	$0	$0
Health & Welfare Benefits	$0	$23,729	$0	$0	$50,410
Outplacement Services	$0	$20,004	$0	$0	$20,004

Total	$0	$2,679,233	$4,637,024	$3,743,355	$10,545,137

THE NASDAQ OMX GROUP, INC.    74

(1)	In the event of death, unvested PSU awards will vest at the later of the date of death or the completion of the performance period(s) for such awards. The value of Mr. Shavel’s 2012 and 2013 PSU awards is not included in this calculation since the performance period for these grants will not conclude until December 31, 2014 and December 31, 2015, respectively.

Hans-Ole Jochumsen(1)	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death		Disability	Termination Due To Change in Control (“Double Trigger”)

Severance	$0	$258,048	$0		$0	$258,048
Non-Equity Incentive Compensation	$0	$1,383,168	$1,383,168		$1,383,168	$1,383,168
Stock Option Vesting	$0	$0	$935,890		$935,890	$935,890
Restricted Stock Vesting	$0	$0	$0		$0	$0
Performance Share Unit Vesting	$0	$0	$755,762	(2)	$0	$2,549,707
Retirement Plan Benefits	$0	$51,610	$0		$0	$51,610
Health & Welfare Benefits	$0	$0	$0		$0	$0
Outplacement Services	$0	$0	$0		$0	$0

Total	$0	$1,692,826	$3,074,820		$2,319,058	$5,178,423

(1)	Mr. Jochumsen’s employment agreement may be terminated by NASDAQ OMX, subject to 12 months’ prior notice, or by Mr. Jochumsen, subject to six months’ prior notice. The calculations in this table assume that termination in each scenario was effective on December 31, 2013 and that any required notice period had been satisfied prior to this date.

(2)	In the event of death, unvested PSU awards will vest at the later of the date of death or the completion of the performance period(s) for such awards. The value of Mr. Jochumsen’s 2012 and 2013 PSU awards is not included in this calculation since the performance period for these grants will not conclude until December 31, 2014 and December 31, 2015, respectively.

Edward S. Knight	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death		Disability	Termination Due To Change in Control (“Double Trigger”)

Severance	$0	$2,300,000	$0		$0	$2,300,000
Non-Equity Incentive Compensation	$0	$1,106,625	$1,106,625		$1,106,625	$1,106,625
Stock Option Vesting	$0	$0	$812,485		$812,485	$812,485
Restricted Stock Vesting	$0	$0	$0		$0	$0
Performance Share Unit Vesting	$0	$0	$566,792	(1)	$0	$2,021,124
Retirement Plan Benefits	$3,611,827	$3,611,827	$3,611,827		$3,611,827	$3,611,827
Health & Welfare Benefits	$0	$32,632	$0		$0	$32,632
Outplacement Services	$0	$0	$0		$0	$0

Total	$3,611,827	$7,051,084	$6,097,729		$5,530,937	$9,884,693

(1)	In the event of death, unvested PSU awards will vest at the later of the date of death or the completion of the performance period(s) for such awards. The value of Mr. Knight’s 2012 and 2013 PSU awards is not included in this calculation since the performance period for these grants will not conclude until December 31, 2014 and December 31, 2015, respectively.

THE NASDAQ OMX GROUP, INC.    75

Bradley J. Peterson	Involuntary For Cause or Voluntary	Involuntary Not For Cause	Death	Disability	Termination Due To Change in Control (“Double Trigger”)

Severance	$0	$1,312,500	$0	$0	$950,000
Non-Equity Incentive Compensation	$0	$915,300	$915,300	$915,300	$1,515,300
Stock Option Vesting	$0	$0	$0	$0	$0
Restricted Stock Vesting	$0	$0	$914,962	$914,962	$2,744,847
Performance Share Unit Vesting	$0	$0	$0	$0	$0
Retirement Plan Benefits	$0	$0	$0	$0	$0
Health & Welfare Benefits	$0	$23,729	$0	$0	$50,410
Outplacement Services	$0	$20,004	$0	$0	$20,004

Total	$0	$2,271,533	$1,830,262	$1,830,262	$5,280,561

THE NASDAQ OMX GROUP, INC.    76

PROPOSAL IV

APPROVAL OF THE EQUITY PLAN, AS AMENDED AND RESTATED

We are requesting that stockholders approve the Equity Plan, as amended and restated to, among other things, (i) increase by 6,000,000 the number of shares of our common stock authorized for issuance pursuant to awards under the Equity Plan; and (ii) make other technical and administrative revisions to the Equity Plan. A vote FOR this proposal will also constitute approval of the material terms of the performance goals set forth in the Equity Plan for purposes of Section 162(m) of the Code.

If this Proposal IV is not approved by stockholders at the 2014 annual meeting, the company can continue to grant awards under the current Equity Plan as approved by stockholders at the 2010 annual meeting, subject to existing authorized share limits under such plan, provided that the company will not be able to continue to grant qualified performance-based compensation under Section 162(m) of the Code after May 27, 2015. If this Proposal IV is approved, the Equity Plan (including the performance criteria approved in this Proposal IV) will continue until May 27, 2020, after which no further awards may be made under the Equity Plan unless stockholders subsequently approve amendments to the Equity Plan. In no event does this proposal limit the company’s right to pay compensation under the Equity Plan (subject to applicable Equity Plan share limits) or under other plans or programs that does not qualify as performance-based compensation for purposes of Section 162(m) of the Code.

SUMMARY OF KEY CHANGES TO THE EQUITY PLAN

Below is a summary of key changes to the Equity Plan:

•	Increase in Number of Shares: Increase the number of available shares under the Equity Plan by 6,000,000 shares.

•

Performance Criteria: Clarify the available performance criteria that relate to performance compensation awards to better align with company performance measures. The performance criteria for performance compensation awards under the Equity Plan would include the following: earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, EPS, operating income, net income, net income from operations, revenues, net revenues, net exchange revenues, net profit, operating or profit margin, revenue growth, share price, TSR, market share, return measures, cash flow, adherence to budget or expense targets, planning accuracy, objectively determinable effectiveness, efficiency, business retentions/expansion, business support or other operational or support goals and business effectiveness survey results or objectively determinable employee engagement or development goals.

•

Determination of Fair Market Value: Provide that fair market value with respect to shares may be determined in accordance with a valuation methodology approved by the committee in good faith and in accordance with Section 409A of the Code and other applicable laws. However, if the committee does not specify otherwise, fair market value will mean the closing sale price on The NASDAQ Stock Market on the relevant date, or, if no closing price is reported, the closing sale price on the next succeeding date a price is reported, which is the only method available under the current Equity Plan.

•

Shares Available for Awards: Clarify that, (i) in accordance with the company’s historical practice with respect to options, the following shares of common stock may not again be made available for issuance as awards under the Equity Plan: (A) shares of common stock not issued or delivered as a result of the net settlement of an outstanding option or stock

THE NASDAQ OMX GROUP, INC.    77

appreciation right, (B) shares of common stock used to pay the exercise price of an outstanding option or used to pay the withholding taxes related to an outstanding option or stock appreciation right and (C) shares repurchased by the company with the proceeds from the exercise of any option; (ii) with respect to stock appreciation rights, the number of shares counted against the share limits under the Equity Plan shall be the full number of shares subject to the stock appreciation right if the stock appreciation right is settled in shares; and (iii) shares withheld upon vesting of restricted stock, restricted stock units or performance share units to satisfy any tax withholding obligations would be made available for issuance as awards under the Equity Plan.

•

Treatment of Performance Compensation Awards: Clarify that, in the event of a change in control, performance compensation awards that are assumed or substituted will be converted into the target number of units in the successor company, and if a participant’s employment is later involuntarily terminated other than for cause within the one-year period following a change in control, the target number of units will be prorated based the number of days of active employment in the original performance period divided by the total number of days in the performance period, and vest immediately. For performance compensation awards that are not assumed or substituted, upon the change in control, the awards vest immediately and will be fixed at the target number of units prorated based on the number of days in the performance period prior to the date of the change in control divided by the total number of days in the performance period.

•	Recoupment Policy: Clarify that awards under the Equity Plan may be subject to the company’s incentive recoupment policy.

•

Participants in Foreign Countries: Clarify that the committee has the authority to adopt such modifications, additional terms and conditions, procedures and subplans as may be necessary or desirable to comply with the provisions of the laws or policies of foreign countries.

•

Stock Appreciation Rights: Provide greater flexibility with respect to the types of equity-based incentive awards that can be granted to eligible participants by including stock appreciation rights as a form of equity-based compensation available for grant under the Equity Plan.

•	Administrative Changes: Make certain other technical and administrative changes.

BACKGROUND

Increase in the Number of Shares. We believe that our long-term success and the continued growth of stockholder value depend on our ability to attract, retain and motivate qualified employees, officers and directors of the company. As a result, in recent years a significant component of our compensation program has consisted of grants of restricted stock units and performance share units. In the recent past, we have granted annual equity awards to all qualified NASDAQ OMX employees, and we consider those equity grants to be a key part of our overall compensation program. Additionally, the number of employees of the company and its affiliates has also grown significantly due to recent acquisitions, including the acquisition of the Thomson Reuters’ Corporate Solutions businesses which added over 1,000 employees. The Equity Plan is the only equity-based incentive plan used by the company to provide equity-based awards to employees, officers, consultants, advisors and non-employee directors.

As of the record date, there were approximately 3,000,000 shares available for future awards under the Equity Plan. The company anticipates using approximately 1,600,000 of these shares in connection with the 2014 employee equity grant. In light of the limited number of shares available for future awards, the increase in eligible participants, and the continuing need for the company to be able to

THE NASDAQ OMX GROUP, INC.    78

make equity-based awards to motivate and retain employees, officers, consultants, advisors and non-employee directors and to align their interests with the interests of stockholders generally, the company is proposing to increase the number of shares available for awards under the Equity Plan. The company is seeking approval by the stockholders of an increase in the number of shares of common stock available for future awards under the Equity Plan by 6,000,000 shares, bringing the total number of shares available for awards under the Equity Plan since the Equity Plan’s inception to 41,700,000 shares. The number of shares authorized for issuance under the plan was last increased in 2010, when 6,200,000 shares were added to the Equity Plan. The company also is seeking approval of the other modifications to the Equity Plan described above.

Material Terms of the Performance Goals Under Section 162(m). The stockholders last approved the material terms of the performance goals in the Equity Plan for purposes of complying with Section 162(m) of the Code when the Equity Plan was amended and restated in 2010.

As discussed more fully in the Compensation Discussion and Analysis, a principal aspect of the company’s executive compensation program is to emphasize pay-for-performance and to create incentives that reward long-term performance. The committee and the board of directors believe that the use of stock-based incentive compensation is in the best interests of the company and its stockholders because it aligns the long-term interests of executives and employees with those of stockholders. Stockholder approval of the performance goals will enable the company to seek to maximize the tax-deductibility of performance-based compensation under Section 162(m) of the Code, which is beneficial to the company and its stockholders. NASDAQ OMX attempts to structure our compensation arrangements so that amounts paid are tax deductible to the extent feasible and consistent with our overall compensation objectives. Depending upon the relevant circumstances at the time, the committee may determine to award compensation that may not be deductible. In making this determination, the committee balances the purposes and needs of our executive compensation program against potential tax cost.

Section 162(m) of the Code generally limits to $1 million per year the tax deduction for compensation paid to the CEO and the three other most highly compensated executive officers (other than the chief financial officer). However, qualified performance-based compensation is not subject to this deduction limitation. Compensation qualifies as performance-based compensation only if it is payable conditioned on satisfaction of pre-established, objective performance goals and satisfies certain other requirements, one of which is that certain material terms of the plan under which the compensation is payable be approved by stockholders at least every five years.

For purposes of Section 162(m) of the Code, the material terms requiring stockholder approval are: (i) the employees eligible to receive awards under the plan, (ii) a description of the business criteria on which performance is based in order to earn awards, and (iii) the maximum compensation that can be paid to an individual employee for any specific period (individual award limits). In order to satisfy this requirement, stockholders must approve these terms every five years. Approval of this Proposal IV will constitute the required re-approval for purposes of Section 162(m) of the Code.

HISTORICAL AWARD INFORMATION

Common measures of a stock plan’s cost include burn rate, dilution and overhang. The burn rate, or equity run rate, refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last two years, the company has maintained an average equity run rate of less than 2% of shares of common stock outstanding per year. Dilution measures the degree to which our stockholders’ ownership has been diluted by stock-based compensation awarded under our Equity Plan and also includes shares that may be awarded under our Equity Plan in the future (“overhang”).

THE NASDAQ OMX GROUP, INC.    79

The following table shows how our key equity metrics have changed over the past two years:

	2013	2012

Key Equity Metrics
Equity Run Rate(1)	1.21%	1.56%
Overhang(2)	8.02%	10.09%
Dilution(3)	6.30%	7.63%

(1)	Equity run rate is calculated by dividing the number of shares subject to equity awards granted during the year by the weighted-average number of shares outstanding during the year.

(2)	Overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the year and (y) the number of shares available for future grants at the end of the year, by (b) the number of shares outstanding at the end of the year.

(3)	Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

NUMBER OF SHARES REQUESTED

When determining the number of shares to add to the Equity Plan, the committee and board of directors reviewed and considered, among other things, the potential impact on stockholders as measured by run rate, overhang and dilution, projected future share usage and projected forfeitures of awards, including the following information:

•

Assuming stockholder approval of the Equity Plan, approximately 9,000,000 shares (approximately 3,000,000 of which were available as of the record date) will be available for future award grants. We expect this amount to last for approximately 3-5 years of awards. This estimate is based on a run rate of between 0.7% and 1.2%. While we believe this modeling provides a reasonable estimate of how long such a share reserve would last, there are a number of factors that could impact our future share usage.

•	The total overhang resulting from the share request, including awards outstanding under our Equity Plan, represents approximately 10.8% of the shares of common stock outstanding as of the record date.

CONTINUED PROMOTION OF GOOD COMPENSATION PRACTICES

The Equity Plan contains a number of provisions that the company believes are consistent with the interests of stockholders and sound corporate governance practices. After the amendment and restatement, the Equity Plan will continue to contain such provisions. For example, the Equity Plan will continue to provide for:

•

No liberal definition of “change in control.” The change in control definition contained in the Equity Plan is not a “liberal” definition that would be activated on mere stockholder approval of a transaction.

•	No automatic grants. The Equity Plan does not provide for automatic grants to any participant.

•	No tax “gross-ups.” The Equity Plan does not provide for any tax “gross-ups” or similar payments or reimbursements to defray tax liability associated with the issuance of awards under the plan.

THE NASDAQ OMX GROUP, INC.    80

•	No liberal share recycling. The Equity Plan limits the shares that may be awarded again under the plan.

•	Recoupment policy. Awards granted under the Equity Plan are subject to the company’s incentive recoupment policy.

•	No repricing of stock options or stock appreciation rights. The Equity Plan prohibits the repricing of stock options and stock appreciation rights.

•	No discounted stock options. Stock options and stock appreciation rights may not be granted with an exercise price lower than the fair market value of the underlying shares on the date of grant.

AUTHORIZED SHARES AND STOCK PRICE

The Charter authorizes the issuance of 300,000,000 shares of common stock. There were 170,178,388 shares of common stock issued and outstanding as of the record date and the closing price per share of common stock as of that date was $39.73.

SUMMARY OF THE EQUITY PLAN, AS AMENDED AND RESTATED

The following is a summary of the material terms of the Equity Plan, as amended and restated, and as such is qualified by the actual terms of the Equity Plan. The following summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Plan, which is attached as Annex A and incorporated herein by reference. Stockholders are encouraged to read the text of the Equity Plan in its entirety.

Purpose

The Equity Plan is a broad-based plan intended to provide equity-based incentives to the company’s employees and other eligible participants. The company believes the Equity Plan is an important vehicle to motivate and retain talented employees, and to align the interests of employees generally with those of stockholders.

Administration

The Equity Plan is administered by the management compensation committee of the company’s board of directors. The committee selects participants and, in a manner consistent with the terms of the Equity Plan, has the exclusive power to, among other things, determine the form and terms of the awards, including any vesting, exercisability, payment or other restrictions. Subject to certain limitations (including Section 162(m) of the Code and other applicable law), the committee may also delegate some or all of its authority to one or more administrators.

Eligibility

In general, persons eligible to be a participant under the Equity Plan include officers, employees, consultants, advisors and non-employee directors of the company or any subsidiary or affiliate of the company. It is expected that performance compensation awards that are intended to be treated as qualified performance-based compensation as defined in Section 162(m) of the Code will be granted to covered employees. As of the record date, nine executive officers, 10 non-employee directors and approximately 3,500 employees were eligible to receive awards under the Equity Plan.

Term

The Equity Plan will expire on May 27, 2020.

THE NASDAQ OMX GROUP, INC.    81

Shares Available Under the Equity Plan and Individual Award Limit

The total number of shares authorized for awards under the Equity Plan since its inception is 41,700,000 shares of company common stock (which takes into account the proposed 6,000,000 share increase). In addition to the overall limit, the Equity Plan limits the number of shares of common stock that may be subject to incentive stock options and also provides that no participant may receive awards under the Equity Plan in any calendar year that relate to more than 2,000,000 shares.

Share Counting Rules

When awards are granted under the Equity Plan, the full number of shares subject to the award is charged against the number of shares that remain available for delivery pursuant to awards. After grant, any shares covered by an award that is forfeited, or an award that is settled for cash or otherwise expires, terminates or is cancelled without the delivery of shares, or otherwise without the participant having received any benefit therefrom, or shares withheld from such an award (other than options and stock appreciation rights) to satisfy any tax withholding obligations, shall, to the extent of any such forfeiture, expiration, termination, withholding or cancellation, be returned to the pool of shares again available for issuance under the Equity Plan. The following shares of common stock may not again be made available for issuance as awards under the Equity Plan: (i) shares of common stock not issued or delivered as a result of the net settlement of an outstanding option or stock appreciation right; (ii) shares of common stock used to pay the exercise price related to an outstanding option or used to pay withholding taxes related to an outstanding option or stock appreciation right; and (iii) shares repurchased by the company with the proceeds from the exercise of any option. In addition, with respect to stock appreciation rights, the number of shares counted against the share limits under the Equity Plan shall be the full number of shares subject to the stock appreciation right if the stock appreciation right is settled in shares.

Determination of Fair Market Value Under the Equity Plan

Fair market value with respect to shares, as of any date, is determined in accordance with a valuation methodology approved by the committee in good faith and in accordance with Section 409A of the Internal Revenue Code and other laws to the extent applicable. However, if the committee does not specify otherwise, fair market value will mean the closing sale price on The NASDAQ Stock Market on the relevant date, or, if no closing price is reported, the closing sale price on the next succeeding date a price is reported.

Types of Awards

The Equity Plan provides a variety of equity and equity-based awards to preserve flexibility. The types of awards that may be issued under the Equity Plan are described below.

Stock Options. The committee is authorized to grant “incentive stock options” under Section 422 of the Code and non-qualified stock options to participants under the Equity Plan. The exercise price of any stock option granted may not be less than the fair market value of the Company’s common stock on the date the option is granted. The terms and conditions of each stock option grant will be determined by the committee and set forth in the applicable award agreement or certificate, but a stock option may not have a term longer than ten years. A stock option may, as determined by the committee, be subject to a performance requirement based on the achievement of individual or corporate performance goals, and may also be subject to a service-based vesting requirement. Pursuant to the terms of the Equity Plan, the committee may accelerate the vesting of stock options.

THE NASDAQ OMX GROUP, INC.    82

A participant may exercise his or her option for all or part of the number of shares or rights which he or she is eligible to exercise under terms of the applicable award agreement. The committee has the discretion to determine the form(s) and method(s) by which payment of the exercise price will be made by the participant, including, without limitation, by use of cash, by exchanging shares owned by the participant (which are not the subject of any pledge or other security interest), by “net settling” the option to have the company retain the number of shares with a fair market value on the date of exercise to satisfy the exercise price, through any broker’s cashless exercise procedure approved by the committee, or any combination of the foregoing.

Unless the applicable award agreement provides otherwise, the Equity Plan provides for certain rules with respect to outstanding options at the time of separation from service or entitlement to long term disability benefits. In general, unless the committee otherwise specifies in the award agreement, a stock option expires upon the earlier of (i) its stated expiration date or (ii) 90 days after separation from service (unless separation is due to death, retirement, or cause — as such terms are defined in the Equity Plan). Generally, unless the committee otherwise specifies in the award agreement, on a participant’s (i) separation from service due to death or retirement, all unvested options that would have been vested on or before the first anniversary of such separation from service will vest and continue to be exercisable for a period ending one year following the separation from service (or until the option’s expiration date, if sooner); and (ii) separation from service for cause, all unvested options will be forfeited and any vested options will continue to be exercisable for a period ending 10 days following the separation from service (or until the option’s expiration date, if sooner). The Equity Plan contains certain rules with respect to long term disability that are similar to death and retirement. Any unvested options will immediately be deemed cancelled and forfeited upon any other separation from service. Stock options will not contain reload rights or be subject to repricing.

Stock Appreciation Rights. The committee is authorized to grant stock appreciation rights (SARs) to participants under the Equity Plan. The exercise price of any SAR granted may not be less than the fair market value of the company’s common stock on the date the SAR is granted. The terms and conditions of each SAR grant will be determined by the committee and set forth in the applicable award agreement or certificate, but a SAR may not have a term longer than ten years. A SAR may, as determined by the committee, be subject to a performance requirement based on the achievement of individual or corporate performance goals, and may also be subject to a service-based vesting requirement. Pursuant to the terms of the Equity Plan, the committee may accelerate the vesting of SARs.

A participant may exercise his or her SAR for all or part of the number of shares or rights which he or she is eligible to exercise under terms of the applicable award agreement. SARs may be settled in cash or shares, as set forth in the applicable award agreement.

Unless the applicable award agreement provides otherwise, the Equity Plan provides for certain rules with respect to outstanding SARs at time of separation from service or entitlement to long term disability benefits. In general, unless the committee otherwise specifies in the award agreement, a SAR expires upon the earlier of (i) its stated expiration date or (ii) 90 days after separation from service (unless separation is due to death, retirement, or cause — as such terms are defined in the Equity Plan). Generally, unless the committee otherwise specifies in the award agreement, on a participant’s (i) separation from service due to death or retirement, all unvested SARs that would have been vested on or before the first anniversary of such separation from service will vest and continue to be exercisable for a period ending one year following the separation from service (or until the SAR’s expiration date, if sooner); and (ii) separation from service for cause, all unvested SARs will be forfeited and any vested SARs will continue to be exercisable for a period ending 10 days following the separation from service (or until the SAR’s expiration date, if sooner). The Equity Plan contains certain rules with respect to long term disability that are similar to death and retirement. Any unvested SARs

THE NASDAQ OMX GROUP, INC.    83

will immediately be deemed cancelled and forfeited upon any other separation from service. SARs will not contain reload rights or be subject to repricing.

Restricted Stock and Restricted Stock Unit Awards. The committee may grant restricted stock or RSUs to participants under the Equity Plan. Each RSU shall have a value equal to the fair market value of a share of company common stock, and may be paid in cash, shares, other securities or other property, in the sole discretion of the committee. The terms and conditions of each such award are established by the committee and set forth in an associated award agreement. Restricted stock or RSUs, as determined by the committee, may be subject to a performance requirement based on the achievement of individual or corporate performance goals, and may also be subject to a service-based vesting requirement. Pursuant to the terms of the Equity Plan, the committee may accelerate the vesting of restricted stock or RSUs. Subject to the terms of the Equity Plan and award agreement, a participant granted restricted stock will generally have the same rights as one of the company’s stockholders during the restriction period. A participant granted RSUs will only have the rights of a general unsecured creditor of the company and will not be a stockholder with respect to the shares underlying RSUs unless and until the RSUs convert to shares of common stock.

Unless the applicable award agreement provides otherwise, the Equity Plan provides for certain rules with respect to the vesting of restricted stock and RSU awards at the time of separation from services or entitlement to long term disability benefits. In general, unless the committee otherwise specifies in the award agreement, in the event of separation from service due to death or retirement (as defined in the Equity Plan), then all restricted stock or RSU awards that would have become vested on or before the first anniversary of such death or retirement (had the individual remained in employment) shall vest on the date of death or retirement. The Equity Plan contains certain rules with respect to long term disability that are similar to death and retirement. In all other events of separation from service (including separation from service for cause), the participant’s unvested restricted stock and RSU awards shall be deemed cancelled and forfeited on the date of the participant’s separation from service.

Other Stock-Based Awards. Subject to the terms of the Equity Plan, the committee may grant participants other awards (which may include rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of the company’s common stock. The committee will determine the terms and conditions of such awards and set forth such terms and conditions in an award agreement. Other stock-based awards may, as determined by the committee, be subject to a performance requirement based on the achievement of individual or corporate performance goals, and may also be subject to a service-based vesting requirement. Pursuant to the terms of the Equity Plan, the committee may accelerate the vesting of other stock-based awards.

Performance Compensation Awards. The committee may provide in the terms and conditions of any award that receipt of the award is contingent on satisfaction of an individual or corporate performance requirement and/or a vesting requirement. In addition, the committee may designate any awards under the Equity Plan as performance compensation awards in order to qualify those awards as performance based compensation under Section 162(m) of the Code.

For awards intended to qualify as performance-based compensation under Section 162(m) of the Code, performance awards will be conditioned upon the achievement of pre-established performance goals relating to one or more of the following performance criteria as established by the committee: earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, EPS, operating income, net income, net income from operations, revenues, net revenues, net exchange revenues, net profit, operating or profit margin, revenue growth, share price, TSR, market share, return measures, cash flow, adherence to budget or expense targets, planning accuracy, objectively determinable effectiveness, efficiency, business retentions/expansion, business support or

THE NASDAQ OMX GROUP, INC.    84

other operational or support goals and business effectiveness survey results or objectively determinable employee engagement or development goals.

Performance criteria may be used to measure the performance of the company, any business unit, division, department, or function, calculated on a GAAP or non-GAAP basis, on an absolute or relative basis, and measured over a period determined by the committee. Adjustments may be made to reflect significant identified events, such as asset write-downs, changes in tax laws and accounting standards, and extraordinary nonrecurring items. The committee may exercise discretion to not pay an award or to pay less than the award otherwise earned based on performance against the performance criteria set.

Dividends and Distributions. In the sole discretion of the committee, an award may provide the participant with dividends or dividend equivalents, payable in cash, shares of common stock, other securities or other property on a current or deferred basis. However, any dividends or dividend equivalents with respect to performance compensation awards will be paid only to the extent such performance compensation award has been earned.

Adjustments for Corporate Changes

In the event of dividends or other distributions, recapitalizations, reorganizations or other specified events affecting the company or its shares of common stock as described under the Equity Plan, appropriate and equitable adjustments shall be made by the committee to the number of shares of common stock of the company available for grant, as well as to other maximum limitations under the Equity Plan (e.g., exercise prices and number of awards), and the number of shares of common stock of the company or other rights and prices under outstanding awards in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Equity Plan.

Transferability

Generally, except as otherwise determined by the committee, no award and no right under any award may be assigned, sold or transferred by a participant other than by will or by the laws of descent and distribution.

Amendment and Termination

The board of directors may amend, alter, suspend, discontinue or terminate the Equity Plan or any portion thereof at any time. However, no such change will be made without: (i) stockholder approval if such approval is necessary to comply with tax or regulatory requirements for which or with which our board of directors deems it desirable or necessary to comply or (ii) the consent of the affected participant, if such action would adversely affect any material rights of the participant under any outstanding award. In addition, the committee may amend the Equity Plan or any portion thereof at any time to cure any ambiguities, correct defective or inconsistent provisions or make other immaterial changes. Notwithstanding the foregoing, the committee may not accelerate the payment or settlement of any award that constitutes a deferral of compensation for purposes of Section 409A of the Code unless such acceleration is permitted under such rules and regulations.

The committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any awards granted under the Equity Plan, but cannot take any such action that would adversely affect the right of any participant without the consent of the affected participant.

THE NASDAQ OMX GROUP, INC.    85

Effect of Change in Control

Unless otherwise provided in an award agreement or otherwise determined by the committee, awards under the Equity Plan are subject to special provisions upon the occurrence of a change in control (as defined in the Equity Plan) transaction with respect to the company.

The awards will be assumed or substituted by the successor company in connection with a change in control according to the following terms:

•

Assumed or substituted performance compensation awards will no longer be subject to any performance goals and such awards will be converted into a number of units equal in value to the target number of units of the award and will be contingent on the participant’s continued performance of service for the successor company through the original vesting date of the award.

•

Assumed or substituted awards other than performance compensation awards should preserve the rights and benefits of the award as in effect prior to such assumption or substitution and will be subject to substantially similar terms and conditions (e.g., vesting) as in effect prior to such assumption or substitution.

•

In the event that the participant’s employment is involuntarily terminated by the company or its successor other than for cause (as defined in the Equity Plan), all unvested awards granted to the participant shall vest immediately upon such termination and will be settled (or become exercisable in the case of options or stock appreciation rights), in accordance with their terms. In the case of performance compensation awards that were converted to successor company awards, the accelerated award will be prorated based on the number of days employed during the original performance period.

For awards not assumed or substituted, unless otherwise provided in the award agreement, upon the change in control all unvested awards shall vest immediately and will be settled (or become exercisable in the case of options or SARs), in accordance with their terms. Upon vesting, performance compensation awards shall be fixed at the number of target units prorated based on the number of days employed prior to the change in control during the original performance period.

Recoupment Policy

Awards under the Equity Plan are subject to the company’s incentive recoupment policy.

Stock Options Awarded to Date

The following table shows the number of stock options, including any awards that were subsequently cancelled or surrendered for taxes, which NASDAQ OMX has awarded, to date, to the following individuals or groups:

•

our principal executive officer, principal financial officer and, in alphabetical order, each of our three most highly compensated executive officers, other than the principal executive officer and principal financial officer, for the year ended December 31, 2013 (the named executive officers);

•

one other individual, Mr. Hardwick Simmons, who has received over five percent of the total number of stock options, including any options that were subsequently cancelled or surrendered for taxes, awarded under the Equity Plan;

•	all nine of the current executive officers as a group (for information about the current executive officers, see “Executive Officers of NASDAQ OMX”);

THE NASDAQ OMX GROUP, INC.    86

•	all ten of the current non-employee directors as a group (for information about the current non-employee directors, see “Proposal I: Election of Directors”);

•	one director nominee, Charlene T. Begley; and

•	all employees, excluding the current executive officers, as a group.

Name and Position	Number of Stock Options Awarded

Robert Greifeld, Chief Executive Officer	3,860,000
Lee Shavel, Chief Financial Officer and Executive Vice President, Corporate Strategy	41,257
Hans-Ole Jochumsen, Executive Vice President, Global Market Services	111,283
Edward S. Knight, Executive Vice President, General Counsel and Chief Regulatory Officer	430,069
Bradley J. Peterson, Executive Vice President and Chief Information Officer	0
Hardwick Simmons	2,000,000
All Current Executive Officers	6,082,538
All Current Non-Employee Directors	5,000
Charlene T. Begley, Nominee for Director	—
All Non-Executive Employees	23,963,906

New Equity Plan Benefits

The committee has discretionary authority to grant awards pursuant to the Equity Plan and there is no provision for automatic grants. Therefore, future benefits that would be received under the Equity Plan by executive officers and other employees under the Equity Plan currently are not determinable.

Shares Available for Issuance Under Equity Plans

The following table sets forth information regarding outstanding options and shares reserved for future issuance under all of NASDAQ OMX’s compensation plans as of December 31, 2013.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column(a))(c)

Equity compensation plans approved by stockholders	4,926,522	$25.21	5,970,003	(2)
Equity compensation plans not approved by stockholders	—	$—
Total	4,926,522	$25.21	5,970,003	(2)

(1)

The amounts in this column include only the number of shares to be issued upon exercise of outstanding options, warrants and rights. At December 31, 2013, we also had 5,742,071 shares to be issued upon vesting of outstanding RSUs and PSUs.

THE NASDAQ OMX GROUP, INC.    87

(2)	This amount includes 2,907,578 shares of common stock that may be awarded pursuant to the Equity Plan and 3,062,425 shares of common stock that may be issued pursuant to the ESPP.

Tax Treatment of Awards

The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences associated with awards under the Equity Plan. The federal tax laws are complex and subject to change and the tax consequences for any participant will depend on his or her individual circumstances.

Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the optionee or deduction to the company at the time it is granted. An optionee exercising an option will generally realize taxable compensation at that time in the amount of the difference between the option price and the then market value of the shares, and income tax withholding requirements apply upon exercise. A deduction for federal income tax purposes will generally be allowable to the company in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in the option shares is equal to the option price paid for such shares plus the amount includable in income upon exercise. At sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending upon how long the shares have been held.

Incentive Stock Options. An incentive stock option within the meaning of Section 422 of the Code (“ISO”) results in no taxable income to the optionee or deduction to the company at the time it is granted. However, the excess of the fair market value of the shares of common stock acquired over the stock option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the shares of common stock received as a result of an exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the shares of common stock is treated as a long-term capital gain. If the shares of common stock are disposed of during this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares of common stock received upon exercise of the stock option over the stock option price (or, if less, the excess of the amount realized upon disposition over the stock option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the company will be entitled to a deduction, generally in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares of common stock acquired upon exercise of an ISO is equal to the stock option price paid, plus any amount includable in his or her income as a result of a disqualifying disposition.

Stock Appreciation Rights. Generally, the recipient of a SAR will not recognize taxable income at the time the SAR is granted. A participant that exercises a SAR will realize taxable compensation at the time of exercise equal to the amount received, whether in cash or stock. The amount recognized by the participant is subject to income tax withholding requirements if the participant is an employee or former employee. In general, there will be no federal income tax deduction allowed to the company upon the grant or termination of a SAR. However, upon the settlement of the SAR amount, the company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Restricted Stock. Upon the grant of restricted stock, a participant will not recognize taxable income and the company will not be allowed a tax deduction. Rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares on that date (less the price paid, if any, for such shares). Alternatively, a participant may file with the IRS a “section 83(b) election” no later than 30 days after the date of grant of restricted stock, as a result of which he

THE NASDAQ OMX GROUP, INC.    88

will recognize taxable ordinary income at the time of the grant, generally in an amount equal to the fair market value of the shares on the date of grant, less any amount paid for the grant. The amount recognized by the participant is subject to income tax withholding requirements if the participant is an employee or former employee. At the time the participant recognizes income with respect to the restricted stock, the company is generally entitled to a deduction in an equal amount. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize capital gain (or loss) measured by the difference between the amount realized and the fair market value of the shares on the date the shares were vested/delivered to the participant pursuant to the award.

Stock Units. A participant who receives stock units (whether RSUs or PSUs) will be taxed at ordinary income tax rates on the then fair market value of the shares of common stock distributed at the time of settlement of the stock units and a corresponding deduction will be allowable to the company at that time (subject to Section 162(m) of the Code). The participant’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition the participant will realize long-term or short-term capital gain or loss.

Impact of Section 409A. The Equity Plan has been designed so that awards thereunder either are not subject to the deferred compensation rules of Section 409A or, if subject to Section 409A, are intended to be compliant with Section 409A. Awards subject to Section 409A, but not compliant with Section 409A, could result in accelerated taxation of the awards and an additional 20 percent tax and interest charge tax to the participant. These potential penalties on the participant could reduce the value of grants subject to Section 409A and adversely affect the company’s ability to achieve the Equity Plan’s purposes.

Section 162(m). With certain exceptions, Section 162(m) of the Code limits the company’s deduction for compensation in excess of $1,000,000 paid to the company’s CEO and its three other highest-paid executive officers (other than the principal financial officer). Compensation paid to “covered employees” is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

By approving the Equity Plan, stockholders also will be approving the eligibility of executive officers and others to participate in the Equity Plan, the per-person limitations, and the general business criteria on which performance objectives for performance-based awards under the Equity Plan may be based. The Equity Plan imposes per-person limitations, as described above.

If the company’s stockholders approve the Equity Plan, the company intends that performance compensation awards (intended to be treated as qualified performance-based compensation as defined in Section 162(m) of the Code) granted to covered employees under the Equity Plan will satisfy the requirements of qualified performance-based compensation under Section 162(m) of the Code in which case the company will be entitled to a deduction with respect to the payment of these awards. However, with respect to awards that are not intended to be treated as qualified performance-based compensation as defined in the Code, the deduction that the company might otherwise receive with respect to awards to covered employees may be disallowed.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EQUITY PLAN, AS AMENDED AND RESTATED.

THE NASDAQ OMX GROUP, INC.    89

PROPOSAL V

APPROVAL OF AN AMENDMENT OF NASDAQ OMX’S CHARTER TO CONFORM A PROVISION TO AN ANALOGOUS PROVISION IN NASDAQ OMX’S BY-LAWS

After due consideration, and upon the recommendation of our nominating & governance committee, our board of directors has determined that it is advisable and in the best interests of NASDAQ OMX and its stockholders to amend NASDAQ OMX’s Charter to conform a provision to an analogous provision in NASDAQ OMX’s By-Laws.

Rationale

Article Fourth, Paragraph C of NASDAQ OMX’s Charter includes a voting limitation that generally prohibits a stockholder from voting shares beneficially owned, directly or indirectly, by such stockholder in excess of 5% of the then-outstanding shares of capital stock of NASDAQ OMX entitled to vote as of the record date in respect of any matter. Pursuant to Article Fourth, Paragraph C(6) of the Charter, NASDAQ OMX’s board of directors may grant exemptions to this limitation prior to the time a stockholder beneficially owns more than 5% of the outstanding shares of stock entitled to vote on the election of a majority of directors at such time. NASDAQ OMX’s board has never granted an exemption to the 5% voting limitation and has no current plans to do so.

However, in the event the board decides to grant such an exemption in the future, Article Fourth, Paragraph C(6) of the Charter and Section 12.5 of the By-Laws limit the board’s authority to grant the exemption. These provisions, which are intended to be substantively identical, currently contain some language differences. Following discussions with the SEC staff, the nominating & governance committee recommended, and our board of directors approved and declared advisable, the amendments described below to Article Fourth, Paragraph C(6) of the Charter to remove any ambiguity that may exist because of these differences.

•

Unlike the Charter, the By-Laws state that for so long as NASDAQ OMX shall control, directly or indirectly, any self-regulatory subsidiary, a resolution of the board to approve an exemption for any person under Article Fourth, Paragraph C(6) of the Charter shall not be permitted to become effective until such resolution has been filed with and approved by the SEC under Section 19 of the Exchange Act. The board recommends that this requirement be added to the Charter and that “self-regulatory subsidiary” be defined as “any subsidiary of Nasdaq that is a self-regulatory organization as defined under Section 3(a)(26) of the Exchange Act.” At present, this defined term would include The NASDAQ Stock Market LLC, NASDAQ OMX BX, Inc., and NASDAQ OMX PHLX LLC, which are national securities exchanges, and Boston Stock Exchange Clearing Corporation and Stock Clearing Corporation of Philadelphia, which are clearing agencies that are both currently dormant.

•

Both the Charter and the By-Laws state that the board may not approve an exemption to the 5% voting limitation for: (i) a registered broker or dealer or an affiliate thereof or (ii) an individual or entity that is subject to a statutory disqualification under Section 3(a)(39) of the Exchange Act. The By-Laws include a further proviso stating that, for these purposes, an “affiliate” shall not be deemed to include an entity that either owns 10% or less of the equity of a broker or dealer, or receives 1% or less of its consolidated gross revenues from a broker or dealer. This proviso, which is not currently included in the Charter, would allow NASDAQ OMX’s board to grant exemptions to the 5% voting limitation for entities that either own 10% or less of the equity of a broker or dealer, or receive 1% or less of their consolidated gross revenues from a broker or dealer. The board recommends that this proviso be added to the Charter.

•	Both the Charter and By-Laws require the board to make certain determinations prior to granting an exemption to the 5% voting limitation. Regarding the first of these

THE NASDAQ OMX GROUP, INC.    90

determinations, the Charter states that the board must determine that granting such an exemption would not reasonably be expected to diminish the quality of, or public confidence in, NASDAQ OMX or The NASDAQ Stock Market LLC or the other operations of NASDAQ OMX and its subsidiaries, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public. The By-Laws include similar language, but state that the board must make this determination with respect to NASDAQ OMX or its self-regulatory-subsidiaries. Because the term “self-regulatory subsidiary” includes The NASDAQ Stock Market LLC but also includes other entities, the board recommends that the provisions be made fully consistent by amending the Charter to refer to “NASDAQ OMX or the self-regulatory subsidiaries, and to define the term “self-regulatory subsidiary” as described above.

•

Unlike the Charter, the By-Laws further provide that prior to granting an exemption from the 5% voting limitation, the board must also determine that granting the exemption would promote the prompt and accurate clearance and settlement of securities transactions (and to the extent applicable, derivative agreements, contracts and transactions), assure the safeguarding of securities and funds in the custody or control of the self-regulatory subsidiaries that are clearing agencies or securities and funds for which they are responsible, foster cooperation and coordination with persons engaged in the clearance and settlement of securities transactions, and remove impediments to and perfect the mechanism of a national system for the prompt and accurate clearance and settlement of securities transactions. The board recommends that this language be added to the Charter.

Finally, the board recommends that Article Fourth, Paragraph C(6) of the Charter be amended to correct a cross-reference to subparagraph 6(b), which no longer exists.

Review and Approval by the SEC

In connection with our operation of self-regulatory organizations in the United States, NASDAQ OMX is subject to SEC oversight, as prescribed by the Exchange Act. Under the Exchange Act, these self-regulatory organizations must submit to the SEC proposed changes to any of their rules, practices and procedures, including amendments to provisions of our Charter and By-Laws that are deemed to constitute rules. If our stockholders approve this proposal, we will file the proposed amendment to our Charter with the SEC. We cannot guarantee that the SEC will allow the proposed changes to become effective. In any event, the proposed changes will not become effective until they are filed and effective with the SEC and the state of Delaware.

Complete Text of Proposed Amendment

The general description of the proposed amendment of NASDAQ OMX’s Charter described above is qualified in its entirety by reference to the text of the proposed amendment, which is attached as Annex B to this proxy statement. Proposed additions are double-underlined, and proposed deletions are stricken through.

Vote Required

The adoption of this proposal requires the affirmative vote of a majority of NASDAQ OMX’s outstanding shares of common stock entitled to vote generally in the election of directors, voting together as a single class. Abstentions and broker non-votes have the effect of a vote against this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF NASDAQ OMX’S CHARTER TO CONFORM A PROVISION TO AN ANALOGOUS PROVISION IN NASDAQ OMX’S BY-LAWS.

THE NASDAQ OMX GROUP, INC.    91

OTHER BUSINESS

The NASDAQ OMX board knows of no business other than the matters described in this proxy statement that will be presented at the annual meeting. To the extent that matters not known at this time may properly come before the annual meeting, absent instructions thereon to the contrary, the enclosed proxy will confer discretionary authority with respect to such other matters as may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on such other matters.

THE NASDAQ OMX GROUP, INC.    92

EXECUTIVE OFFICERS OF NASDAQ OMX

The executive officers of NASDAQ OMX are listed below.

Name	Age	Position

Robert Greifeld	56	Chief Executive Officer
Bruce E. Aust	50	Executive Vice President, Global Corporate Client Group
Anna M. Ewing	53	Executive Vice President, Global Technology Solutions
Ronald Hassen	62	Senior Vice President, Controller and Principal Accounting Officer
John L. Jacobs	55	Executive Vice President, Global Information Services Group
Hans-Ole Jochumsen	56	Executive Vice President, Global Market Services
Edward S. Knight	63	Executive Vice President, General Counsel and Chief Regulatory Officer
Bradley J. Peterson	54	Executive Vice President and Chief Information Officer
Lee Shavel	46	Chief Financial Officer and Executive Vice President, Corporate Strategy

Robert Greifeld, a member of our board of directors, has served as Chief Executive Officer since May 2003. Prior to joining NASDAQ OMX, Mr. Greifeld was an Executive Vice President at SunGard Data Systems, Inc., a global provider of integrated software and processing solutions for financial services and a provider of information availability services. Mr. Greifeld joined SunGard in 1999 through SunGard’s acquisition of Automated Securities Clearance, Inc., where from 1991 to 1999, Mr. Greifeld was the President and Chief Operating Officer.

Bruce E. Aust has served as Executive Vice President of the Global Corporate Client Group since July 2003. Previously, Mr. Aust served as Executive Director and Vice President of the Corporate Client Group. Prior to joining NASDAQ OMX in 1998, Mr. Aust spent 12 years at Fidelity Investments in a variety of sales, trading and management positions in Dallas, Boston, Los Angeles and San Francisco.

Anna M. Ewing has served as Executive Vice President, Global Technology Solutions since January 2013. Previously, she was Executive Vice President and Chief Information Officer since December 2005. She served as Senior Vice President of Technology Services in our Operations & Technology Group since October 2000. Before joining NASDAQ OMX, Ms. Ewing was Managing Director, Electronic Commerce at CIBC World Markets in New York and Toronto, where she served as Managing Director of Global Applications Services and as a founding member of CIBC.com. Before that, Ms. Ewing served as Vice President at Merrill Lynch, where she held various leadership positions within the Corporate and Institutional Client Group Technology Division, including Global Head of Institutional Client Technology, Global Head of Financial Futures and Options Technology, Global Head of Prime Brokerage Technology and Regional Head of Technology at Merrill Lynch Canada.

Ronald Hassen has served as Senior Vice President and Controller since March 2002 and Principal Accounting Officer since May 2002. Previously, Mr. Hassen served as Treasurer from November 2002 through January 2007. Prior to joining NASDAQ OMX, Mr. Hassen served as Controller of Deutsche Bank North America from June 1999, after its acquisition of Bankers Trust Company. Mr. Hassen joined Bankers Trust in 1989, serving as Principal Accounting Officer from 1997 until the company’s acquisition by Deutsche Bank.

THE NASDAQ OMX GROUP, INC.    93

John L. Jacobs has served as Executive Vice President of the Global Information Services Group since January 2013. He served as Executive Vice President of the Global Marketing Group and Chief Marketing Officer from July 2003 until January 2013 and Executive Vice President of the Global Index Group from July 2002 until January 2013. Previously, Mr. Jacobs served as Senior Vice President of Worldwide Marketing and Financial Products from January 2000 until July 2002 and as Vice President of Investor Services and Worldwide Marketing from January 1997 until January 2000. Mr. Jacobs joined NASDAQ OMX in 1983.

Hans-Ole Jochumsen has served as Executive Vice President of Global Market Services since March 2014. He served as Executive Vice President of Transaction Services Nordic from February 2008 through March 2014. Previously, Mr. Jochumsen was the President of Information Services & New Markets for OMX. Prior to that, he served as President and CEO of the Copenhagen Stock Exchange (now called NASDAQ OMX Copenhagen A/S) and FUTOP Clearingcentralen Ltd. Prior to joining OMX in 1998, Mr. Jochumsen served as President and member of the Executive Management of BG Bank from 1996 to 1998 and as President and member of the Executive Management of Girobank from 1994 to 1996. From 1990 to 1994, he was a President and member of the Executive Management of BRFkredit.

Edward S. Knight has served as Executive Vice President and General Counsel since October 2000 and Chief Regulatory Officer since January 2006. Previously, Mr. Knight served as Executive Vice President and Chief Legal Officer of FINRA from July 1999 to October 2000. Prior to joining FINRA, Mr. Knight served as General Counsel of the U.S. Department of the Treasury from September 1994 to June 1999. Mr. Knight also serves as a director of NASDAQ Dubai.

Bradley J. Peterson has served as Executive Vice President and Chief Information Officer since February 2013. Previously, Mr. Peterson served as Executive Vice President and Chief Information Officer at Charles Schwab, Inc. since May 2008. Mr. Peterson was Chief Information Officer at eBay from April 2003 through May 2008. From July 2001 through March 2003, Mr. Peterson was the Managing Director and Chief Operating Officer at Epoch Securities after its merger with Goldman Sachs Group, Inc. He also has held senior executive positions at Epoch Partners, Inc., Charles Schwab & Company and Pacific Bell Wireless (now part of AT&T).

Lee Shavel has served as Chief Financial Officer and Executive Vice President, Corporate Strategy since May 2011. Before joining NASDAQ OMX, Mr. Shavel was Americas Head of Financial Institutions Investment Banking at Bank of America Merrill Lynch. Previously, he was Head of Finance, Securities and Technology and Global Chief Operating Officer for the Financial Institutions Group at Merrill Lynch. Mr. Shavel joined Merrill Lynch in 1993 as an Associate, coming from Citicorp where he worked as an Associate in the Financial Institutions Group.

THE NASDAQ OMX GROUP, INC.    94

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of the record date by:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each current director and nominee for director;

•	each named executive officer; and

•	all directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying options that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Holders of restricted stock units granted under the Equity Plan have the right to direct the voting of the shares underlying those units only to the extent the shares are vested. As of the record date, 170,178,388 shares of common stock were outstanding.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class

Borse Dubai Limited(1) Level 7, Precinct Building 5, Gate District DIFC, Dubai UAE	29,780,515	17.5%
Investor AB(2) Patricia Holding AB, Arsenalsgatan 8C, S-103 32, Stockholm, Sweden V7	19,394,142	11.4%
Blackrock, Inc.(3) 40 East 52nd Street, New York, NY 10022	13,933,515	8.2%
FMR LLC(4) 245 Summer Street, Boston, MA 02210	10,836,122	6.4%

Charlene T. Begley	—	—

Steven D. Black(5)	5,153	*

Börje E. Ekholm(6)	26,737	*

Glenn H. Hutchins(7)	258,037	*

Essa Kazim(8)	18,758	*

John D. Markese(9)	54,492	*

Ellyn A. McColgan(10)	8,738	*

Thomas F. O’Neill(11)	13,831	*

James S. Riepe(12)	28,064	*

Michael R. Splinter(13)	33,232	*

Lars R. Wedenborn(14)	40,000	*

Robert Greifeld(15)	2,805,113	1.6%

Hans-Ole Jochumsen(16)	115,644	*

Edward S. Knight(17)	238,518	*

Bradley J. Peterson	—	—

Lee Shavel(18)	37,053	*

All directors and executive officers of NASDAQ OMX as a group (19 persons)	4,509,403	2.6%

THE NASDAQ OMX GROUP, INC.    95

*	Represents less than 1%.

(1)	As of the record date, based solely on information included in an amendment to Schedule 13D, filed March 27, 2012, Borse Dubai had shared voting and dispositive power over 29,780,515 shares. Borse Dubai is a majority-owned subsidiary of Investment Corporation of Dubai, and therefore, each of Borse Dubai and Investment Corporation of Dubai may be deemed to be the beneficial owner of the 29,780,515 shares held by Borse Dubai. Borse Dubai is entitled to the number of votes equal to the number of shares of common stock that it holds, subject to the 5% voting limitation contained in our Charter. All of the shares held by Borse Dubai are pledged as security for outstanding indebtedness.

(2)	As of the record date, based solely on information included in a Form 4, filed May 25, 2012, Patricia Holding AB had sole voting and dispositive power over 19,394,142 shares. Patricia Holding AB is 100% owned and controlled by Investor AB, and therefore, each of Patricia Holding AB and Investor AB may be deemed to be the beneficial owner of the 19,394,142 shares held by Patricia Holding AB. Patricia Holding AB is entitled to the number of votes equal to the number of shares of common stock that it holds, subject to the 5% voting limitation contained in our Charter.

(3)	As of the record date, based solely on information included in a Schedule 13G, filed January 30, 2014, Blackrock, Inc. had sole dispositive power over 13,933,515 shares and sole voting power over 11,288,011 shares. Blackrock, Inc. is entitled to the number of votes equal to the number of shares of common stock that it holds, subject to the 5% voting limitation contained in our Charter.

(4)

As of the record date, based solely on information included in a Schedule 13G/A, filed February 14, 2014, FMR LLC indicated that it has beneficial ownership of, and sole dispositive power with respect to, 10,836,122 shares and sole power to vote or direct the vote on 3,350,415 shares. The Schedule 13G/A includes shares beneficially owned by: Fidelity Management & Research Company (Fidelity), as a result of acting as investment adviser to various registered investment companies (6,504,165 shares); Fidelity SelectCo, LLC, as a result of acting as an investment adviser to various investment companies (375,000 shares); Fidelity Management Trust Company (FMTC), as a result of its serving as investment manager of institutional account(s) (36,508 shares); Strategic Advisers, Inc., in connection with providing investment advisory services to individuals (4,512 shares); Pyramis Global Advisors, LLC (PGALLC), as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or registered investment companies owning such shares (514,715 shares); Pyramis Global Advisors Trust Company (PGATC), as a result of its serving as investment manager of institutional accounts owning such shares (1,567,219 shares); and FIL Limited (FIL), as a qualified institution (1,833,703 shares). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, SelectCo and certain funds, each has sole power to dispose of the 6,879,165 shares owned by these beneficial holders. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Edward C. Johnson 3d and FMR LLC, through its control of FMTC, each has sole power to dispose of 36,508 shares and sole power to direct the voting of 36,508 shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole power to dispose of 514,715 shares and sole power to vote or to direct the voting of 47,460 shares owned by institutional accounts or funds advised by PGALLC. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole power to dispose of 1,567,219 shares and sole power to vote or to direct the voting of 1,442,779 shares owned by institutional accounts managed by PGATC. FIL has sole dispositive power over 1,833,703 shares owned by the International Funds. FIL has sole power to vote or direct the voting of 1,818,791 shares and no power to vote or direct the voting

THE NASDAQ OMX GROUP, INC.    96

of 14,912 shares owned by the International Funds. FMR LLC and FIL are of the view that they are not acting as a group for purposes of Section 13(d) under the Exchange Act and thus that the shares held by each need not be aggregated. However, FMR LLC has indicated that it has filed the Schedule 13G/A on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis. The foregoing description of voting rights is subject to the 5% voting limitation contained in our Charter.

(5)	Represents 5,153 vested shares of restricted stock granted under the Equity Plan.

(6)	Represents (i) 16,737 vested shares of restricted stock granted under the Equity Plan and (ii) 10,000 shares acquired through open market purchases. Excludes shares of NASDAQ OMX common stock owned by Patricia Holding AB. Patricia Holding AB is a wholly owned subsidiary of Investor AB, of which Mr. Ekholm is President and Chief Executive Officer. Mr. Ekholm disclaims beneficial ownership of such shares.

(7)	Represents 16,737 vested shares of restricted stock granted under the Equity Plan. Mr. Hutchins disclaims beneficial ownership of any NASDAQ OMX securities that may be held by Silver Lake or its affiliates, except to the extent of any pecuniary interest he may have therein. Also includes 241,300 shares held by the Hutchins Family Foundation, a private charitable foundation. Mr. Hutchins serves as chairman of the Hutchins Family Foundation and as such may be deemed to beneficially own such shares, which he disclaims.

(8)	Represents 18,758 vested shares of restricted stock granted under the Equity Plan. Excludes shares of NASDAQ OMX common stock owned by Borse Dubai. H.E. Kazim, who is Chairman of Borse Dubai, disclaims beneficial ownership of such shares.

(9)	Represents (i) 1,424 shares of stock acquired upon exercise of vested stock options and (ii) 53,068 vested shares of restricted stock granted under the Equity Plan. Of these shares, 47,915 are held by the John D. Markese Trust September 2, 1999, of which Dr. Markese is a trustee and beneficiary.

(10)	Represents 8,738 vested shares of restricted stock granted under the Equity Plan.

(11)	Represents 13,831 vested shares of restricted stock granted under the Equity Plan.

(12)	Represents 28,064 vested shares of restricted stock granted under the Equity Plan. Excludes shares of common stock owned by T. Rowe Price Group, Inc. and its affiliates, of which Mr. Riepe is Senior Advisor. Mr. Riepe disclaims beneficial ownership of such shares.

(13)	Represents 33,232 vested shares of restricted stock granted under the Equity Plan.

(14)	Represents (i) 30,000 shares held by a pension insurance fund in the name of Foundation Asset Management, which is Mr. Wedenborn’s employer and (ii) 10,000 shares held by a pension insurance fund in the name of Investor AB, which is Mr. Wedenborn’s former employer.

(15)	Represents (i) 500,000 shares of stock acquired upon exercise of vested stock options, (ii) 1,860,000 vested options to purchase stock granted under the Equity Plan, (iii) 209,383 vested shares of restricted stock and (iv) 235,730 vested shares underlying PSUs granted under the Equity Plan.

(16)	Represents (i) 71,825 options to purchase stock granted under the Equity Plan that are vested or will vest in the next 60 days, (ii) 39,398 vested shares underlying PSUs granted under the Equity Plan and (iii) 4,421 shares of stock purchased pursuant to the ESPP.

THE NASDAQ OMX GROUP, INC.    97

(17)	Represents (i) 7,878 shares of stock acquired upon exercise of vested stock options, (ii) 135,369 options to purchase stock granted under the Equity Plan that are vested or will vest in the next 60 days, (iii) 31,456 vested shares of restricted stock granted under the Equity Plan, (iv) 45,545 vested shares underlying PSUs granted under the Equity Plan and (v) 18,270 shares of stock purchased pursuant to the ESPP.

(18)	Represents (i) 23,597 vested shares of restricted stock granted under the Equity Plan and (ii) 13,456 vested shares underlying PSUs granted under the Equity Plan.

THE NASDAQ OMX GROUP, INC.    98

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder, require our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on our review of copies of such forms received by NASDAQ OMX, or on written representations from reporting persons that no other reports were required for such persons, we believe that during 2013, our executive officers, directors and 10% stockholders complied with all of the Section 16(a) filing requirements.

THE NASDAQ OMX GROUP, INC.    99

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The audit committee of our board of directors has adopted a written policy regarding related party transactions. For purposes of the policy, a “related party” generally includes directors, director nominees, executive officers, greater than 5% stockholders, immediate family members of any of the foregoing, entities that are affiliated with any of the foregoing and our independent auditing firm. Under the policy, all transactions with related parties are subject to ongoing review and approval or ratification by the audit committee.

In determining whether to approve or ratify a related party transaction, the audit committee considers, among other things, the following factors:

•	whether the terms of the related party transaction are fair to NASDAQ OMX and whether such terms would be on the same basis if the transaction did not involve a related party;

•	whether there are business reasons for NASDAQ OMX to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director;

•	whether the related party transaction would present a conflict of interest for any director or executive officer of NASDAQ OMX, taking into account:

•	the size of the transaction;

•	the overall financial position of the director or executive officer;

•	the direct or indirect nature of the director’s or executive officer’s interest in the transaction;

•	the ongoing nature of any proposed relationship; and

•	any other factors deemed relevant;

•	whether the related party transaction is material, taking into account:

•	the importance of the interest to the related party;

•	the relationship of the related party to the transaction and of related parties to each other;

•	the dollar amount involved; and

•	the significance of the transaction to NASDAQ OMX investors in light of all the circumstances.

Under the policy, related party transactions that are conducted in the ordinary course of NASDAQ OMX’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to NASDAQ OMX’s employees on a broad basis are considered pre-approved by the audit committee.

The following section describes transactions since the beginning of the fiscal year ended December 31, 2013, in which NASDAQ OMX or any of its subsidiaries was a party, in which the amount involved exceeded $120,000 and in which a director, a director nominee, an executive officer, a security holder known to own more than five percent of our common stock or an immediate family member of any of the foregoing had, or will have, a direct or indirect material interest. In accordance with our policy on related party transactions, all of the transactions discussed below, other than those that received pre-approval as discussed above, have been approved or ratified by the audit committee of our board of directors.

BORSE DUBAI

As of the record date, Borse Dubai owned approximately 17.5% of NASDAQ OMX’s common stock. NASDAQ OMX is obligated by the terms of a stockholders’ agreement with Borse Dubai to nominate and generally use best efforts to cause the election to the NASDAQ OMX board one director designated by Borse Dubai, subject to certain conditions. Essa Kazim, the Chairman of Borse Dubai,

THE NASDAQ OMX GROUP, INC.    100

has been designated by Borse Dubai as its nominee with respect to the 2014 annual meeting. During the fiscal year ended December 31, 2013, Borse Dubai paid NASDAQ OMX approximately $1.8 million for technology services in the ordinary course of business.

INVESTOR AB

As of the record date, Investor AB owned approximately 11.4% of NASDAQ OMX’s common stock. NASDAQ OMX is obligated by the terms of a stockholders’ agreement with Investor AB to nominate and generally use best efforts to cause the election to the NASDAQ OMX board one director designated by Investor AB, subject to certain conditions. Börje E. Ekholm, the President and Chief Executive Officer of Investor AB, has been designated by Investor AB as its nominee with respect to the 2014 annual meeting. During the fiscal year ended December 31, 2013, Investor AB paid NASDAQ OMX approximately $0.7 million for market data, issuer and other services in the ordinary course of business.

Investor AB is an industrial holding company that invests in other companies in the ordinary course of business. One of Investor AB’s portfolio companies is Skandinaviska Enskilda Banken AB (SEB), a financial services company, which is a lender under NASDAQ OMX’s credit facilities and a customer of NASDAQ OMX. During the fiscal year ended December 31, 2013, NASDAQ OMX paid SEB approximately $23.1 million in principal payments, interest payments and other fees under its credit facilities and approximately $2.2 million in fees relating to other financing related transactions. During the fiscal year ended December 31, 2013, SEB paid NASDAQ OMX approximately $24.6 million for transaction, market data, issuer and index services in the ordinary course of business.

Investor AB’s portfolio companies also include certain companies that are listed on one or more of the exchanges that we operate. During the fiscal year ended December 31, 2013, these entities or their affiliates made the following approximate payments to NASDAQ OMX for issuer fees and services in the ordinary course of business: ABB Ltd. ($0.5 million), Astra Zeneca ($0.6 million), Atlas Copco AB ($0.9 million), Electrolux AB ($0.5 million), EQT Corporation ($0.1 million), Ericsson ($0.4 million), Husqvarna AB ($0.3 million), Raptor Pharmaceutical Corp. ($0.2 million), Saab AB($0.3 million) and Wärtsilä ($0.2 million). In addition, during the fiscal year ended December 31, 2013, we paid WhiteHat Security or its affiliates approximately $0.2 million for training services and Projectplace International AB or its affiliates approximately $0.2 million for technology services in the ordinary course of business.

FMR LLC

As of the record date, FMR LLC owned approximately 6.4% of NASDAQ OMX’s common stock. During the fiscal year ended December 31, 2013, FMR LLC or its affiliates paid NASDAQ OMX approximately $0.4 million for financial products in the ordinary course of business.

SILVER LAKE

Glenn H. Hutchins, one of our directors, is a Co-Founder of Silver Lake. Silver Lake is a private investment firm that invests in other companies in the ordinary course of business. Silver Lake’s portfolio companies include, among others, Blackline Systems, Dell Inc., Groupon, Inc., Interactive Data Corporation, IPC, SunGard Data Systems Inc., Virtu Financial and Zynga Inc. During the fiscal year ended December 31, 2013:

•	we paid BlackLine Systems approximately $0.2 million for financial software in the ordinary course of business;

•	Dell paid us approximately $0.4 million for issuer fees and services, and we paid Dell $9.7 million for computer equipment and related services, in the ordinary course of business.

•	Groupon paid us approximately $0.2 million for issuer fees and services, and we paid Groupon approximately $2.3 million for advertising services, in the ordinary course of business.

THE NASDAQ OMX GROUP, INC.    101

•

Interactive Data Corporation or its affiliates paid us approximately $3.2 million for market data, transaction, issuer and other services, and we paid Interactive Data Corporation or its affiliates approximately $0.5 million for data services, in the ordinary course of business.

•	IPC or its affiliates paid us approximately $0.2 million for transaction and issuer services in the ordinary course of business.

•

SunGard or its affiliates paid us approximately $5.9 million for transaction services and market data, and we paid SunGard or its affiliates approximately $1.8 million for license fees and professional services, in the ordinary course of business.

•	Virtu Financial or its affiliates paid us approximately $22.3 million for transaction and market data services in the ordinary course of business.

•	Zynga paid us approximately $0.2 million for issuer fees and services in the ordinary course of business.

OTHER TRANSACTIONS WITH ENTITIES AFFILIATED WITH OUR DIRECTORS

James S. Riepe, one of our directors, is a Senior Advisor at T. Rowe Price Group, Inc., which engages in trading and other commercial activities with us. During the fiscal year ended December 31, 2013, T. Rowe Price or its affiliates paid us approximately $0.5 million for transaction, market data, mutual fund and issuer fees and services in the ordinary course of business.

Michael Splinter, one of our directors, is the Executive Chairman of the board of directors of Applied Materials, which engages in commercial activities with us. During the fiscal year ended December 31, 2013, Applied Materials or its affiliates paid us approximately $0.3 million for issuer fees and services.

THE NASDAQ OMX GROUP, INC.    102

STOCKHOLDER COMMUNICATION WITH DIRECTORS

We regularly engage with our stockholders to discuss executive compensation, corporate governance and other issues. Stockholders and other parties interested in communicating directly with the board of directors, the chairman of the board, other individual directors or particular NASDAQ OMX board committees may do so by addressing correspondence to the intended recipient at the following address.

Joan C. Conley

Senior Vice President and Corporate Secretary

The NASDAQ OMX Group, Inc.

805 King Farm Boulevard

Rockville, MD 20850

Email: corporatesecretary@nasdaqomx.com

NASDAQ OMX’s corporate secretary regularly forwards all correspondence to the board, board members or committees. In addition, concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of NASDAQ OMX’s internal audit department and office of general counsel and handled in accordance with procedures established by the audit committee with respect to such matters.

ONLINE ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our online annual report to stockholders is available at http://ir.nasdaqomx.com/annuals.cfm. Our Form 10-K is available at http://ir.nasdaqomx.com/annuals.cfm and www.proxyvote.com. We will furnish, without charge, a copy of the Form 10-K, including the financial statements and financial statement schedule, to any stockholder upon request to the NASDAQ OMX Investor Relations Department, Attention: Edward Ditmire, One Liberty Plaza, 49th Floor, New York, New York 10006, in writing or by email (investor.relations@nasdaqomx.com).

THE NASDAQ OMX GROUP, INC.    103

STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

NASDAQ OMX stockholders who wish to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for NASDAQ OMX’s 2015 annual meeting must submit them on or before November 27, 2014 to NASDAQ OMX’s corporate secretary, Joan C. Conley (corporatesecretary@nasdaqomx.com), and must otherwise comply with the requirements of Rule 14a-8.

A stockholder who wishes to nominate a person for election as director at an annual or special meeting, or to introduce an item of business at an annual meeting, must also comply with the procedures specified in NASDAQ OMX’s By-Laws. Under these procedures, a stockholder must submit the proposed nominee or proposed item of business by delivering a notice containing certain information, as set forth in the By-Laws, to be received by NASDAQ OMX’s corporate secretary in accordance with the following time frames.

•

In the case of a nomination or proposed item of business for an annual meeting, the notice must normally be delivered not more than 120 nor less than 90 days prior to the first anniversary of the prior year’s meeting. Assuming the 2015 annual meeting is held according to this year’s schedule, the notice must be delivered on or prior to the close of business on February 6, 2015, but no earlier than January 7, 2015.

•

However, if NASDAQ OMX holds its annual meeting on a date that is more than 30 days before or 70 days after such anniversary date, the notice must be delivered no earlier than 120 days prior to the date of the annual meeting nor later than the later of (i) the ninetieth day prior to the date of the annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by NASDAQ OMX.

•

If NASDAQ OMX holds a special meeting to elect directors, the notice with respect to the nomination of a person for election as director must be delivered no earlier than 120 days prior to the date of the special meeting nor later than the later of (i) the ninetieth day prior to the date of the special meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting and the nominees proposed by the NASDAQ OMX board is first made by NASDAQ OMX.

In addition, NASDAQ OMX stockholders may recommend individuals for consideration by the nominating & governance committee for nomination to the NASDAQ OMX board. Holders should submit such recommendations in writing, together with any supporting documentation the holder deems appropriate, to NASDAQ OMX’s corporate secretary prior to December 31, 2014.

THE NASDAQ OMX GROUP, INC.

March 27, 2014

THE NASDAQ OMX GROUP, INC.    104

ANNEX A

Proposed Amended and Restated Equity Plan

THE NASDAQ OMX GROUP, INC. EQUITY INCENTIVE PLAN

(as amended and restated May 7, 2014)

THE NASDAQ OMX GROUP, INC.    105

THE NASDAQ OMX GROUP, INC. EQUITY INCENTIVE PLAN

(AS AMENDED AND RESTATED MAY 7, 2014)

THE NASDAQ OMX GROUP, INC.    106

The NASDAQ OMX Group, Inc. Equity Incentive Plan

(as amended and restated as of May 7, 2014)

SECTION 1. Introduction and Purpose

The purposes of The NASDAQ OMX Group, Inc. Equity Incentive Plan (the “Plan”) are to promote the interests of The NASDAQ OMX Group, Inc. (the “Company”) and its stockholders by (i) attracting and retaining key employees, consultants and non-employee directors of the Company and its Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals, (iii) enabling such individuals to participate in the long-term growth and financial success of the Company and (iv) linking compensation to the long-term interests of stockholders.

The Plan was originally established effective as of December 5, 2000 as the Nasdaq Stock Market, Inc. Equity Incentive Plan with an initial term of ten years. The Plan has been subsequently amended on several occasions, including to rename the Plan as “The NASDAQ OMX Group, Inc. Equity Incentive Plan.” As of May 27, 2010, the Plan was amended and restated and approved by the stockholders of the Company at the annual meeting on such date with the most recent amendment being Amendment No. 2013-1. The Plan is hereby amended and restated, effective as of the Amendment Effective Date.

SECTION 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)    “Affiliate” shall mean (i) a Subsidiary of the Company as determined by the Committee, (ii) any other entity or Person or group of Persons that, in the determination of the Committee, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest as determined by the Committee, and (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, as determined by the Committee.

(b)    “Amendment Effective Date” shall mean May 7, 2014 subject to approval of the Plan at the annual meeting of stockholders of the Company held on such date.

(c)    “Award” shall mean any Option, Stock Appreciation Right (SAR), Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Performance Compensation Award granted under the Plan.

(d)    “Award Agreement” shall mean any written agreement, contract, certificate or other instrument or document evidencing any Award, which may, in the discretion of the Company, be transmitted electronically to any Participant, but need not be executed or acknowledged by a Participant.

(e)    “Board” shall mean the Board of Directors of the Company.

(f)    “Cause” shall mean, unless otherwise defined in the applicable Award Agreement or an employment agreement between the Participant and the Company, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its Affiliates, (ii) the embezzlement or misappropriation of funds or property of the Company or its Affiliates by the Participant, (iii) the conviction of the Participant of a felony or the entrance of a plea of guilty or nolo contendere by the Participant to a felony, (iv) the willful failure or refusal by the Participant to substantially perform his

THE NASDAQ OMX GROUP, INC.    107

or her duties or responsibilities that continues after being brought to the attention of the Participant (other than any such failure resulting from the Participant’s incapacity due to Disability), (v) the violation by the Participant of any restrictive covenants entered into between the Participant and the Company, (vi) the violation by the Participant of the Company’s Guidelines for Appropriate Conduct as described in the Company’s Employee Handbook, or the Company’s Code of Conduct or (vii) the engaging by the Participant in any crime involving a material element of fraud or dishonesty. Any determination of Cause shall be made by the Committee in its sole discretion. Any such determination shall be final and binding on a Participant.

(g)    “Change in Control” means the first to occur of any one of the events set forth in the following paragraphs:

(i)    any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares, and (D) the Financial Industry Regulatory Authority), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly (not including any securities acquired directly (or through an underwriter) from the Company or its Affiliates), of 25% or more of the Company’s then outstanding Shares;

(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the effective date (as provided in Section 16(a) of the Plan), were members of the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the effective date of the Plan or whose appointment, election or nomination for election was previously so approved or recommended;

(iii)    there is consummated a merger or consolidation of the Company with any other entity or the Company issues Shares in connection with a merger or consolidation of any direct or indirect subsidiary of the Company with any other entity, other than (A) a merger or consolidation that would result in the Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 50% of the Company’s then outstanding Shares or 50% of the combined voting power of such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “Person” (as defined below), directly or indirectly, acquired 25% or more of the Company’s then outstanding Shares (not including any securities acquired directly (or through an underwriter) from the Company or its Affiliates); or

(iv)    the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

THE NASDAQ OMX GROUP, INC.    108

(h)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(i)    “Committee” shall mean a committee of the Board designated by the Board to administer the Plan. From and after the time that the Shares are registered pursuant to Section 12 under the Exchange Act, unless otherwise determined by the Board, the Committee shall be composed of not less than the minimum number of persons from time to time required by Section 16 and Section 162(m), each of whom, to the extent necessary to comply with Section 16 and Section 162(m) only, is a “Non-Employee Director” and an “Outside Director” within the meaning of Section 16 and Section 162(m), respectively, and the minimum number, if any, required by listing standards of The NASDAQ Stock Market.

(j)    “Disability” shall mean, unless otherwise defined in the applicable Award Agreement or an employment agreement between the Participant and the Company, a disability that would qualify as such under the Company’s then current long-term disability plan.

(k)    “Eligible Recipient” shall mean an officer, employee, consultant, advisor or non-employee director of the Company or of any Affiliate.

(l)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(m)    “Fair Market Value” with respect to the Shares, as of any date, shall mean the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee in good faith and in accordance with Code Section 409A and other laws to the extent applicable; provided however, that if the Committee has not specified otherwise, Fair Market Value with respect to Shares, as of any date, shall mean the closing sale price at the regular trading session reported for such Shares on The NASDAQ Stock Market on such date or, if no closing sale price is reported on such date, the closing sale price reported on the next succeeding date on which a closing sale price is reported.

(n)    “Incentive Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(o)    “Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 10(d)(iv) of the Plan; provided, that the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(p)    “Non-Qualified Stock Option” shall mean an option to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

(q)    “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(r)    “Other Stock-Based Award” shall mean any award granted under Section 9 of the Plan.

(s)    “Parent” shall have the meaning set forth in Section 424(e) of the Code.

(t)    “Participant” shall mean any Eligible Recipient who receives an Award under the Plan.

THE NASDAQ OMX GROUP, INC.    109

(u)    “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(v)    “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 10 of the Plan.

(w)    “Performance Criteria” shall be measured in terms of one or more of the following performance measures:

(i)	Earnings before interest and taxes;

(ii)	Earnings before interest, taxes, depreciation and amortization;

(iii)	Earnings per Share;

(iv)	Operating income, net income, net income from operations, revenues, net revenues or net exchange revenues (before or after taxes, and which may take into account or exclude the effect of non-recurring or extraordinary charges and/or expenses);

(v)	Operating or profit margin or net profit (before or after taxes, and which may take into account or exclude the effect of non-recurring or extraordinary charges and/or expenses);

(vi)	Revenue growth;

(vii)	Share price or total shareholder return;

(viii)	Market share;

(ix)	Return measures (including without limitation return on assets or net assets, capital, revenue, net revenue, income or net income);

(x)	Cash flow (including without limitation operating cash flow and/or free cash flow);

(xi)	Adherence to budget or expense targets;

(xii)	Planning accuracy (as measured by comparing planned results to actual results);

(xiii)	Objectively determinable effectiveness, efficiency, business retention/expansion, business support or other operational or support goals; and

(xiv)	Business effectiveness survey results or objectively determinable employee engagement or development goals.

Any Performance Criterion or Criteria may be used to measure the performance of the Company as a whole or any business unit, division, department or function of the Company or any Affiliate, either individually, alternatively or in any combination and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, calculated based on U.S. generally accepted accounting principles (GAAP) or on a non-GAAP basis, and on an absolute basis or relative to a previous year’s or period’s results or a designated comparison group on company or stock market index.

THE NASDAQ OMX GROUP, INC.    110

(x)    “Performance Formula” shall mean, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(y)    “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. For the avoidance of doubt, such one or more goals so established by the Committee may, as determined by the Committee, and with respect to such Performance Criteria, be measured (A) with respect to the Company itself (including the growth or improvement in such Performance Criteria) or (B) relative to other companies or to an index. The Committee is authorized, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code to include or exclude the effect of any one or more of the following events or occurrences that occur during a Performance Period:

(i)	asset write-downs;

(ii)	significant litigation or claim judgments or settlements;

(iii)	the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reported results;

(iv)	any reorganization and restructuring programs, including without limitation the internal restructuring of departments or units or functions within the Company that significantly affect expense and/or budget targets upon which a Performance Goal is based;

(v)	extraordinary nonrecurring items as described in Accounting Standard Codification Topic 225 (formerly Statement of Financial Accounting Standards 145)(or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year or period;

(vi)	acquisitions, divestitures or sales of significant assets;

(vii)	any other specific unusual or nonrecurring events, or objectively determinable category thereof;

(viii)	foreign exchange gains and losses, and

(ix)	a change in the Company’s fiscal year.

(z)    “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award.

(aa)    “Restatement Effective Date” shall mean May 27, 2010.

(bb)    “Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

(cc)    “Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.

THE NASDAQ OMX GROUP, INC.    111

(dd)    “Retirement” shall mean, unless otherwise defined in the applicable Award Agreement or an employment agreement between the Participant and the Company, the Participant’s Separation from Service due to retirement on or after such date as the Participant has both attained the age of 55 years and has 10 years of employment with the Company. For the avoidance of doubt, Separation from Service “due to retirement” does not include an involuntary Separation from Service, whether for Cause or otherwise.

(ee)    “Stock Appreciation Unit” shall mean any unit granted under Section 7 of the Plan.

(ff)    “SEC” shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

(gg)    “Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(hh)    “Section 162(m)” shall mean Section 162(m) of the Code and the rules promulgated thereunder or any successor provision thereto as in effect from time to time.

(ii)    “Separation from Service” shall mean (i) with respect to an Eligible Recipient who is an employee of the Company or an Affiliate, the termination of his employment with the Company or Affiliate and all Affiliates that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(1), or (ii) with respect to an Eligible Recipient who is a consultant or advisor to the Company or an Affiliate, the date on which expires such consultant’s or advisor’s contract under which services are performed for the Company or Affiliate, or (iii) with respect to an Eligible Recipient who is a non-employee director of the Company or an Affiliate, the date on which such non-employee director ceases to be a member of the Board (or other applicable board of directors) for any reason. With respect to application of Sections 8(e)(iii) to a Participant who is determined by the insurance carrier under the Company’s then current long-term disability plan to be entitled to receive benefits under such plan, the Participant shall be deemed to have a Separation from Service if (i) the Participant is disabled within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder, or (ii) by reason of such disability, the facts and circumstances indicate that the Company and Participant reasonably anticipate that no future substantial services by the Participant will be performed (thereby satisfying the conditions of a “termination of employment” within the meaning of Treas. Reg. Section 1.409A-1(h)(1)).

(jj)    “Shares” shall mean shares of the common stock, $.01 par value, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

(kk)    “Subsidiary” shall have the meaning set forth in Section 424(f) of the Code.

(ll)    “Substitute Awards” shall mean Awards solely granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines. The terms and conditions of any Substitute Awards shall be set forth in an Award Agreement and shall, except as may be inconsistent with any provision of the Plan, to the extent practicable provide the recipient with benefits (including economic value) substantially similar to those provided to the recipient under the existing award which such Substitute Award is intended to replace.

THE NASDAQ OMX GROUP, INC.    112

  SECTION 3. Administration

(a)    Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award (including any dividends and other distributions or dividend equivalents paid on or in respect of any Award); (v) determine whether, to what extent, and under what circumstances Awards may be settled, or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret, construe and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan, including without limitation to correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or any Award under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) amend existing Awards in accordance with Section 13(b) of the Plan; (x) condition Awards or any payments or benefits thereunder on non-compete, non-solicitation or similar agreements; (xi) accelerate the vesting of any Award (or portion thereof); and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)    Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including any Eligible Recipient, Participant or any holder or beneficiary of any Award.

(c)    Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Participants who are not (i) “covered employees” under Section 162(m) of the Code or (ii) officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to Section 16.

(d)    No Liability. No member of the Board or Committee or any authorized delegate of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

  SECTION 4. Shares Available for Awards

(a)    Shares Available. Subject to adjustment pursuant to Section 4(b), the maximum aggregate number of Shares available for grant pursuant to Awards under the Plan is 41,700,000. Of that number, as of March 17, 2014, approximately 3,000,000 Shares remained available for grant and, as of the

THE NASDAQ OMX GROUP, INC.    113

Amendment Effective Date, an additional 6,000,000 Shares were authorized with respect to grants under the Plan. From the aggregate limit, no more than 6,000,000 Shares may be granted in the form of Incentive Stock Options. If, after the Amendment Effective Date, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise expires, terminates or is canceled without the delivery of Shares, or otherwise without the Participant having received any benefit therefrom, or Shares are withheld from such an Award (other than Options or SARs) to satisfy any tax withholding obligations, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, expiration, termination, withholding or cancellation, shall again become Shares with respect to which Awards may be granted. Notwithstanding anything to the contrary in the Plan or Award Agreement, the following Shares shall not again become Shares with respect to which Awards may be granted: (i) any Shares which are withheld upon the exercise of an Option or SAR to satisfy any tax liability or withholding obligations; (ii) any Shares tendered or withheld to pay the exercise price of any Option or other exercise price of an Award; (iii) any Shares repurchased by the Company from the Participant with the proceeds from the exercise of any Option; and (iv) with respect to a SAR granted hereunder, the number of Shares counted against the Share limits set forth in Section 4(a) shall be the full number of Shares subject to the SAR if the SAR is settled in Shares. (For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” in the case of forfeited Restricted Stock Awards by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture.) Notwithstanding the foregoing and subject to adjustment as provided in Section 4(b), no Participant may receive Awards under the Plan in any calendar year that relate to more than 2,000,000 Shares (the “Individual Annual Share Limit”).

(b)    Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event that constitutes an equity restructuring transaction, as that term is defined in Accounting Standards Codification Topic 718 (formerly known as Statement of Financial Accounting Standards No. 123(R)) or otherwise affects the Shares then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted; (B) the maximum number of Shares subject to an Award granted to a Participant pursuant to Section 4(a), (C) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (D) the grant, purchase or exercise price with respect to any Award, or if deemed appropriate, make provisions for a cash payment to the holder of an outstanding Award or make provision for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect. The Committee’s adjustment shall be effective and binding for all purposes of this Plan, provided that no adjustment shall be made, (A) with respect to Awards of Incentive Stock Options to the extent that such adjustment would cause the Plan to violate Section 422(b)(1) of Code, as from time to time amended, (B) with respect to any Award to the extent that such adjustment would be inconsistent with the Plan or the Award meeting the requirements of Section 162(m), and (C) with respect to any Award to the extent such adjustment shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to

THE NASDAQ OMX GROUP, INC.    114

constitute the grant of a new stock right (unless such new stock right does not constitute a deferral of compensation within the meaning of Code Section 409A and the regulations thereunder), (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E). Furthermore, no adjustment as the result of a change in capitalization shall cause the exercise price to be less than the Fair Market Value of such Shares (as adjusted to reflect the change in capitalization) on the date of grant, and any adjustment as the result of the substitution of a new stock right or the assumption of an outstanding stock right pursuant to a corporate transaction shall satisfy the conditions described in Treas. Reg. Section 1.409A-1(b)(5)(v)(D).

(c)    Substitute Awards. Any Shares underlying Substitute Awards shall not be counted against the Shares available for Awards under the Plan.

(d)    Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

  SECTION 5. Eligibility

Any Eligible Recipient shall be eligible to be designated a Participant.

  SECTION 6. Stock Options

(a)    Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options; provided that only employees of the Company or any Parent or Subsidiary may be granted Incentive Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

(b)    Exercise Price. The Committee in its sole discretion shall establish the exercise price at the time each Option is granted. Except in the case of Substitute Awards, the exercise price of an Option may not be less than the Fair Market Value on the date of grant of such Option.

(c)    Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. Notwithstanding the foregoing, an Option shall not be exercisable after the expiration of 10 years after the date such Option was granted.

(d)    Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price is received by the Company. Such payment may be made (i) in cash, or its equivalent, (ii) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (iii) by having the Company “net settle” the Shares by

THE NASDAQ OMX GROUP, INC.    115

withholding from the Shares which would otherwise be delivered to the Participant such Shares with a Fair Market Value sufficient to satisfy the exercise price, (iv) through any broker’s cashless exercise procedure approved by the Committee, or (v) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such exercise price.

(e)    Investment Representations. At the time of any exercise of an Option, the Committee may, in its sole discretion, require a Participant to deliver to the Committee a written representation that the Shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof and any other representation deemed necessary by the Committee to ensure compliance with all applicable federal and state securities laws. Upon such a request by the Committee, delivery of such representation prior to the delivery of any Shares issued upon exercise of an Option shall be a condition precedent to the right of the Participant or such other person to purchase any Shares. In the event certificates for Shares are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

(f)    Disqualifying Disposition Notice. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the Incentive Stock Option or (ii) one year after the date the Participant acquired the Shares by exercising the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(g)    Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 6, if an Incentive Stock Option is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a Subsidiary or Parent, the option period shall not exceed five years from the date of grant of such Option and the exercise price shall be at least 110 percent of the Fair Market Value (on the date of grant of such Option) of the Shares subject to the Option.

(h)    $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the date of grant of such Option) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Non-Qualified Stock Options.

(i)    Voluntary Surrender. The Committee may permit the voluntary surrender of all or any portion of any Non-Qualified Stock Option, if any, granted under the Plan to be conditioned upon the granting to the Participant of a new Option for the same or a different number of Shares as the option surrendered or require such voluntary surrender as a condition precedent to a grant of a new Option to such Participant. Such new Option shall be exercisable at an exercise price, during an option period, and in accordance with any other terms or conditions specified by the Committee at the time the new Option is granted, all determined in accordance with the provisions of the Plan without regard to the

THE NASDAQ OMX GROUP, INC.    116

exercise price, option period, or any other terms and conditions of the Non-Qualified Stock Option surrendered. For the avoidance of doubt, the foregoing authority of the Committee is in all events subject to the stockholder approval requirements of Section 13(b) hereof.

(j)    Separation from Service. Unless otherwise provided in the Award Agreement documenting an Option Award, the following general rules will apply to outstanding Option Awards at the time of a Participant’s Separation from Service:

(i)    In the event of a Participant’s Separation from Service for Cause, then all the Participant’s unvested Options shall be deemed canceled and forfeited on the date of such Separation from Service and the Participant’s vested Options, if any, shall remain exercisable for a period ending on the earlier of: (A) ten days following such Separation from Service or (B) the expiration date with respect to the Option, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant.

(ii)    In the event of a Participant’s Separation from Service by reason of death or Retirement, all unvested Options that would have been vested on or before the first anniversary of such Separation from Service (had the Participant remained in the employ of the Company or Affiliate) shall vest on the date of such Separation from Service, and the remaining unvested Options shall be deemed cancelled and forfeited without further consideration to the Participant or his estate, as the case may be. The vested Options (including those Options which vest in accordance with the provisions of this Section 6(j)(ii)) shall remain exercisable for a period ending on the earlier of: (A) one year following such Separation from Service or (B) the expiration date with respect to the Option, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant or his estate, as the case may be.

(iii)    This Section 6(j)(iii) applies if the Participant is determined by the insurance carrier under the Company’s then current long-term disability plan to be entitled to receive benefits under such plan and, by reason of such disability, is deemed to have a Separation from Service. For purposes of this Section 6(j)(iii), the “Vesting Acceleration Date” is the latest of (A) the first day of the period for which the Participant is paid such benefits, (B) the date on which the insurance carrier notifies the Company of such determination, or (C) the date of the Participant’s Separation from Service; and the “First Anniversary” is the date which is the one year anniversary of the Vesting Acceleration Date. If the Participant is determined by such insurance carrier to be entitled to receive such long-term disability benefits, (A) all Options which would have become vested on or before the First Anniversary shall become vested on the Vesting Acceleration Date, and (B) the remaining unvested Options shall, except as provided in the second following sentence, be deemed canceled and forfeited without further consideration to the Participant on the Vesting Acceleration Date. The vested Options (including those Options which vest in accordance with the provisions of this Section 6(j)(iii)) shall remain exercisable for a period ending on the earlier of: (A) the First Anniversary or (B) the expiration date with respect to the Option, and shall thereafter, except as otherwise provided in the following sentence, be deemed canceled and forfeited without further consideration to the Participant, or his estate, as the case may be. Notwithstanding the foregoing provisions of this Section 6(j)(iii), if the Participant ceases to be entitled to receive future benefits under such long-term disability plan prior to the First Anniversary and returns to active employment with the Company (or Affiliate) no later than the work day next following the last day of the period for which such benefits are paid (and in all events prior to the expiration date of the Option), then (A) no Options will be deemed cancelled or forfeited pursuant to this Section 6(j)(iii) on account of such prior absence from employment, (B) the

THE NASDAQ OMX GROUP, INC.    117

determination of the day on which the Options shall cease to be exercisable shall instead be determined as if the Participant had not previously received long-term disability benefits, and had instead remained continuously employed by the Company (or any Affiliate) during such period and (C) the other provisions of this Section 6(j) shall nevertheless continue to apply.

(iv)    If the Participant has a Separation from Service for any reason other than those set forth in paragraphs (i) through (iii) of this Section 6(j), the Participant’s unvested Options shall be deemed canceled and forfeited on the date of the Participant’s Separation from Service without further consideration to the Participant. Vested Options, if any, shall remain exercisable for a period ending on the earlier of: (A) 90 days following such Separation from Service or (B) the expiration date with respect to the Options, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant.

  SECTION 7. Stock Appreciation Rights

(a)    Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the exercise price and the conditions and limitations applicable to the exercise of the SAR. A SAR is the right of the Participant to receive upon exercise of such SAR, subject to the Participant’s satisfaction in full of any conditions, restriction, or limitations imposed in accordance with the Plan or any Award Agreement an amount in cash or Shares described under Section 7(c) below.

(b)    Exercise Price. The Committee in its sole discretion shall establish the exercise price at the time each SAR is granted. Except in the case of Substitute Awards, the exercise price of a SAR may not be less than the Fair Market Value on the date of grant of such SAR.

(c)    Exercise. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of SARs, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. Notwithstanding the foregoing, a SAR shall not be exercisable after the expiration of 10 years after the date such SAR was granted.

(d)    Payment. Upon the exercise of a SAR, a Participant shall be entitled to receive an amount in cash or Shares equal in value to the excess of the Fair Market Value (determined as of the date of exercise) per Share over the Exercise Price per Share specified in the related Award Agreement, multiplied by the number of Shares in respect of which the SAR is exercised, less any amount retained or not issued to cover any tax liability or withholding obligations, if necessary.

(e)    Separation from Service. Unless otherwise provided in the Award Agreement documenting a SAR Award, the following general rules will apply to outstanding SAR Awards at the time of a Participant’s Separation from Service:

(i)    In the event of a Participant’s Separation from Service for Cause, then all the Participant’s unvested SARs shall be deemed canceled and forfeited on the date of such Separation from Service and the Participant’s vested SARs, if any, shall remain exercisable for a period ending on the earlier of: (A) ten days following such Separation from Service or (B) the expiration date with respect to the SAR, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant.

THE NASDAQ OMX GROUP, INC.    118

(ii)    In the event of a Participant’s Separation from Service by reason of death or Retirement, all unvested SARs that would have been vested on or before the first anniversary of such Separation from Service (had the Participant remained in the employ of the Company or Affiliate) shall vest on the date of such Separation from Service, and the remaining unvested SARs shall be deemed cancelled and forfeited without further consideration to the Participant or his estate, as the case may be. The vested SARs (including those SARs which vest in accordance with the provisions of this Section 7(e)(ii)) shall remain exercisable for a period ending on the earlier of: (A) one year following such Separation from Service or (B) the expiration date with respect to the SAR, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant or his estate, as the case may be.

(iii)    This Section 7(e)(iii) applies if the Participant is determined by the insurance carrier under the Company’s then current long-term disability plan to be entitled to receive benefits under such plan and, by reason of such disability, is deemed to have a Separation from Service. For purposes of this Section 7(e)(iii), the “Vesting Acceleration Date” is the latest of (A) the first day of the period for which the Participant is paid such benefits, (B) the date on which the insurance carrier notifies the Company of such determination, or (C) the date of the Participant’s Separation from Service; and the “First Anniversary” is the date which is the one year anniversary of the Vesting Acceleration Date. If the Participant is determined by such insurance carrier to be entitled to receive such long-term disability benefits, (A) all SARs which would have become vested on or before the First Anniversary shall become vested on the Vesting Acceleration Date, and (B) the remaining unvested SARs shall, except as provided in the second following sentence, be deemed canceled and forfeited without further consideration to the Participant on the Vesting Acceleration Date. The vested SARs (including those SARs which vest in accordance with the provisions of this Section 7(e)(iii)) shall remain exercisable for a period ending on the earlier of: (A) the First Anniversary or (B) the expiration date with respect to the SAR, and shall thereafter, except as otherwise provided in the following sentence, be deemed canceled and forfeited without further consideration to the Participant, or his estate, as the case may be. Notwithstanding the foregoing provisions of this Section 7(e)(iii), if the Participant ceases to be entitled to receive future benefits under such long-term disability plan prior to the First Anniversary and returns to active employment with the Company (or Affiliate) no later than the work day next following the last day of the period for which such benefits are paid (and in all events prior to the expiration date of the SAR), then (A) no SARs will be deemed cancelled or forfeited pursuant to this Section 7(e)(iii) on account of such prior absence from employment, (B) the determination of the day on which the SARs shall cease to be exercisable shall instead be determined as if the Participant had not previously received long-term disability benefits, and had instead remained continuously employed by the Company (or any Affiliate) during such period and (C) the other provisions of this Section 7(e) shall nevertheless continue to apply.

(iv)    If the Participant has a Separation from Service for any reason other than those set forth in paragraphs (i) through (iii) of this Section 7(e), the Participant’s unvested SARs shall be deemed canceled and forfeited on the date of the Participant’s Separation from Service without further consideration to the Participant. Vested SARs, if any, shall remain exercisable for a period ending on the earlier of: (A) 90 days following such Separation from Service or (B) the expiration date with respect to the SARs, and shall thereafter be deemed canceled and forfeited without further consideration to the Participant.

THE NASDAQ OMX GROUP, INC.    119

  SECTION 8. Restricted Stock And Restricted Stock Units

(a)    Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the performance criteria, if any, and level of achievement in relation to the criteria that shall determine the number of Shares of Restricted Stock or Restricted Stock Units granted, issued, and/or vested (provided, however, that any such performance criteria shall conform to the criteria set forth in Section 10 to the extent the Committee determines that the Award needs to comply with Section 162(m) of the Code), the terms and conditions with respect to the vesting and/or forfeiture of the Restricted Stock or Restricted Stock Units (which vesting and/or forfeiture conditions may be in addition to any performance criteria and which may extend beyond the Performance Period, if any, applicable to the Award), and such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee.

(b)    Restrictions. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock or Restricted Stock Units are granted, such action is appropriate, subject in each case to restrictions imposed by applicable law.

(c)    Transfer Restrictions. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Shares, when issued may be represented by a certificate or a book or electronic entry. Where applicable, certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such Shares to the Participant or the Participant’s legal representative by a certificate or a book or electronic entry.

(d)    Dividends and Distributions. Dividends and other distributions paid on or in respect of Restricted Stock or dividend equivalents paid on or in respect of Restricted Stock Units may be paid directly to the Participant, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Committee in its sole discretion, at the time the Award is made.

(e)    Separation from Service. Unless otherwise provided in the Award Agreement documenting a Restricted Stock or Restricted Stock Unit Award, the following general rules will apply to outstanding Restricted Stock and Restricted Stock Unit Awards at the time of a Participant’s Separation from Service:

(i)    In the event of a Participant’s Separation from Service for Cause, all Restricted Stock or Restricted Stock Units which have not as of the date of such Separation from Service become vested shall be canceled and forfeited effective as of the date of such Separation from Service without further consideration to the Participant.

(ii)    In the event of a Participant’s Separation from Service by reason of death or Retirement, all unvested Restricted Stock or Restricted Stock Units that would have become vested on or before the first anniversary of such Separation from Service (had the Participant continued in the

THE NASDAQ OMX GROUP, INC.    120

employ of the Company or Affiliate) shall vest on the date of such Separation from Service and the remaining unvested Restricted Stock or Restricted Stock Units shall be cancelled and forfeited effective on the date of such Separation from Service without further consideration to the Participant.

(iii)    This Section 8(e)(iii) applies if the Participant is determined by the insurance carrier under the Company’s then current long-term disability plan to be entitled to receive benefits under such plan and, by reason of such disability, is deemed to have a Separation from Service. For purposes of this Section 8(e)(iii), the “Vesting Acceleration Date” is the latest of (A) the first day of the period for which the Participant is paid such benefits, (B) the date on which the insurance carrier notifies the Company of such determination, or (C) the date of the Participant’s Separation from Service; and the “First Anniversary” is the date which is the one year anniversary of the Vesting Acceleration Date. If the Participant is determined by such insurance carrier to be entitled to receive such long-term disability benefits, (A) all Restricted Stock or Restricted Stock Units that would have become vested on or before the First Anniversary shall vest on the Vesting Acceleration Date and (B) the remaining unvested Restricted Stock or Restricted Stock Units shall, except as provided in the following sentence, be canceled and forfeited without further consideration to the Participant on the Vesting Acceleration Date. Notwithstanding the foregoing provisions of this Section 8(e)(iii), if the Participant ceases to be entitled to receive future benefits under such long-term disability plan prior to the First Anniversary and returns to active employment with the Company (or Affiliate) no later than the work day next following the last day of the period for which such benefits are paid, then (A) no unvested Restricted Stock or Restricted Stock Units shall be cancelled or forfeited pursuant to this Section 8(e)(iii) on account of such prior absence from employment, (B) the determination of the day on which the unvested Restricted Stock or Restricted Stock Units shall vest shall instead be determined as if the Participant had not previously received long-term disability benefits and had instead remained continuously employed by the Company (or Affiliate) during such period and (C) the other provisions of this Section 8(e) shall nevertheless continue to apply.

(iv)    If the Participant has a Separation from Service for any reason other than those set forth in paragraphs (i) through (iii) of this Section 8(e), unvested Restricted Stock and Restricted Stock Units shall be cancelled and forfeited as of the date of such Separation from Service without further consideration to the Participants.

(f)    Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee at the time the Award is made. Unless otherwise provided in the Award Agreement, such payment of Restricted Stock Units as aforesaid shall be made as soon as practicable following the satisfaction of any and all vesting or other conditions or restrictions applicable to such Restricted Stock Unit but in no event later than March 15 of the calendar year following the calendar year in which such vesting or other condition or restriction, as applicable, is satisfied.

  SECTION 9. Other Stock-Based Awards

(a)    Grant. The Committee shall have authority to grant to Participants an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7 or 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Any such Other Stock-Based Award which is valued in whole or in party by reference to Shares shall be valued based on

THE NASDAQ OMX GROUP, INC.    121

the Fair Market Value of a Share, on a non-discounted basis. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock- Based Award, which may include without limitation performance criteria with respect to the granting, issuance and/or vesting of the Other Stock-Based Award (provided, however, that any such performance criteria shall conform to the criteria set forth in Section 10 to the extent the Committee determines that the Award needs to comply with Section 162(m) of the Code), and/or terms and conditions under which the Other Stock-Based Award shall vest or be subject to forfeiture (which vesting and/or forfeiture conditions may be in addition to any performance criteria and which may extend beyond the performance period, if any, applicable to the Award).

(b)    Payment. Unless otherwise provided in the Award Agreement, such payment of Other Stock-Based Awards shall be made as soon as practicable following the satisfaction of any and all vesting or other conditions or restrictions applicable to such Awards but in no event later than March 15 of the calendar year following the calendar year in which such vesting or other condition or restriction, as applicable, is satisfied.

SECTION 10. Performance Compensation Awards

(a)    General. The Committee shall have the authority, at the time of grant of any Award described in Sections 6 through 9 to designate such Award as a Performance Compensation Award in accordance with the requirements of this Section 10. In addition, the Committee shall have the authority to provide that any Award described in Section 8 or 9 (including an Award described in Section 7, 8, or 9 which is also a Performance Compensation Award) may be paid in the form of cash rather than Shares.

(b)    Eligibility. The Committee shall have full discretion to designate which Participants or classes of Participants will be eligible to receive Performance Compensation Awards with respect to a designated Performance Period. The Committee shall exercise such discretion (i) within the first 90 days of the Performance Period (or, with respect to a Performance period of less than one year, prior to the lapse of 25 percent of such Performance Period), in the case of any Participant, or class of Participants, for whom the Performance Compensation Award is intended to be “performance based compensation” within the meaning of Section 162(m) of the Code, and (ii) by such date as the Committee shall determine with respect to any other Participant or class of Participants, provided that at such time the outcome of the Performance Goal(s) for the Performance Period remain substantially uncertain. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 10. Moreover, designation of a Participant as eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant as eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c)    Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company and the Performance Formula. The

THE NASDAQ OMX GROUP, INC.    122

Committee shall exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence, and record the same in writing (i) within the first 90 days of the Performance Period (or, with respect to a Performance Period of less than one year, prior to the lapse of 25 percent of such Performance Period) in the case of any Participant, or class of Participants, for whom the Performance Compensation Award is intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code, and (ii) by such date as the Committee shall determine with respect to any other Participant or class of Participants provided that at such time the outcome of the Performance Goal(s) for the Performance Period remain substantially uncertain. With respect to any Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee (A) shall not provide, in the terms of the Award or otherwise by the exercise of discretion, for any payment of the Award, in whole or in part, under circumstances where the Performance Goals may not be achieved (e.g., in the event of retirement or involuntary termination), except that the terms of the Award may provide for payment, without regard to whether the Performance Goals have been achieved, in the event of death, disability or a Change in Control, and (B) shall not establish such other terms and conditions, or exercise its discretion, or otherwise grant such Performance Compensation Award in such amount or manner, as to cause such Award to violate the conditions necessary to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and the regulations thereunder.

(d)    Payment of Performance Compensation Awards.

(i)    Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii)    Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(iii)    Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 10(d)(iv) hereof, if and when it deems appropriate.

(iv)    Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the applicable Performance Goal for such Performance Period has not been attained (except that the terms of the Award may provide for full or partial payment, without regard to whether the Performance Goal has been achieved, in the

THE NASDAQ OMX GROUP, INC.    123

event of a Change in Control or the Participant’s death or disability); or (B) increase any Performance Compensation Award beyond what was earned in accordance with the terms of the Award and the Plan.

(v)    Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to participants as soon as administratively practicable following the last to occur of (A) the date of completion of the certifications required by this Section 10, or (B) if payment for Performance Compensation Award is subject to a vesting or other condition or restriction, the date such vesting or other condition or restriction is satisfied. Notwithstanding the foregoing, unless otherwise provided in the Award Agreement, payment shall in no event take place later than March 15 of the calendar year following the year in which ends the Performance Period (in the case of a Performance Compensation Award not subject to a vesting or other condition or restriction on payment), or March 15 of the calendar year following the calendar year in which such vesting or other condition or restriction, as applicable, is satisfied.

(vi)    Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, no Participant may receive a Performance Compensation Award for a Performance Period that relates to Shares which are more than the Individual Share Limit set forth in Section 4(a), less the amount of Shares relating to all other Awards under the Plan received by the Participant for the calendar year in which the Performance Period ends.

  SECTION 11. Termination of Employment/Service

The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment/service, including a termination by the Company without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement.

  SECTION 12. Change in Control

(a)    In General. In the event of a Change in Control, unless otherwise provided in the Award Agreement, or otherwise determined by the Committee, each outstanding Award shall be assumed or substituted by the successor company (or a subsidiary or affiliate of such successor company, as applicable) according to the following terms:

(i)    In the case of Performance Compensation Awards, following the Change in Control the assumed or substituted Awards shall be: (1) no longer subject to any Performance Goals; (2) converted to a number of units in the successor company (or a subsidiary or affiliate of such successor company, as applicable) that is equal in value to the target number of units that were granted under the Plan; and (3) contingent on the Participant’s continued performance of services for the successor company (or a subsidiary or affiliate of such successor company, as applicable) through the original vesting date(s) applicable to such Awards.

(ii)    In the case of Awards other than Performance Compensation Awards, following the Change in Control the assumed or substituted Awards shall (1) preserve the rights and benefits of such Awards as in effect prior to such assumption or substitution and in the case of Options and SARs, be assumed and substituted with the same intrinsic value, and (2) be subject to substantially similar terms and conditions, such as vesting conditions, of such Award as in effect prior to such assumption or substitution.

THE NASDAQ OMX GROUP, INC.    124

Notwithstanding anything to the contrary in the Plan or Award Agreement, and subject to the Committee’s discretion, the assumption or substitution of any Award shall comply in all material respects with the applicable requirements of the Code and the regulations issued thereunder such that the Award continues to be exempt from the application of Section 409A of the Code and the regulations thereunder, and to the extent applicable, continues to qualify as compliant with Section 409A of the Code or, as an incentive stock option under Section 422 of the Code. The Committee, in its sole discretion, shall determine whether an Award has been assumed or substituted in accordance with this Section 12(a).

For Awards subject to this Section 12(a), unless otherwise provided in the Award Agreement, in the event that the employment of the Participant is involuntarily terminated by the Company (or its successor) other than for Cause within the one-year period following a Change in Control, all unvested Awards described in Sections 6 through 9 (including without limitation any Awards that have not vested in accordance with Section 12) granted to such Participant shall vest immediately upon such a termination. In the case of such vested Awards that are Options or SARs, such Awards shall become immediately exercisable in accordance with their terms and shall remain exercisable for the remainder of their stated term. In the case of such vested Awards other than Options and SARs, such Awards shall be distributed in accordance with Section 8(f) or Section 9(b). With respect to a Performance Compensation Award described in Section 10 and converted to successor company units under Section 12(a)(i), the number of successor company units that vest shall be based on the number of units converted pursuant to Section 12(a)(i) multiplied by a fraction, the numerator of which is the number of days of active employment in the original Performance Period and the denominator of which is the total number of days in the Performance Period. Such vested Awards shall be distributed in accordance with Section 10(d)(v).

(b)    Accelerated Vesting. For Awards not assumed or substituted in accordance with Section 12(a), unless otherwise provided in the Award Agreement, upon the occurrence of a Change in Control all unvested Awards described in Sections 6 through 9 shall vest immediately prior to the effective time of such Change in Control. With respect to a Performance Compensation Award described in Section 10 that is not assumed or substituted, in the event the Change in Control takes place before the end of the Performance Period, the amount of the Award shall be fixed as the target amount of the Award multiplied by a fraction, the numerator of which is the number of days in the Performance Period prior to the date of the Change in Control and the denominator of which is the total number of days in the Performance Period. Any Awards, other than Options or SARs, that vest in accordance with this Section 12(b), shall be settled in cash or shares, as determined by the Committee in its sole discretion in accordance with Code Section 409A to the extent applicable, within 75 calendar days of the Change in Control. With respect to any outstanding Options or SARs, the Committee may notify the Participant in writing or electronically that such Options or SARs will be exercisable for a period of time (determined by the Committee in its sole discretion) prior to the Change in Control and such Options or SARs will terminate upon the expiration of such period. Notwithstanding anything to the contrary in the Plan or Award Agreement, to the extent there is a Change in Control which constitutes a change in control for purposes of Code Section 409A and the regulations thereunder (“409A Change in Control”), any Award granted on or after August 6, 2013 that is subject to Code Section 409A shall be settled in cash or shares, as determined by the Committee in its sole discretion, within 75 calendar days of the 409A Change in Control.

(c)    To the extent the effect of a Change in Control on any Award granted under the Plan is not otherwise addressed in this Section 12 or the applicable Award Agreement, in order to maintain the

THE NASDAQ OMX GROUP, INC.    125

Participants’ rights in the event of any Change in Control, the Committee may, in its sole discretion, as to any such Award, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the vesting, exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee; (ii) provide for the purchase of any such Award; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the successor company (or a subsidiary or affiliate of such successor company, as applicable) after such Change in Control. Notwithstanding anything to the contrary in the Plan or Award Agreement, the Committee will not be required to treat all Awards similarly in the event of a Change in Control.

  SECTION 13. Amendment and Termination

(a)    Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no such amendment, alteration, suspension, discontinuation or termination shall be made without requisite stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply and (ii) any such amendment, alteration, suspension, discontinuance or termination that would adversely affect the material rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary. In addition, the Committee may amend the Plan or any portion thereof at any time to (1) cure any ambiguity or to correct or supplement any provision of the Plan which may be defective or inconsistent with any other provision of the Plan or (2) make any other provisions in regard to matters or questions arising under the Plan which the Committee may deem necessary or desirable and which, in the judgment of the Committee, is not material; provided that no such amendment shall be made without requisite stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board or the Committee deems it necessary or desirable to comply.

(b)    Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary; and provided further that the Committee shall not have the power to amend the terms of previously granted Awards to reduce, or cancel such Awards and grant substitute Awards which would have the effect of reducing the exercise price except pursuant to paragraph (c) or (d) below. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not, without stockholder approval, be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, nor may the Committee take any action, without stockholder approval, which is considered a “repricing” for purposes of the stockholder approval rules of The NASDAQ Stock Market.

(c)    Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the

THE NASDAQ OMX GROUP, INC.    126

criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless otherwise determined by the Committee, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) to the extent Section 162(m) applies to an Award.

(d)    Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, unless otherwise provided in the Award Agreement, in the event of any action taken by the Committee to vest part or all of a Participant’s Restricted Stock Unit Award or Performance Compensation Award that would otherwise be forfeited, distribution thereof to the Participant shall be made no later than March 15 of the calendar year following the calendar year in which such vesting occurs.

Notwithstanding anything herein to be contrary, no waiver, amendment, alteration, suspension, discontinuation or termination of an Award by the Committee shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right (unless such new stock right does not constitute a deferral of compensation within the meaning of Code Section 409A and the regulations thereunder), (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation, within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E).

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of Participants) modify, amend or terminate any or all provisions of this Plan and Awards thereunder to the extent necessary to ensure that payments and/or Awards under the Plan are not “deferred compensation” subject to Section 409A of the Code (or, alternatively, conform to the requirements of Section 409A of the Code).

Notwithstanding anything herein to the contrary, in the event (i) the Committee determines that any payment hereunder to a Participant who is a “specified employee” within the meaning of Treas. Reg.§ 1.409A-(1)(i) constitutes “deferred compensation” within the meaning of Section 409A of the Code and the regulations thereunder and does not qualify for an exception from the requirements of Section 409A of the Code, and (ii) such payment is pursuant to the Participant’s Separation from Service, then no such payment shall be made to such Participant during the first six months following such Participant’s Separation from Service and any amount payment of which is delayed by reason of the foregoing shall be paid in a single lump sum on the first business day of the seventh month following the Participant’s Separation from Service.

To the extent applicable, it is intended that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Section 409A of the Code and any related regulations or other guidance promulgated thereunder. Accordingly, to the maximum extent permitted, the Plan and the Awards granted hereunder shall be interpreted and administered to be in compliance therewith, to the extent applicable, and if any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Any reservation of rights or discretion by the Company or the Committee hereunder affecting the timing of payment of any Award subject to Section 409A of the

THE NASDAQ OMX GROUP, INC.    127

Code will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder. While the Company intends that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Section 409A of the Code and any related regulations or other guidance promulgated thereunder, neither the Company or the Committee nor any of their respective affiliates shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A of the Code or any other tax consequences relating to Awards under the Plan.

  SECTION 14. General Provisions

(a)    Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis, provided however, that any such dividends or dividend equivalents shall be paid with respect to a Performance Compensation Award only to the extent such Performance Compensation Award has been earned and vested.

(b)    Transferability. Except as provided below, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution. Notwithstanding the foregoing, a Participant may transfer any vested Award, other than an Incentive Stock Option, to any person who is a “family member” of the Participant as such term is used in the instructions to Form S-8 (collectively, the “Immediate Family Members”) or to one or more trusts for the exclusive benefit of such Immediate Family Members or partnerships in which such Immediate Family Members are the only partners if the Award Agreement so provides, the transfer is approved by the Committee and the Participant does not receive any consideration for the transfer. Any such transferred Award shall continue to be subject to the same terms and conditions that were applicable to such Award immediately prior to its transfer (except that such transferred Award shall not be further transferable by the transferee).

(c)    No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of employees, non-employee directors, consultants, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(d)    Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange or interdealer market system upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e)    Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide in an Award Agreement that a Participant can satisfy the foregoing

THE NASDAQ OMX GROUP, INC.    128

requirement by electing to have the Company withhold Shares having a Fair Market Value sufficient to satisfy the minimum statutory amount of tax required to be withheld, as determined by the Committee. Such “net settlement” of Shares with respect to an Award is hereby specifically authorized as an alternative for the satisfaction of withholding obligations.

(f)    Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Award Agreement shall prevail.

(g)    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h)    No Right to Employment or Continued Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, or if a non-employee director or consultant, to continue to provide services to the Company. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i)    No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.

(j)    Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

(k)    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)    Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell

THE NASDAQ OMX GROUP, INC.    129

securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal or non-U.S. securities laws and any other laws to which such offer, if made, would be subject.

(m)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(n)    No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(o)    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any person or persons other than himself or herself.

(p)    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or of any Affiliate, except as otherwise specifically provided in such other plan.

(q)    Compliance with Applicable Law. Notwithstanding any provision in the Plan to the contrary, and without the need to obtain the consent of any Participant or of any holder or beneficiary of any Award, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(r)    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(s)    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

THE NASDAQ OMX GROUP, INC.    130

(t)    Information Provided to Participants. The Company shall provide financial statements to Participants at least annually and such other information as may be required by law.

(u)    Participants in Foreign Countries. The Committee shall have the authority to adopt such modifications, additional terms and conditions, procedures, and subplans, in each case which may differ from the terms specified in the Plan, as may be necessary or desirable for the Awards to comply with provisions of the laws or policies of foreign countries in which the Company or its Subsidiaries or Affiliates may operate to assure viability of the benefits from Awards granted to Participants performing services in such countries and to facilitate administration of the Plan.

(v)    Clawback Policy. Participants and Awards granted hereunder may be subject to the Company’s incentive recoupment policy.

  SECTION 15. Company Right to Cancel Awards

In the event of any of the following:

(a)    the Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of the Company in a form other than stock or other equity interests of the surviving entity;

(b)    all or substantially all of the assets of the Company are acquired by another Person;

(c)    the reorganization or liquidation of the Company; or

(d)    the Company consummates a written agreement to undergo an event described in clauses (a), (b) or (c) above, then the Committee may, in its sole discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and cause the holders thereof to be paid, in cash or stock, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Company in the event. The terms of this Section 15 may be varied by the Committee in any particular Award Agreement. The terms of this Section 15 may be varied in appropriate cases to reflect the requirements of Code Section 409A, or to satisfy an exception to Code Section 409A.

  SECTION 16. Term of the Plan

(a)    Expiration Date. No new Awards shall be granted under the Plan after the tenth anniversary of the Restatement Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

THE NASDAQ OMX GROUP, INC.    131

ANNEX B

Proposed Amendment of NASDAQ OMX’s Charter

Article Fourth, Paragraph C(6) shall be amended to read as follows. Proposed additions are double-underlined; proposed deletions are ~~stricken through~~.

6.	Notwithstanding anything herein to the contrary, subparagraph 2 of this paragraph C. of this Article Fourth shall not be applicable to any Excess Shares beneficially owned by any person as may be approved for such exemption by the Board prior to the time such person beneficially owns more than five percent (5%) of the outstanding shares of stock entitled to vote on the election of a majority of directors at such time. For so long as Nasdaq shall control, directly or indirectly, any Self-Regulatory Subsidiary, a resolution of the Board to approve an exemption for any person under this subparagraph 6 of this paragraph C. of this Article Fourth shall not be permitted to become effective until such resolution has been filed with and approved by the Securities and Exchange Commission under Section 19 of the Exchange Act. The Board, however, may not approve an exemption under ~~Section~~this subparagraph 6~~(b)~~: (i) for a registered broker or dealer or an Affiliate thereof (provided that, for these purposes, an Affiliate shall not be deemed to include an entity that either owns ten percent or less of the equity of a broker or dealer, or the broker or dealer accounts for one percent or less of the gross revenues received by the consolidated entity); or (ii) an individual or entity that is subject to a statutory disqualification under Section 3(a)(39) of the Exchange Act. The Board may approve an exemption for any other stockholder if the Board determines that granting such exemption would (A) not reasonably be expected to diminish the quality of, or public confidence in, Nasdaq or ~~The NASDAQ Stock Market LLC~~the Self-Regulatory Subsidiaries or the other operations of Nasdaq and its subsidiaries, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, ~~and~~ (B) promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system, and (C) promote the prompt and accurate clearance and settlement of securities transactions (and to the extent applicable, derivative agreements, contracts and transactions), assure the safeguarding of securities and funds in the custody or control of the Self-Regulatory Subsidiaries that are clearing agencies or securities and funds for which they are responsible, foster cooperation and coordination with persons engaged in the clearance and settlement of securities transactions, and remove impediments to and perfect the mechanism of a national system for the prompt and accurate clearance and settlement of securities transactions. For purposes of this provision, “Self-Regulatory Subsidiary” shall mean any subsidiary of Nasdaq that is a self-regulatory organization as defined under Section 3(a)(26) of the Exchange Act.

THE NASDAQ OMX GROUP, INC.    132

THE NASDAQ OMX GROUP, INC. ONE LIBERTY PLAZA 49TH FLOOR NEW YORK, NY 10006 ATTN: EDWARD DITMIRE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
SHAREHOLDER MEETING REGISTRATION: To vote and/or attend the meeting, go to the “shareholder meeting registration” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M69451-P45970	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THE NASDAQ OMX GROUP, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain
Nominees

1a.    Charlene T. Begley

1b.    Steven D. Black

1c.    Börje E. Ekholm

1d.    Robert Greifeld

1e.    Glenn H. Hutchins

1f.    Essa Kazim

1g.    John D. Markese

1h.    Ellyn A. McColgan

1i.     Thomas F. O’Neill

1j.     Michael R. Splinter

1k.    Lars R. Wedenborn

			☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

2.  To ratify the appointment of Ernst & Young LLP as NASDAQ OMX’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.  To approve the company’s executive compensation on an advisory basis.

4.  To approve the NASDAQ OMX Equity Incentive Plan, as amended and restated.

5.  To approve an amendment of NASDAQ OMX’s Amended and Restated Certificate of Incorporation to conform a provision to an analogous provision in NASDAQ OMX’s By-Laws.

NOTE: To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

								For ☐ ☐ ☐ ☐	Against ☐ ☐ ☐ ☐	Abstain ☐ ☐ ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M69452-P45970

THE NASDAQ OMX GROUP, INC.

Annual Meeting of Stockholders

May 7, 2014 4:00 PM CEST/10:00 AM EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Edward S. Knight and Joan C. Conley, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE NASDAQ OMX GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 PM, CEST on 5/7/2014, at NASDAQ OMX’s offices located at Tullvaktsvägen 15, 115 56 Stockholm, Sweden, and any adjournment or postponement thereof. Alternately, stockholders may join the meeting by live videoconference from NASDAQ MarketSite, Four Times Square, New York, New York 10036, at 10:00 AM, EDT. Directions: Available at http://ir.nasdaqomx.com/annuals.cfm.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side